As filed with the Securities and Exchange Commission on May 10, 2017
Registration No. 333-217163

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
(Exact name of registrant as specified in its charter)
Virginia	6022	20-1417448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
680 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Georgia S. Derrico
Chairman and Chief Executive Officer
Southern National Bancorp of Virginia, Inc.
680 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Mark C. Kanaly Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Jacob A. Lutz, III, Esq. Seth A. Winter, Esq. Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1490

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 10, 2017

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Fellow Shareholders:
The boards of directors of Southern National Bancorp of Virginia, Inc. (“SONA”) and Eastern Virginia Bankshares, Inc. (“EVBS”) have approved a strategic merger in which EVBS will merge with and into SONA. The combined company, which will retain the SONA name, is expected to have approximately $2.4 billion in assets, $2.0 billion in deposits and $1.8 billion in total loans. The combined company will operate offices throughout Virginia and Maryland and will be the seventh largest Virginia-based community bank with assets under $10 billion. We are sending you this document to ask you, as a SONA and/or EVBS shareholder, to approve the merger.
In the merger, each share of EVBS common and preferred stock will be converted into the right to receive 0.6313 shares of SONA common stock. Although the number of shares of SONA common stock that EVBS shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SONA common stock and will not be known at the time the EVBS shareholders vote on the merger. Based on the average closing sale price for SONA common stock on the NASDAQ Global Market for the ten trading days ended December 12, 2016 ($15.39), the last trading day before public announcement of the merger, the 0.6313 exchange ratio represented approximately $9.72 in value for each share of EVBS common and preferred stock. The most recent reported closing sale price for SONA common stock on May 9, 2017 was $17.63. The most recent reported closing sale price for EVBS common stock on May 9, 2017 was $11.09. Based on the exchange ratio and the number of shares of EVBS common and preferred stock outstanding and reserved for issuance under various stock incentive plans and agreements, the maximum number of shares of SONA common stock offered by SONA and issuable in the merger is 11,694,700. We urge you to obtain current market quotations for SONA (trading symbol “SONA”) and EVBS (trading symbol “EVBS”).
Your vote is very important. We are holding special meetings of our respective shareholders to obtain approval of the merger agreement and related plan of merger and related matters as described in the attached joint proxy statement/prospectus, including with respect to both SONA and EVBS, approval, on a non-binding, advisory basis, certain compensation proposals. Approval of the merger agreement and related plan of merger requires the affirmative vote of the holders of more than two thirds of the outstanding shares of SONA common stock, and the affirmative vote of the holders of a majority of the outstanding shares of EVBS common stock. Both the SONA and EVBS compensation proposals, each to be approved on an advisory basis only, require the affirmative vote of a majority of the outstanding shares of SONA and EVBS common stock, as applicable.
Whether or not you plan to attend the SONA or EVBS special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person.
The boards of directors of SONA and EVBS unanimously recommend that you vote “FOR” approval of the merger agreement and the related plan of merger and “FOR” the other matters to be considered at each special meeting.

This joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger, and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 26. You can also obtain information about SONA and EVBS from documents that each has filed with the Securities and Exchange Commission.
Thank you for your support.

Georgia S. Derrico Chairman and Chief Executive Officer Southern National Bancorp of Virginia, Inc.	Joe A. Shearin President and Chief Executive Officer Eastern Virginia Bankshares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either SONA or EVBS, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated            , 2017 and is first being mailed to shareholders of SONA and EVBS on or about            , 2017.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on June 21, 2017
A special meeting of the shareholders of Southern National Bancorp of Virginia, Inc. (“SONA”) will be held at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033, at 3:00 p.m. local time, on Wednesday, June 21, 2017 for the following purposes:
1.
To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 13, 2016, between SONA and Eastern Virginia Bankshares, Inc. (“EVBS”), as amended on March 8, 2017 and April 5, 2017, including the related Plan of Merger (together, the “merger agreement”), pursuant to which EVBS will merge with and into SONA, as more fully described in the accompanying joint proxy statement/prospectus (the “SONA merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the SONA merger proposal (the “SONA adjournment proposal”).

3.
To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to SONA’s named executive officers in connection with the merger (the “SONA compensation proposal”).

4.
To transact such other business as may properly come before the meeting and any adjournments thereof.

All holders of record of SONA common stock at the close of business on April 24, 2017 are entitled to notice of and to vote at the meeting and any adjournments thereof.
By Order of the Board of Directors,

Georgia S. Derrico
Chairman and Chief Executive Officer
           , 2017
The SONA board of directors unanimously recommends that you vote “FOR” the SONA merger proposal, “FOR” the SONA compensation proposal, and “FOR” the SONA adjournment proposal.
Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.
The attached joint proxy statement/prospectus describes the terms and conditions of the merger agreement and includes the complete text of the merger agreement as Appendix A. We urge you to read the enclosed materials carefully for a complete description of the merger agreement and the merger. The accompanying joint proxy statement/prospectus forms a part of this notice.

EASTERN VIRGINIA BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on June 21, 2017
A special meeting of the common shareholders of Eastern Virginia Bankshares, Inc. (“EVBS”) will be held at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033, at 3:00 p.m. local time, on Wednesday, June 21, 2017 for the following purposes:
1.
To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc. (“SONA”) and EVBS, as amended on March 8, 2017 and April 5, 2017, including the related Plan of Merger (together, the “merger agreement”), pursuant to which EVBS will merge with and into SONA, as more fully described in the accompanying joint proxy statement/prospectus (the “EVBS merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.
To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to EVBS’s named executive officers in connection with the merger (the “EVBS compensation proposal”).

3.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the EVBS merger proposal (the “EVBS adjournment proposal”).

4.
To transact such other business as may properly come before the meeting and any adjournments thereof.

All holders of record of EVBS common stock at the close of business on April 24, 2017 are entitled to notice of and to vote at the meeting and any adjournments thereof.
By Order of the Board of Directors,

W. Rand Cook
Chairman of the Board of Directors
           , 2017
The EVBS board of directors unanimously recommends that you vote “FOR” the EVBS merger proposal, “FOR” the EVBS compensation proposal and “FOR” the EVBS adjournment proposal.
Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.
The attached joint proxy statement/prospectus describes the terms and conditions of the merger agreement and includes the complete text of the merger agreement as Appendix A. We urge you to read the enclosed materials carefully for a complete description of the merger agreement and the merger. The accompanying joint proxy statement/prospectus forms a part of this notice.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about SONA and EVBS from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page    . This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of SONA at http://www.sonabank.com and the website of EVBS at http://www.evb.org or by requesting them in writing or by telephone at the contact information set forth below.
Southern National Bancorp of Virginia, Inc. 1002 Wisconsin Ave. N.W. Washington, D.C. 20007 Attention: Investor Relations Telephone: (202) 464-1130	Eastern Virginia Bankshares, Inc. 10900 Nuckols Road, Suite 325 Glen Allen, Virginia 23060 Attention: Investor Relations Telephone: (804) 443-8400
Information contained on the websites of SONA or EVBS, or any subsidiary of SONA or EVBS, does not constitute part of this joint proxy statement/prospectus and is not incorporated into other filings that SONA or EVBS makes with the SEC.
If you would like to request documents from SONA or EVBS, please do so by June 14, 2017 in order to receive timely delivery of the documents before the special meetings.
In this joint proxy statement/prospectus, Southern National Bancorp of Virginia, Inc. is referred to as “SONA” or the “Continuing Corporation” and Eastern Virginia Bankshares, Inc. is referred to as “EVBS.” The merger of EVBS with and into SONA is referred to as the “merger,” and the Agreement and Plan of Merger, dated as of December 13, 2016, between SONA and EVBS, as amended on March 8, 2017 and April 5, 2017, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (along with the articles of merger), is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this joint proxy statement/prospectus. SONA’s proposal to approve the merger agreement is referred to as the “SONA merger proposal.” SONA’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to SONA’s named executive officers in connection with the merger is referred to as the “SONA compensation proposal.” SONA’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the SONA merger proposal is referred to as the “SONA adjournment proposal.”
EVBS’s proposal to approve the merger agreement is referred to as the “EVBS merger proposal.” EVBS’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to EVBS’s named executive officers in connection with the merger is referred to as the “EVBS compensation proposal.” EVBS’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the EVBS merger proposal is referred to as the “EVBS adjournment proposal.” The special meeting of shareholders of SONA and the special meeting of shareholders of EVBS are sometimes referred to collectively as the “special meetings.”

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all of the information that is important to SONA and EVBS shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the appendices and other documents referred to herein.
Q:
What is the merger?

A:
SONA and EVBS have entered into the merger agreement whereby EVBS will merge with and into SONA, with SONA being the surviving corporation. As a result of the merger, EVBS shareholders will have the right to receive common stock of the Continuing Corporation in exchange for their EVBS common and/or preferred stock. Upon the effective date of the merger, SONA common stock, including the shares issued to former holders of EVBS common stock, will be the common stock of the Continuing Corporation. Accordingly, the stock consideration to be received by holders of EVBS common and preferred stock is referred to as “SONA common stock” as well as the common stock of the Continuing Corporation. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

We currently expect to complete the merger during the second quarter of 2017. Following completion of the merger, it is expected that EVB, EVBS’s wholly-owned bank subsidiary, will merge with and into Sonabank, SONA’s wholly-owned bank subsidiary, also during the second quarter of 2017 (referred to sometimes as the “bank merger”).
Q:
What will EVBS shareholders receive in the merger?

A:
In the proposed merger, holders of EVBS’s common stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS common stock. In addition, the holders of shares of EVBS non-voting mandatorily convertible non-cumulative preferred stock, Series B, par value $2.00 per share, or EVBS preferred stock, will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS preferred stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. SONA shareholders will continue to own their existing shares, which will not be affected by the merger.

Q:
Why am I receiving these materials?

A:
SONA and EVBS are each holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of SONA common stock or EVBS common stock at the special meetings. SONA and EVBS common shareholders will be asked in separate company proposals to approve the SONA merger proposal and the EVBS merger proposal, respectively. SONA and EVBS shareholders will also be asked to approve their respective compensation proposals.

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the SONA or EVBS special meeting, as applicable. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
By mail.   You may vote before the SONA or EVBS special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone.   If you are a record holder of SONA common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website www.investorvote.com/sona or by calling 1-800-652-VOTE (8683). When you are prompted for your

“control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on June 20, 2017.
If you are a record holder of EVBS common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website www.voteproxy.com or by calling 1-800-PROXIES (1-800-766-9437). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on June 20, 2017.
In Person.   You may also cast your vote in person at the respective company’s special meeting. See below for the date, time and place of the SONA and EVBS special meetings. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the special meetings will need to present a proxy from the entity that holds the shares.
Q:
If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
Your broker or other nominee does not have authority to vote on the proposals described in this joint proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:
When and where is the SONA special meeting of shareholders?

A:
The special meeting of SONA shareholders will be held at 3:00 p.m. local time, on Wednesday, June 21, 2017 at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033.

Q:
When and where is the EVBS special meeting of shareholders?

A:
The special meeting of EVBS common shareholders will be held at 3:00 p.m. local time, on Wednesday, June 21, 2017 at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033.

Q:
What vote is required to approve each proposal at the SONA special meeting?

A:
The SONA merger proposal requires the affirmative vote of more than two thirds of the outstanding shares of SONA common stock entitled to vote on the proposal.

The SONA compensation proposal, to be approved on an advisory basis only, requires the affirmative vote of at least a majority of the shares of SONA common stock voted on the proposal.
The SONA adjournment proposal requires the affirmative vote of at least a majority of the shares of SONA common stock voted on the proposal, whether or not a quorum is present.
Q:
What vote is required to approve each proposal at the EVBS special meeting?

A:
The EVBS merger proposal requires the affirmative vote of a majority of the outstanding shares of EVBS common stock entitled to vote on the proposal.

The EVBS compensation proposal, to be approved on an advisory basis only, requires the affirmative vote of at least a majority of the shares of EVBS common stock voted on the proposal.
The EVBS adjournment proposal requires the affirmative vote of at least a majority of the shares of EVBS common stock voted on the proposal, whether or not a quorum is present.
Q:
What if I do not vote on the merger proposals?

A:
If you are a SONA shareholder.   With respect to the SONA merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the SONA merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the SONA merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the SONA merger proposal, your proxy will be counted as a vote in favor of the proposals.
If you are an EVBS common shareholder.   With respect to the EVBS merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the EVBS merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the EVBS merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the EVBS merger proposal, your proxy will be counted as a vote in favor of the proposal.
Q:
May I change my vote after I have delivered my proxy card or voting instructions?

A:
Yes. If you are a shareholder of record of common stock, you may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•
by sending a notice of revocation to either the SONA corporate secretary or the EVBS corporate secretary, as the case may be;

•
by sending a completed proxy card bearing a later date than your original proxy card;

•
by voting via the Internet or telephone any time after delivering your proxy card or voting instructions via the Internet or telephone; or

•
by attending the SONA or EVBS special meeting and voting in person; your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the applicable special meeting.
If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information regarding how to change your vote.
Q:
What would happen if either SONA shareholders or EVBS common shareholders do not approve the applicable compensation proposal?

A:
Neither approval of the SONA compensation proposal nor the approval of EVBS compensation proposal is a condition to completion of the merger. The vote on these proposals are advisory votes and will not be binding on SONA, EVBS or the Continuing Corporation regardless of whether the merger proposals are approved. Accordingly, if the merger is approved and completed, certain of SONA’s and EVBS’s named executive officers, as applicable, will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the SONA shareholders and the EVBS common shareholders.

Q:
What are the material U.S. federal income tax consequences of the merger to EVBS shareholders?

A:
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Alston & Bird LLP has delivered to SONA, and Troutman Sanders LLP has delivered to EVBS, their respective opinions that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences” (page   ), the merger will qualify as a reorganization. Accordingly, a holder of EVBS common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of EVBS common stock and EVBS preferred stock for shares of SONA common stock pursuant to the merger. However, EVBS common and preferred shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of SONA common stock they would otherwise be entitled to receive. It is a condition to SONA’s and EVBS’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service (the “IRS”) or the courts, which could take a contrary view. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page    . Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.
Q:
Do I have dissenters’ or appraisal rights?

A:
No. Under Virginia law, shareholders of SONA and EVBS are not entitled to exercise dissenters’ or appraisal rights in connection with the merger.

Q:
If I am an EVBS shareholder with shares represented by stock certificates, should I send in my EVBS stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

If you are a holder of EVBS stock, you will receive written instructions from the exchange agent within five business days after the merger is completed on how to exchange your EVBS stock certificates for shares of SONA common stock issued in book-entry form or, if you elect, a SONA stock certificate, and your check in lieu of any fractional shares of SONA common stock.
Q:
What should I do if I hold my shares of EVBS common stock in book-entry form?

A:
After the completion of the merger, SONA will send you instructions on how to exchange your shares of EVBS common stock held in book-entry form for shares of common stock of the Continuing Corporation in book-entry form and receive your check in lieu of fractional shares of common stock of the Continuing Corporation.

Q:
What happens if I sell or transfer ownership of shares of EVBS common stock after the record date for the EVBS special meeting?

A:
The record date for the EVBS special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of EVBS common stock after the record date for the EVBS special meeting, but prior to completion of the merger, you will retain the right to vote at the EVBS special meeting, but the right to receive the merger consideration will transfer with the shares of EVBS common stock.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card:

•
if you are a SONA shareholder, you should contact SONA’s investor relations department by calling (703) 893-7400 or by writing to Southern National Bancorp of Virginia, Inc., 6830 Old Dominion Drive, McLean, Virginia 22101, Attention: Investor Relations. You may also obtain more information about the merger and the proxy materials by contacting SONA’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or by calling (800) 322-2885.

•
if you are an EVBS shareholder, you should contact EVBS’s investor relations department by calling (804) 443-8400 or by writing to Eastern Virginia Bankshares, Inc., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, Attention: Investor Relations.

•
If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus. We urge you to read carefully the joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page    . Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page    )
SONA and EVBS are proposing a combination of our companies through a merger of EVBS with and into SONA, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger during the second quarter of 2017. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.
If the merger is completed, it is expected that EVB, the wholly-owned subsidiary of EVBS, will merge with and into Sonabank, the wholly-owned bank subsidiary of SONA, following the merger with Sonabank being the surviving bank. The parties expect to complete the bank merger during the second quarter of 2017.
Consideration to be Received in the Merger by EVBS Shareholders (page    )
In the proposed merger, holders of EVBS common stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS common stock outstanding immediately prior to the effective date of the merger and cash in lieu of any fractional shares. In addition, the holders of shares of EVBS preferred stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS preferred stock outstanding immediately prior to the effective date of the merger and cash in lieu of any fractional shares.
The number of shares of common stock of the Continuing Corporation delivered for each share of EVBS common stock and EVBS preferred stock in the merger is referred to as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the average closing price of SONA’s common stock for the ten trading days ended December 12, 2016 ($15.39), the 0.6313 exchange ratio represented approximately $9.72 in value for each share of EVBS common and EVBS preferred stock or $178.3 million in the aggregate. Based on the average closing price of SONA’s common stock for the ten trading days ended May 9, 2017, the last trading day before the date of this joint proxy statement/prospectus, the 0.6313 exchange ratio represented approximately $11.35 in value for each share of EVBS common and EVBS preferred stock or $208.4 million in the aggregate. It is expected that existing holders of EVBS common stock and EVBS preferred stock will own approximately 48.6% of SONA’s common stock, on a fully diluted basis, after the merger.
Shares of SONA common stock held by SONA shareholders will remain unchanged in the merger. It is expected that existing holders of SONA common stock will own approximately 51.4% of SONA’s outstanding common stock, on a fully diluted basis, after the merger.
Treatment of EVBS Stock Options and Other Equity-Based Awards (page    )
Stock Options.   In the merger, each outstanding EVBS stock option will vest and be converted into and become an option to purchase shares of common stock of the Continuing Corporation, which will be adjusted (i) by multiplying the number of shares of common stock that may be purchased under the option by the exchange ratio and rounding down to the nearest share, and (ii) by dividing the per share exercise price of the option by the exchange ratio and rounding up to the nearest cent.
Restricted Stock Awards.   In the merger, each outstanding share of EVBS common stock subject to time-based or performance-based vesting restrictions granted under a EVBS stock plan will, pursuant to the terms of such grant, vest in full immediately prior to the merger and be converted into the right to receive unrestricted shares of common stock of the Continuing Corporation based on the exchange ratio.

Dividend Information (page    )
SONA is currently paying a quarterly cash dividend on shares of its common stock at a rate of  $0.08 per share. SONA has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the SONA board of directors considers relevant to the dividend decision process. EVBS currently pays a quarterly cash dividend on shares of its common stock at a rate of $0.03 per share.
Material U.S. Federal Income Tax Consequences (page    )
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Alston & Bird LLP has delivered to SONA, and Troutman Sanders LLP has delivered to EVBS, their respective opinions (Exhibits 8.1 and 8.2, respectively) that, for U.S. federal income tax purposes, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” (page    ), the merger will qualify as a reorganization. Additionally, it is a condition to SONA’s and EVBS’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, for U.S. federal income tax purposes, the merger generally will be tax-free to EVBS shareholders as to the shares of SONA common stock they receive in the merger. However, EVBS shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of SONA common stock they would otherwise be entitled to receive. We note that the opinions referenced herein will not bind the IRS or the courts, which could take a contrary view.
The tax consequences of the merger to you will depend on your own situation and the consequences described in this joint proxy statement/prospectus may not apply to you. EVBS shareholders will also be required to file certain information with their U.S. federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.
For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page    .
SONA’s Board of Directors Unanimously Recommends that SONA Shareholders Vote “FOR” the SONA Merger Proposal, “FOR” the SONA Compensation Proposal and “FOR” the SONA Adjournment Proposal (page    )
SONA’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of SONA and its shareholders and has approved the merger agreement. The SONA board of directors unanimously recommends that SONA shareholders vote “FOR” the SONA merger proposal, “FOR” the SONA compensation proposal and “FOR” the SONA adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the SONA board, including, among others: (i) the expectation that the merger will create a $2.4 billion-asset bank that will be the seventh largest Virginia-based community bank with assets under $10 billion; (ii) the belief that the merger will allow the combined company to more effectively and efficiently navigate the challenges and costs associated with becoming a larger financial institution; (iii) the expectation that the combined company will have increased resources to invest in future growth opportunities in comparison to SONA on a stand-alone basis; (iv) the complementary nature of EVBS’s business, operations and proficiencies with those of SONA; and (v) the opportunities for greater efficiencies from conducting SONA’s and EVBS’s operations as part of a single enterprise. For additional discussion of the factors considered by SONA’s board of directors in reaching its decision to approve the merger agreement, see “The Merger — SONA’s Reasons for the Merger; Recommendation of SONA’s Board of Directors.”

EVBS’s Board of Directors Unanimously Recommends that EVBS Shareholders Vote “FOR” the EVBS Merger Proposal, “FOR” the EVBS Compensation Proposal and “FOR” the EVBS Adjournment Proposal (page    )
EVBS’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of EVBS and its shareholders and has unanimously approved the merger agreement. The EVBS board of directors unanimously recommends that EVBS shareholders vote “FOR” the EVBS merger proposal, “FOR” the EVBS compensation proposal and “FOR” the EVBS adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the EVBS board, including, among others: (i) the expectation that the merger will create a $2.4 billion-asset bank that will be the seventh largest Virginia-based community bank under $10 billion in assets; (ii) EVBS’s historical financial performance, prospects for the future, projected financial results and alternatives for loan growth on a stand-alone basis, and the belief that the combined company will have increased resources and ability to accelerate growth in comparison to EVBS on a stand-alone basis; (iii) the potential for EVBS’s shareholders to benefit from the combined company’s expected profitability and potential for growth and stock appreciation; (iv) the ability to leverage the combination of EVBS’s strong core deposit base and retail franchise with SONA’s robust loan growth, and the expectation of enhanced geographic, industry and client diversity of the combined company; and (v) the expected increase in cash dividend payments to be received by EVBS’s shareholders as shareholders of the Continuing Corporation following the merger. For additional discussion of the factors considered by EVBS’s board of directors in reaching its decision to approve the merger agreement, see “The Merger — EVBS’s Reasons for the Merger; Recommendation of EVBS’s Board of Directors.”
Opinion of SONA’s Financial Advisor (page    )
In considering whether to approve the merger, SONA’s board of directors considered the opinion of its financial advisor, FIG Partners LLC (“FIG Partners”), which delivered to SONA’s board of directors its opinion on December 13, 2016 that based upon and subject to the various considerations set forth in its written opinion, the exchange ratio was fair to the shareholders of SONA from a financial point of view. A copy of FIG Partners’ written fairness opinion, dated December 13, 2016, is attached to this joint proxy statement/prospectus as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by FIG Partners in providing its opinion. The opinion of FIG Partners has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after December 13, 2016.
FIG Partners’ opinion is directed to SONA’s board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to SONA, and does not address any other aspect of the merger. FIG Partners’ opinion does not constitute a recommendation to any SONA shareholder as to how to vote or act with respect to the merger or any matter considered at the SONA special meeting.
Opinion of EVBS’s Financial Advisor (page    )
In connection with the merger, EVBS’s board of directors received the opinion of EVBS’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), which delivered to EVBS’s board of directors its oral opinion, which was subsequently confirmed in writing on December 13, 2016, to the effect that, as of such date, the exchange ratio was fair to the holders of EVBS common stock from a financial point of view. A copy of the written opinion, dated December 13, 2016, is attached to this joint proxy statement/prospectus as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion. The opinion of Sandler O’Neill has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after December 13, 2016.
Sandler O’Neill’s opinion is directed to EVBS’s board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of EVBS common stock, and does not address any other aspect of the merger. Sandler O’Neill’s opinion does not constitute a recommendation to any EVBS shareholder as to how to vote or act with respect to the merger or any matter considered at the EVBS special meeting.

The Parties to the Merger (pages     and    )
Southern National Bancorp of Virginia, Inc.
Southern National Bancorp of Virginia, Inc. is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and nine branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.
While SONA offers a wide range of commercial banking services, it focuses on making loans secured primarily by commercial real estate and other types of secured and unsecured commercial loans to small and medium-sized businesses in a number of industries, as well as loans to individuals for a variety of purposes. SONA is a leading Small Business Administration (SBA) lender among Virginia community banks and also invests in real estate-related securities, including collateralized mortgage obligations and agency mortgage backed securities. SONA’s principal sources of funds for loans and investing in securities are deposits and, to a lesser extent, borrowings. SONA offers a broad range of deposit products, including checking (NOW), savings, money market accounts and certificates of deposit. SONA actively pursues business relationships by utilizing the business contacts of its senior management, other bank officers and its directors, thereby capitalizing on its knowledge of our local market areas.
SONA had, on a consolidated basis, total assets of  $1.2 billion, total loans, net of deferred fees, of $974.2 million, total deposits of  $857.5 million and stockholders’ equity of  $128.3 million at March 31, 2017.
The principal executive offices of SONA are located at 6830 Old Dominion Drive, McLean, Virginia 22101, and its telephone number is (703) 893-7400.
Eastern Virginia Bankshares, Inc.
Eastern Virginia Bankshares, Inc. is the bank holding company for EVB, a Virginia state chartered bank. EVB is a community bank targeting small to medium-sized businesses and consumers in its traditional coastal plain markets and the emerging suburbs outside of the Richmond, Tidewater, and southern Virginia areas. EVB operates twenty-four full service branches, two drive-in facilities and one loan production office located in the following cities and counties in eastern Virginia: Chesterfield, Colonial Heights, Essex, Gloucester, Hampton, Hanover, Henrico, King William, Lancaster, Middlesex, Newport News, New Kent, Northumberland, Southampton, Surry, Sussex and Williamsburg.
EVBS provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. EVBS complements its lending operations with an array of retail and commercial deposit products and fee-based services. EVBS’s services are delivered locally by well-trained and experienced bankers, empowered to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of its markets for over 100 years, EVBS has established relationships with and an understanding of its customers.
EVBS had total assets of approximately $1.4 billion, total loans of approximately $1.1 billion, total deposits of approximately $1.1 billion and shareholders’ equity of approximately $132.9 million at March 31, 2017.
The principal executive offices of EVBS are located at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, and its telephone number is (804) 443-8400.
Regulatory Approvals (page    )
SONA and EVBS cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia State Corporation Commission (the “Virginia SCC”). As of the date of this joint proxy statement/prospectus, we have received the approval of both the Federal Reserve and the Virginia SCC.

Conditions to Completion of the Merger (page    )
SONA’s and EVBS’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:
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approval of the SONA merger proposal by SONA shareholders and the approval of the EVBS merger proposal by EVBS shareholders;

•
approval of the merger by the necessary federal and state regulatory authorities (which we have received as of the date of this joint proxy statement/prospectus);

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the effectiveness of SONA’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

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authorization from the NASDAQ Stock Market for the listing on the NASDAQ Global Market of the shares of common stock of SONA to be issued in the merger;

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the absence of any order, decree or injunction of any court or governmental authority that enjoins or prohibits the completion of the merger;

•
the effectiveness of employment agreements with respect to the employment following the merger of Ms. Derrico and Messrs. Shearin, Sothen, Porter and Baker;

•
the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement (subject to certain limited exceptions);

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the other party’s performance in all material respects of its obligations under the merger agreement, and EVBS’s performance in all respects of its obligations related to employee benefit plans under the merger agreement;

•
the receipt by SONA of certain general releases of claims from Messrs. Porter and Baker and Ms. Derrico; and

•
the receipt by each party from its outside legal counsel of a written tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Where the merger agreement and/or law permits, SONA and EVBS could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
Timing of the Merger (page    )
SONA and EVBS expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective special meetings of SONA and EVBS. We currently expect to complete the merger during the second quarter of 2017. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.
Interests of Certain SONA Directors and Executive Officers in the Merger (page    )
Some of the directors and executive officers of SONA may have interests in the merger that differ from, or are in addition to, their interests as shareholders of SONA. These interests exist because of, among other things, change in control agreements that provide certain officers with lump sum cash payments following a change in control (defined to include the completion of the merger), certain supplemental executive retirement plans and arrangements to continue as employees and directors of SONA and Sonabank following the merger. These interests include the following:
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Cash payments payable to each of Ms. Derrico, Mr. Porter and Mr. Baker upon completion of the merger equal to a multiple (three times for Ms. Derrico, two times for Mr. Porter and 1.5 times for Mr. Baker) of the sum of his or her annual base salary and the bonus paid by SONA for the year prior to the year in which termination occurs, with an approximate value to each of Ms. Derrico, Mr. Porter and Mr. Baker of  $2,213,720, $1,001,550 and $335,040, respectively, assuming in each case that the the merger was completed on April 1, 2017.
•
Accelerated vesting (but not accelerated payment) of the normal retirement benefit under each of Ms. Derrico’s and Mr. Porter’s supplemental executive retirement agreement with SONA, with such accelerated vesting having an approximate value to each of Ms. Derrico and Mr. Porter of $673,420 and $478,875 respectively, assuming in both cases the merger was completed on April 1, 2017.

•
A new employment agreement between SONA, Sonabank and Ms. Derrico pursuant to which Ms. Derrico will serve as Executive Chairman of SONA’s and Sonabank’s board of directors and as Executive Chairman of SONA and Sonabank upon completion of the merger and will receive, among other benefits, an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation.

•
A new employment agreement between SONA, Sonabank and Mr. Porter pursuant to which Mr. Porter will serve as Executive Vice Chairman of SONA’s and Sonabank’s boards of directors and as Executive Vice Chairman of SONA and Sonabank upon completion of the merger and will receive, among other benefits, an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation.

•
A new employment agreement between SONA, Sonabank and Mr. Baker pursuant to which Mr. Baker will serve as co-chief credit officer of SONA and Sonabank upon completion of the merger and will receive, among other benefits, an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation.

The members of the SONA board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger — Interests of Certain SONA Directors and Executive Officers in the Merger”, on page    .
Interests of Certain EVBS Directors and Executive Officers in the Merger (page    )
Some of the directors and executive officers of EVBS have interests in the merger that differ from, or are in addition to, their interests as shareholders of EVBS. These interests exist because of, among other things, employment agreements that the officers entered into with EVBS, rights that these officers and directors have under EVBS’s benefit plans including equity plans (i.e., the acceleration of vesting of restricted stock awards), the supplemental executive retirement plan and the executive severance plan, arrangements to continue as employees and directors of SONA and Sonabank following the merger (including potential arrangements), and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests include the following, which have been calculated where applicable using assumptions set forth in “The Merger — Interests of Certain EVBS Directors and Executive Officers in the Merger”, on page    .
•
A new employment agreement between SONA, Sonabank and Joe A. Shearin, pursuant to which Mr. Shearin will serve as president and chief executive officer of SONA and Sonabank upon completion of the merger and will receive, among other benefits, an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation. In addition, under Mr. Shearin’s new employment agreement with SONA and Sonabank, Mr. Shearin would be entitled to certain change in control benefits if his employment terminates in certain circumstances within one year following the merger, subject to potential reduction under a modified Section 280G cutback provision. Mr. Shearin will not receive any change in control benefits under his existing EVBS employment agreement in connection with the merger, but he will receive accelerated vesting of his restricted stock awards with an approximate value of  $556,094 and accelerated vesting (but not accelerated payment) of the normal retirement benefit under the EVBS supplemental executive retirement plan with an approximate value of $874,005, discounted to present value, assuming in both cases the merger was completed on April 1, 2017.

•
A new employment agreement between SONA, Sonabank and J. Adam Sothen, pursuant to which Mr. Sothen will serve as chief financial officer of SONA and Sonabank upon completion of the merger and will receive, among other benefits, an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation. Mr. Sothen will not receive any change in control benefits under the EVBS executive severance plan, but he will receive accelerated vesting of his restricted stock awards with an approximate value of $149,776, assuming the merger was completed on April 1, 2017.

•
The assumption by SONA of the employment agreement between EVBS and James S. Thomas, which provides for certain change in control benefits if his employment terminates in certain circumstances within one year following the merger. The total value of change in control benefits to which Mr. Thomas would be entitled under his employment agreement with EVBS is approximately $473,126, assuming the merger was completed and a qualifying termination of employment occurred on April 1, 2017. In addition, Mr. Thomas will receive accelerated vesting of his restricted stock awards with an approximate value of  $149,776, assuming the merger was completed on April 1, 2017. Such payments and benefits would be reduced to the extent necessary to avoid imposition of an excise tax under Section 280G and Section 4999 of the Code.

•
The assumption by SONA of the employment agreement between EVBS and Mark C. Hanna, which provides for certain change in control benefits if his employment terminates in certain circumstances within one year following the merger. The total value of change in control benefits to which Mr. Hanna would be entitled under his employment agreement with EVBS is approximately $459,000, assuming the merger was completed and a qualifying termination of employment occurred on April 1, 2017. In addition, Mr. Hanna will receive accelerated vesting of his restricted stock awards with an approximate value of  $45,540 and accelerated vesting (but not accelerated payment) of the normal retirement benefit under the EVBS supplemental executive retirement plan with an approximate value of  $367,015, discounted to present value, assuming in both cases the merger was completed on April 1, 2017.

•
The assumption by SONA of the EVBS executive severance plan, which provides for certain change in control benefits if a participating executive’s employment terminates in certain circumstances within one year following the merger. The total value of change in control benefits to which Douglas R. Taylor would be entitled under the EVBS executive severance plan is approximately $163,091, assuming the merger was completed and a qualifying termination of employment occurred on April 1, 2017. The total value of change in control benefits to which the three other participating EVBS executive officers would be entitled under the executive severance plan is approximately $498,793 in the aggregate, assuming the merger was completed and a qualifying termination of employment occurred with regard to each of these executive officers on April 1, 2017.

•
Accelerated vesting of shares of EVBS common stock held by Douglas R. Taylor with an approximate value of  $149,776 and accelerated vesting of shares of EVBS common stock held by three other EVBS executive officers who are not named executive officers, with an approximate value of  $320,804 in the aggregate, assuming in both cases the merger was completed on April 1, 2017.

•
The appointment, as provided under the terms of the merger agreement, of five current directors of EVBS (Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson) to become directors of SONA and Sonabank following the merger and one observer (J. Mikesell Thomas) to SONA’s and Sonabank’s board of directors following the merger. Non-employee members of the board of directors of SONA currently receive an annual retainer of  $25,000 each and the chairman of each board committee currently receives an annual retainer of  $27,000, in each case payable quarterly, and also participate in a stock matching program pursuant to which SONA funds the purchase of additional shares of SONA common stock on behalf of a director in an amount equal to 66% of the shares of SONA common stock otherwise purchased by the director, up to an annual value of  $10,000 per director.

•
SONA has agreed to indemnify any officer or director of EVBS who has rights to indemnification from EVBS or any of its subsidiaries to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and EVBS’s or its subsidiaries’ organizational documents after the effective date of the merger. SONA has also agreed to purchase a six year “tail” prepaid policy, on the same terms as EVBS’s existing directors’ and officers’ liability insurance, for the current officers and directors of EVBS, subject to a cap on the cost of such policy equal to 300% of EVBS’s last annual premium paid.

The members of the EVBS board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger — Interests of Certain EVBS Directors and Executive Officers in the Merger”, on page    .
No Solicitation (page    )
SONA and EVBS have agreed that each party will not directly or indirectly:
•
initiate, solicit, endorse or encourage or facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to any “acquisition proposal” (as defined in the merger agreement); or

•
furnish any confidential or nonpublic information relating to an acquisition proposal; or

•
engage or participate in any negotiations or discussions concerning an acquisition proposal.

The merger agreement does not, however, prohibit SONA or EVBS from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination of the Merger Agreement (page    )
The merger agreement may be terminated, and the merger abandoned, by SONA and EVBS at any time before the merger is completed by the mutual consent in writing of SONA and EVBS. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:
•
by either SONA or EVBS, evidenced by written notice, if the merger has not been completed by November 30, 2017, unless the failure to complete the merger by such time was caused by a failure to perform an obligation under the merger agreement by the terminating party and such failure to perform constitutes a breach of the merger agreement;

•
by either SONA or EVBS if any required regulatory approval has been denied by the relevant governmental authority and such denial has become final and nonappealable or any governmental authority of competent jurisdiction has issued an injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in the merger agreement;

•
by either SONA or EVBS if there is any breach or inaccuracy by the other party of any representation or warranty contained in the merger agreement which breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the merger as a result of such breach or inaccuracy, provided that the terminating party is not then in breach of any representation or warranty or covenant or agreement in the merger agreement;

•
by either SONA or EVBS if there is a material breach by the other party of any covenant or agreement contained in the merger agreement which material breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period, provided that the terminating party is not then in breach of any representation or warranty or covenant or agreement in the merger agreement;

•
by SONA at any time before the holders of EVBS common stock approve the merger agreement and the merger if  (i) EVBS fails to recommend to the EVBS shareholders that they approve the EVBS merger proposal; (ii) EVBS’s board of directors withholds, withdraws or modifies in any manner adverse to SONA, or proposes publicly to withhold, withdraw or modify in any manner adverse to SONA, the approval, recommendation or declaration of advisability with respect to the EVBS merger proposal or any the transactions contemplated by the merger agreement; or (iii) EVBS fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the EVBS merger proposal or its obligations regarding the non-solicitation of other competing offers;
•
by either SONA or EVBS if EVBS common shareholders do not approve the EVBS merger proposal at the EVBS special meeting;

•
by EVBS at any time before the holders of SONA common stock approve the SONA merger proposal if  (i) SONA fails to recommend to the SONA shareholders that they approve the SONA merger proposal; (ii) SONA’s board of directors withholds, withdraws or modifies in any manner adverse to EVBS, or proposes publicly to withhold, withdraw or modify in any manner adverse to EVBS, the approval, recommendation or declaration of advisability with respect to the SONA merger proposal or any the transactions contemplated by the merger agreement; or (iii) SONA fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the SONA merger proposal or its obligations regarding the non-solicitation of other competing offers;

•
by either EVBS or SONA if SONA shareholders do not approve the SONA merger proposal at the SONA special meeting;

•
by SONA if the board of directors of SONA determines to enter into of a definitive agreement to accept a “superior proposal” (as defined in the merger agreement), provided that SONA pays to EVBS the termination fee described below; or

•
by EVBS if the board of directors of EVBS determines to enter into of a definitive agreement to accept a superior proposal, provided EVBS pays to SONA the termination fee described below.

Termination Fee and Expenses (page    )
SONA or EVBS must pay the other a termination fee of  $7.5 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this joint proxy statement/prospectus. See “The Merger Agreement — Termination Fee” on page     and in Article 7 of the merger agreement.
In general, whether or not the merger is completed, SONA and EVBS will each pay its respective costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.
The SONA Special Meeting (page    )
The SONA special meeting will be held on Wednesday, June 21, 2017 at 3:00 p.m. local time, at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033.
At the special meeting, the shareholders of SONA will be asked to vote on the following matters:
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the SONA merger proposal;

•
the SONA compensation proposal; and

•
the SONA adjournment proposal.

The EVBS Special Meeting (page    )
The EVBS special meeting will be held on Wednesday, June 21, 2017 at 3:00 p.m. local time, at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033.

At the special meeting, the common shareholders of EVBS will be asked to vote on the following matters:
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the EVBS merger proposal;

•
the EVBS compensation proposal; and

•
the EVBS adjournment proposal.

Record Date and Votes Required — SONA Special Meeting (page    )
You can vote at the SONA special meeting of shareholders if you owned SONA common stock at the close of business on April 24, 2017. On that date, SONA had 12,330,043 shares of common stock outstanding and entitled to vote. For each proposal presented at the SONA special meeting, a shareholder can cast one vote for each share of SONA common stock owned on the record date.
The votes required to approve the proposals at the SONA special meeting are as follows:
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The SONA merger proposal requires the affirmative vote of more than two thirds of the outstanding shares of SONA common stock present and entitled to vote on the proposal.

•
Approval of the SONA compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares of SONA common stock voted on the proposal.

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The SONA adjournment proposal requires the affirmative vote of a majority of the shares of SONA common stock voted on the proposal, whether or not a quorum is present.

Record Date and Votes Required — EVBS Special Meeting (page    )
You can vote at the EVBS special meeting of common shareholders if you owned EVBS common stock at the close of business on April 24, 2017. On that date, EVBS had 13,117,393 shares of common stock outstanding and entitled to vote. For each proposal presented at the EVBS special meeting, a shareholder can cast one vote for each share of EVBS common stock owned on the record date.
The votes required to approve the proposals at the EVBS special meeting are as follows:
•
The EVBS merger proposal requires the affirmative vote of a majority of the outstanding shares of EVBS common stock present and entitled to vote on the proposal.

•
Approval of the EVBS compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares of EVBS common stock voted on the proposal.

•
The EVBS adjournment proposal requires the affirmative vote of a majority of the shares of EVBS common stock voted on the proposal, whether or not a quorum is present.

Affiliate Agreements and Voting by SONA and EVBS Directors and Executive Officers (page    )
Each of SONA’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all shares of SONA common stock over which he or she has sole voting and investment power (except, with respect to Ms. Derrico and Mr. Porter only, shares jointly owned by them and over which they have shared voting and investment power) in favor of the SONA merger proposal. As of April 24, 2017, the record date for the SONA special meeting, directors and executive officers of SONA and their affiliates owned and are entitled to vote 1,252,304 shares of SONA common stock, or approximately 10.2% of the total voting power of the shares of SONA common stock outstanding on that date, of which 1,149,738 shares or 9.3% of the total voting power of the shares of SONA common stock outstanding on that date are subject to an affiliate agreement.
Each of EVBS’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of his or her shares of EVBS common stock over which he or she has sole voting and investment power in favor of the EVBS merger proposal. As of April 24, 2017, the record date for the

EVBS special meeting, directors and executive officers of EVBS and their affiliates owned and are entitled to vote 580,659 shares of EVBS common stock, or approximately 4.43% of the total voting power of the shares of EVBS common stock outstanding on that date, of which 538,935 shares or 4.11% of the total voting power of the shares of EVBS common stock outstanding on that date are subject to an affiliate agreement.
Voting Agreement and Election of Consideration by Certain Shareholders of EVBS (page    )
Castle Creek Capital Partners IV LP (“Castle Creek”) and GCP III EVB LLC (“GCP”) entered into a voting agreement and election of consideration (the “Voting Agreements”) with SONA and EVBS pursuant to which such shareholders agreed to vote all shares of EVBS common stock and EVBS preferred stock beneficially owned by them in favor of the EVBS merger proposal. Also pursuant to the Voting Agreements, the shareholders have agreed to elect to receive shares of SONA common stock for the shares of EVBS preferred stock held by the shareholders. As of April 24, 2017, the record date for the EVBS special meeting, Castle Creek and GCP are collectively entitled to vote 2,183,981 shares of EVBS common stock and 5,240,192 shares of EVBS preferred stock, or approximately 16.6% and 100.0% of the total voting power of the shares of EVBS common stock and EVBS preferred stock outstanding on that date, respectively, and all such shares of EVBS common stock and EVBS preferred stock are subject to the Voting Agreements.
Castle Creek and GCP, in their capacities as holders of EVBS preferred stock, have consented to the merger and are thereby precluded from asserting any appraisal or dissenters’ rights under Virginia law in connection with the merger.
For additional discussion of the voting and election agreement, see “The Merger Agreement — The Voting Agreement and Election of Consideration” on page    .
No Appraisal or Dissenters’ Rights (page    )
Under Virginia law, the common shareholders of SONA and EVBS are not entitled to appraisal or dissenters’ rights in connection with the merger.
Shareholders of SONA and EVBS Have Different Rights (page    )
SONA and EVBS are Virginia corporations governed by the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of SONA and EVBS shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, EVBS shareholders will become shareholders of SONA, and as such their shareholder rights will then be governed by SONA’s articles of incorporation and amended and restated bylaws, which we refer to as SONA’s bylaws, and by the Virginia SCA. The rights of shareholders of SONA differ in certain respects from the rights of shareholders of EVBS.
The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page    )
SONA will use the acquisition method of accounting to account for the merger.
Listing of SONA Common Stock (page    )
SONA will list the shares of common stock to be issued in the merger on the NASDAQ Global Market.
Market Prices and Share Information (page    )
SONA’s common stock is listed on the NASDAQ Global Market under the symbol “SONA” and EVBS’s common stock is listed on the NASDAQ Global Select Market under the symbol “EVBS.” The following table sets forth the closing sale prices per share of SONA common stock as reported on the NASDAQ Global Market and of EVBS common stock on the NASDAQ Global Select Market on December 12, 2016, the last trading day before we announced the signing of the merger agreement, and on May 9, 2017, the last trading day before the date of this joint proxy statement/prospectus.

	SONA Common Stock	EVBS Common Stock	Implied Value of One Share of EVBS Common and Preferred Stock
December 12, 2016	$15.61	$9.59	$9.85
May 9, 2017	$17.63	$11.09	$11.13
SONA cannot assure EVBS shareholders that its stock price will continue to trade at or above, as applicable, the prices shown in the table above. You should obtain current stock price quotations for SONA common stock and EVBS common stock from a newspaper, via the Internet or by calling your broker.
Risk Factors (page    )
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF SONA
The following table sets forth certain of SONA’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2016 and as of and for the three months ended March 31, 2017 and 2016. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2016, is derived from SONA’s audited consolidated financial statements. The consolidated financial information as of and for the three month periods ended March 31, 2017 and 2016 is derived from SONA’s unaudited consolidated financial statements. In SONA’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2017.
The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.
Southern National Bancorp of Virginia, Inc.
	March 31, 2017	March 31, 2016	2016	2015	2014	2013	2012
	(in thousands, except per share amounts)
Results of Operations:
Interest income	$12,545	$11,673	$48,947	$43,701	$38,091	$35,116	$37,561
Interest expense	2,654	1,962	8,633	7,077	4,673	4,668	5,828
Net interest income	9,891	9,711	40,314	36,624	33,418	30,448	31,733
Provision for loan losses	550	625	4,912	3,171	3,444	3,615	6,195
Net interest income after provision for loan losses	9,341	9,086	35,402	33,453	29,974	26,833	25,538
Noninterest income	(67)	501	2,820	3,781	2,364	1,753	5,595
Noninterest expenses	6,053	6,033	22,815	23,278	21,101	19,292	21,449
Income before income taxes	3,221	3,554	15,407	13,956	11,237	9,294	9,684
Income tax expense	1,167	989	5,095	4,667	3,754	3,036	3,115
Net income	$2,054	$2,565	$10,312	$9,289	$7,483	$6,258	$6,569
Per Share Data:
Earnings per share – Basic	$0.17	$0.21	$0.84	$0.76	$0.63	$0.54	$0.57
Earnings per share – Diluted	$0.16	$0.21	$0.83	$0.75	$0.63	$0.54	$0.57
Cash dividends paid per share	$0.08	$0.08	$0.32	$0.52	$0.60	$0.25	$0.25
Book value per share	$10.40	$9.89	$10.30	$9.78	$9.33	$9.20	$8.90
Tangible book value per share(1)	$9.48	$8.95	$9.37	$8.83	$8.36	$8.34	$8.00
Dividend payout ratio	47.06%	38.10%	38.10%	68.42%	95.24%	46.30%	43.86%
Weighted average shares outstanding – Basic	12,307,423	12,237,058	12,251,804	12,224,494	11,846,126	11,590,333	11,590,212
Weighted average shares outstanding – Diluted	12,611,090	12,402,299	12,426,783	12,330,431	11,927,083	11,627,445	11,596,176
Shares outstanding at end of period	12,330,043	12,244,943	12,263,643	12,234,443	12,216,669	11,590,612	11,590,212
Selected Performance Ratios and Other Data:
Return on average assets	0.73%	1.00%	0.95%	0.95%	0.94%	0.89%	0.97%
Return on average equity	6.57%	8.56%	8.37%	7.87%	6.76%	5.95%	6.40%
Yield on earning assets	4.76%	4.88%	4.86%	4.85%	5.24%	5.48%	6.15%
Cost of funds	1.18%	0.95%	1.00%	0.91%	0.75%	0.85%	1.11%
Net interest margin	3.75%	4.06%	4.00%	4.07%	4.60%	4.75%	5.19%
Efficiency ratio(2)	57.79%	57.94%	52.53%	57.64%	60.45%	60.78%	56.25%
Net charge-offs to average loans	0.05%	0.04%	0.53%	0.28%	0.51%	0.69%	1.04%
Allowance for loan losses to total non-covered loans	0.91%	1.04%	0.95%	1.06%	1.11%	1.42%	1.54%
Stockholders’ equity to total assets	10.90%	11.17%	11.06%	11.55%	12.43%	14.89%	14.25%
Financial Condition:
Total assets	$1,177,333	$1,084,270	$1,142,443	$1,036,107	$916,645	$716,185	$723,812
Total loans, net of deferred fees	974,222	870,639	930,415	829,425	703,472	546,058	530,151
Total deposits	896,217	857,538	912,982	825,294	742,425	540,359	550,977
Stockholders’ equity	128,288	121,156	126,344	119,636	113,979	106,614	103,176

(1)
Tangible book value per share is calculated by dividing stockholders’ equity less intangible assets by the number of outstanding shares of common stock.

(2)
Efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income, excluding any gains/losses on sales of securities, gains/write-downs on OREO, gains on acquisitions and gains on sale of loans.

SELECTED HISTORICAL FINANCIAL DATA OF EVBS
The following table sets forth certain of EVBS’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2016 and as of and for the three months ended March 31, 2017 and 2016. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2016, is derived from EVBS’s audited consolidated financial statements. The consolidated financial information as of and for the three month periods ended March 31, 2017 and 2016 is derived from EVBS’s unaudited consolidated financial statements. In EVBS’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2017.
The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

Eastern Virginia Bankshares, Inc.
	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Amounts in thousands, except for share and per share amounts)
Results of Operations
Interest and dividend income	$14,013	$12,654	$51,462	$47,964	$41,918	$42,024	$45,071
Interest expense	2,067	1,639	6,662	5,589	4,428	8,045	11,568
Net interest income	11,946	11,015	44,800	42,375	37,490	33,979	33,503
Provision for loan losses	—	17	17	—	250	1,850	5,658
Net interest income after provision for loan losses	11,946	10,998	44,783	42,375	37,240	32,129	27,845
Noninterest income	1,562	1,551	6,796	6,453	6,675	7,748	9,898
Noninterest expense	10,829	9,419	40,410	39,040	35,804	44,901	33,346
Income (loss) before income taxes	2,679	3,130	11,169	9,788	8,111	(5,024)	4,397
Income tax expense (benefit)	899	903	3,410	2,494	2,447	(2,392)	945
Net income (loss)	1,780	2,227	7,759	7,294	5,664	(2,632)	3,452
Effective dividend on preferred stock	—	—	—	386	1,948	1,504	1,500
Net income (loss) available to common shareholders	$1,780	$2,227	$7,759	$6,908	$3,716	$(4,136)	$1,952
Financial Condition
Assets	$1,446,601	$1,286,185	$1,398,593	$1,270,384	$1,181,972	$1,027,074	$1,075,553
Loans, net of unearned income	1,071,456	908,950	1,033,231	880,778	820,569	657,197	684,668
Investment securities	266,380	275,013	259,145	269,600	253,707	275,979	286,164
Deposits	1,146,655	998,880	1,051,361	988,719	939,254	834,462	838,373
Shareholders’ equity	132,943	130,514	131,200	126,275	134,274	132,949	99,711
Ratios
Return on average assets(1)	0.51%	0.70%	0.60%	0.57%	0.35%	-0.39%	0.18%
Return on average common shareholders’ equity(1)	6.52%	8.34%	7.00%	6.76%	3.96%	-4.98%	2.66%
Efficiency ratio(2)	78.08%	74.99%	78.71%	78.93%	80.99%	79.46%	79.09%
Common equity to total assets	7.70%	8.47%	7.84%	8.24%	8.35%	8.51%	7.04%
Tangible common equity / tangible assets	6.57%	7.19%	6.66%	6.94%	6.93%	7.06%	5.63%
Asset Quality:
Allowance for loan losses (ALL)	$10,952	$10,936	$11,270	$11,327	$13,021	$14,767	$20,338
Nonaccrual loans	$5,606	$6,616	$5,181	$6,175	$6,622	$11,018	$11,874
Loans past due 90 days and accruing interest	$1,272	$1,127	$1,341	$1,117	$53	$—	$—
Other real estate owned	$1,631	$898	$2,656	$520	$1,838	$800	$4,747
ALL to total outstanding loans	1.02%	1.20%	1.09%	1.29%	1.59%	2.25%	2.97%
ALL to nonaccrual loans	195.37%	165.31%	217.53%	183.43%	196.63%	134.03%	171.29%
NPAs to total outstanding loans and other real estate owned(3)	0.79%	0.95%	0.89%	0.89%	1.04%	1.80%	2.41%
Net charge-offs to average outstanding loans(1)	0.12%	0.18%	0.01%	0.20%	0.28%	1.11%	1.32%
Per Share Data:
Basic and diluted net income (loss) per common share	$0.10	$0.12	$0.42	$0.38	$0.22	$(0.45)	$0.32
Cash dividends paid per common share	$0.03	$0.02	$0.09	$0.06	$—	$—	$—
Market value per share	$10.48	$6.69	$10.45	$7.18	$6.47	$7.00	$5.40
Book value per common share	$8.59	$8.44	$8.47	$8.11	$7.67	$7.41	$12.56
Price to earnings ratio, diluted(4)	26.20	15.93	24.88	18.89	29.41	-15.56	16.88
Price to book value ratio	122.00%	79.27%	123.38%	88.53%	84.35%	94.47%	42.99%
Dividend payout ratio	30.94%	16.41%	21.26%	15.86%	n/a	n/a	n/a
Average common shares outstanding, basic	13,116,554	13,035,249	13,089,192	13,017,175	12,014,862	9,204,847	6,050,969
Average common shares outstanding, diluted	18,356,746	18,275,441	18,329,384	18,257,367	17,255,054	9,204,847	6,050,969

(1)
Ratios for the three months ended March 31, 2017 and 2016 are presented on an annualized basis.

(2)
The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of gains or losses.

(3)
NPAs consist of nonaccrual loans, loans past due 90 days and accruing interest and other real estate owned.

(4)
For the year to date period ending March 31, 2017, the calculation is based on diluted earnings per share for the three months ended March 31, 2017 plus diluted earnings per share for the second, third and fourth quarters of 2016. For the year to date period ending March 31, 2016, the calculation is based on diluted earnings per share for the three months ended March 31, 2016 plus diluted earnings per share for the second, third and fourth quarters of 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of SONA and EVBS after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet is presented as if the merger between SONA and EVBS had occurred on March 31, 2017, and the unaudited pro forma condensed combined income statements for the three month period ended March 31, 2017 and the year ended December 31, 2016 are presented as if the merger between SONA and EVBS had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. SONA is the acquirer for accounting purposes. SONA has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of EVBS. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.
A final determination of the acquisition consideration and fair values of EVBS assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of EVBS that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.
In connection with the plan to integrate the operations of SONA and EVBS following the completion of the merger, SONA and EVBS anticipate that nonrecurring charges, such as costs associated with system implementation, severance, and other costs related to exit or disposal activities will be incurred. Direct transaction-related expenses estimated at $16 million for the two companies are included in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:
•
The accompanying notes to the unaudited pro forma condensed combined financial statements;

•
SONA’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in SONA’s Form 10-K for the year ended December 31, 2016;

•
EVBS’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in EVBS’s Form 10-K for the year ended December 31, 2016; and

•
Other information pertaining to SONA and EVBS contained in or, with respect to SONA and EVBS, incorporated by reference into this joint proxy statement/prospectus. See “Selected Consolidated Historical Financial Data of SONA” and “Selected Consolidated Historical Financial Data of EVBS” included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 presents the consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of March 31, 2017:
•
EVBS’s preferred shares of 5,240,192 convert to 5,240,192 common shares at the same par value.

•
EVBS shares receive a fixed exchange ratio equal to 0.6313 shares of SONA common stock.

•
$16 million in total transaction related costs.

Consolidated Pro Forma Balance Sheet
(dollars in 000s)
	3/31/2017 SONA	3/31/2017 EVBS	Pro Forma Adjustments	3/31/2017 Combined Entity
	(as reported)	(as reported)		(Pro Forma)
ASSETS
Cash and cash equivalents:
Cash and due from financial institutions	$3,901	$4,797	$—	$8,698
Interest-bearing deposits in other financial institutions	31,518	16,648	(14,153)(a)	34,013
Federal funds sold	—	924	—	924
Total cash and cash equivalents	35,419	22,369	(14,153)	43,635
Securities available for sale, at fair value	4,238	230,593	—	234,831
Securities held to maturity, at amortized cost	89,003	26,230	860(b)	116,093
Restricted securities, at cost	8,917	9,557	—	18,474
Loans (net of deferred fees)	974,222	1,071,456	(23,004)(c)	2,022,674
Loan loss allowance	(8,678)	(10,952)	10,952(d)	(8,678)
Net loans	965,544	1,060,504	(12,052)	2,013,996
Equity investment in mortgage affiliate	4,150	587	—	4,737
Preferred investment in mortgage affiliate	2,555	750	—	3,305
Bank premises and equipment, net	8,083	23,965	—(n)	32,048
Goodwill	10,514	17,081	75,420(e)	103,015
Core deposit intangibles, net	825	477	8,389(f)	9,691
FDIC indemnification asset	1,920	—	—	1,920
Bank-owned life insurance	23,989	25,885	—	49,874
Other real estate owned	8,265	1,631	(460)(g)	9,436
Deferred tax assets, net	6,669	11,275	73(h)	18,017
Other assets	7,242	15,697	—	22,939
Total assets	$1,177,333	$1,446,601	$58,077	$2,682,011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing demand deposits	$101,674	$225,976	$—	$327,650
Interest-bearing deposits:
NOW accounts	26,287	308,479	—	334,766
Cash management accounts	10,252	—	—	10,252
Money market accounts	127,052	237,453	—	364,505
Savings accounts	53,949	110,429	—	164,378
Time deposits	577,003	264,318	—(o)	841,321
Total interest-bearing deposits	794,543	920,679	—	1,715,222
Total deposits	896,217	1,146,655	—	2,042,872
Federal funds purchased and repurchase agreements	—	5,460	—	5,460
Federal Home Loan Bank advances	116,000	123,890	—	239,890
Junior and senior subordinated debt	26,075	29,461	(2,578)(i)	52,958
Other liabilities	10,753	8,192	(3,467)(j)	15,478
Total liabilities	1,049,045	1,313,658	(6,045)	2,356,658
Stockholders’ equity:
Preferred stock	—	10,480	(10,480)(k)	—
Common stock	123	25,919	(25,803)(k),(l)	239
Additional paid-in capital	105,544	49,336	147,613(k),(l),(m),(a)	302,493
Retained earnings	23,195	52,281	(52,281)(k)	23,195
Accumulated other comprehensive loss, net	(574)	(5,073)	5,073(k)	(574)
Total stockholders’ equity	128,288	132,943	64,122	325,353
Total liabilities and stockholders’ equity	$1,177,333	$1,446,601	$58,077	$2,682,011

Footnotes for Assumptions:
Fair Value and Transaction Adjustments:
(a)
Transaction costs:   There are certain transaction costs expected to be paid at closing which include change in control payments, costs related to the termination of the pension plan at EVBS, investment banking fees, retention bonuses, legal, and accounting expenses.

(b)
Fair value adjustment to held-to-maturity securities.

(c)
Fair value adjustment estimates on the loan portfolio.

(d)
Reversal of EVBS’s allowance for loan and lease losses in accordance with purchase accounting rules.

(e)
Fair value adjustment: Reversal of EVBS’s outstanding goodwill of  $17,081, plus estimated goodwill of $92,501 created from this business combination.

(f)
Fair value adjustment: Reversal of EVBS’s core deposit intangible asset of  $477, plus estimated core deposit intangible created of  $8,866.

(g)
Fair value adjustment on EVBS other real estate owned of  $460.

(h)
Fair value adjustment on purchase accounting adjustments at a 35% tax rate.

(i)
Fair value adjustment to junior subordinated debt issued based on analysis of current market yields.

(j)
Tax credit created from the deductible transaction costs noted in footnote a. Assumes a tax rate of 35%.

(k)
Elimination of EVBS’s stockholders’ equity representing conversion of all of EVBS’s common and convertible preferred shares into SONA’s common shares.

(l)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $0.01 par value of SONA’s common stock issued to effect the transaction.

(m)
Recognition of  $14,153 of transaction costs, net of tax on 70% of the cost. Assumes a tax rate of 35%.

(n)
A fair value adjustment is not made as the amount was not expected to be material and appraisals have been ordered.

(o)
No fair value adjustment has been recorded due to the short-term maturity structure of the EVBS time deposits.

Consolidated Pro Forma Statement of Income
(dollars in 000s)
	3/31/2017 SONA	3/31/2017 EVBS	Pro Forma Adjustments	3/31/2017 Combined Entity	12/31/2016 SONA	12/31/2016 EVBS	Pro Forma Adjustments	12/31/2016 Combined Entity
	(as reported)	(as reported)		(Pro Forma)	(as reported)	(as reported)		(Pro Forma)
Interest and Dividend Income:
Total interest and dividend income	$12,545	$14,013	$265(a)	$26,823	$48,947	$51,462	$1,061(a)	$101,470
Total interest expense	2,654	2,067	38(b)	4,759	8,633	6,662	151(b)	15,446
Net interest income	9,891	11,946	228	22,065	40,314	44,800	910	86,024
Less: Provision for Loan Losses	550	—	—	550	4,912	17	—	4,929
Net interest income after provision for loan losses	9,341	11,946	228	21,515	35,402	44,783	910	81,095
Noninterest Income:
Service charges and fees on deposit accounts	213	1,160	—	1,373	896	4,665	—	5,561
Income from bank-owned life insurance	163	150	—	313	700	635	—	1,335
Equity (loss) income from mortgage affiliate	(479)	(52)	—	(531)	1,109	154	—	1,263
Net gain on sale of bank premises and equipment	—	8	—	8	—	14	—	14
Gain on sale of available-for-sale securities, net	—	2	—	2	—	701	—	701
Other	36	294	—	330	115	627	—	742
Total noninterest income	(67)	1,562	—	1,495	2,820	6,796	—	9,616
Noninterest Expenses:
Salaries & benefits	2,898	5,790	—	8,688	11,675	22,497	—	34,172
Occupancy and equipment expenses	1,038	1,476	—	2,514	4,130	5,861	—	9,991
Amortization of core deposit intangible	49	48	146(c)	243	219	213	585(c)	1,017
Virginia franchise tax expense	111	254	—	365	387	931	—	1,318
FDIC assessment	137	198	—	335	543	707	—	1,250
Professional services	600	155	—	755	1,643	727	—	2,370
Telephone & communication expense	162	263	—	425	745	846	—	1,591
Change in FDIC indemnification asset	191	—	—	191	793	—	—	793
Net loss on other real estate owned	53	264	—	317	174	35	—	209
Merger expense	323	478	(801)(d)	—	429	617	(1,046)(d)	—
Other operating expense	491	1,903	—	2,394	2,076	7,976	—	10,052
Total noninterest expenses	6,053	10,829	(655)	16,227	22,815	40,410	(461)	62,764
Income before income taxes	3,221	2,679	882	6,782	15,407	11,169	1,371	27,947
Income tax expense	1,167	899	309(e)	2,375	5,095	3,410	480(e)	8,985
Net Income	$2,054	$1,780	$573	$4,407	$10,312	$7,759	$891	$18,962

Footnotes for Assumptions:
(a)
Accretion of loan discounts.

(b)
Amortization of fair value adjustment for the junior subordinated debt.

(c)
Amortization of Core Deposit Intangible.

(d)
Certain expenses were incurred during the quarter ended March 31, 2017 and fiscal year 2016 by both SONA and EVBS which were directly attributable to the upcoming transaction and are considered non-recurring.

(e)
Assumes an effective tax rate of 35%.

Pro Forma Purchase Price Allocation to the Fair Value of Assets Acquired and Liabilities Assumed
(dollars in 000s, except per share data)
Purchase Price:
EVBS common and preferred shares outstanding March 31, 2017		18,352,585
Price per share, based on 0.6313 exchange ratio and SONA’s closing stock price of $17.94 as of May 5, 2017		$11.32
Total pro forma purchase price		$207,751
Fair value of assets acquired:
Cash and cash equivalents	$22,369
Investment securities	267,240
Loans	1,048,452
Bank premises and equipment, net	23,965
Core deposit intangibles, net	8,866
Bank-owned life insurance	25,885
Other real estate owned	1,171
Deferred tax assets, net	11,348
Other assets	17,034
Total assets	1,426,330
Fair value of liabilities assumed:
Total deposits	1,146,655
Federal funds purchased and repurchase agreements	5,460
Federal Home Loan Bank advances	123,890
Junior and senior subordinated debt	26,883
Other liabilities	8,192
Total liabilities	1,311,080
Net assets acquired		$115,250
Preliminary Pro Forma Goodwill		$92,501

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA
Summarized below is historical unaudited per share information for SONA and EVBS and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.
The EVBS pro forma equivalent per share amounts are calculated by multiplying the SONA pro forma combined book value per share and net income per share by the exchange ratio of 0.6313 so that the per share amounts equate to the respective values for one share of EVBS common stock.
It is expected that both SONA and EVBS will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.
In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of EVBS that will exist on the date of completion of the merger.
The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for SONA and EVBS incorporated by reference into, or contained in, this joint proxy statement/prospectus.
	Historical		Pro forma Combined	Pro forma Equivalent EVBS Share
	SONA	EVBS
Basic earnings per common share
Quarter ended March 31, 2017	$0.17	$0.10	$0.18	$0.09
Year ended December 31, 2016	0.84	0.42	0.80	0.38
Diluted earnings per common share
Quarter ended March 31, 2017	0.16	0.10	0.18	0.09
Year ended December 31, 2016	0.83	0.42	0.79	0.38
Cash dividends per common share
Quarter ended March 31, 2017	0.08	0.03	0.11	0.05
Year ended December 31, 2016	0.32	0.09	0.41	0.20
Book value per common share
Quarter ended March 31, 2017	10.40	8.59	13.60	6.59
Year ended December 31, 2016	10.30	8.47	12.77	6.20

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page , you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus by SONA and EVBS, including in the sections entitled “Risk Factors” in the Annual Reports on Form 10-K for the year ended December 31, 2016 filed by SONA and EVBS with the SEC on March 16, 2017 and March 15, 2017, respectively. See “Where You Can Find More Information” on page   .
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of SONA common stock, shareholders of SONA and EVBS will not know at the time of the special meetings the market value of the merger consideration to be paid by SONA to EVBS shareholders.
In the merger, each share of EVBS common stock will be converted into the right to receive 0.6313 shares of common stock of the Continuing Corporation, the value of which will depend upon the price of SONA common stock at the effective date of the merger, and cash in lieu of any fractional shares. Upon the effective date of the merger, SONA common stock, including the shares issued to former holders of EVBS common stock, will be the common stock of the Continuing Corporation. The price of SONA common stock as of the effective date of the merger may vary significantly from its price at the date the fixed exchange ratio was established, at the date of this joint proxy statement/prospectus and at the date of the special meetings. There will be no adjustment to the merger consideration for changes in the market price of either shares of SONA common stock or shares of EVBS common stock. There also is no maximum or minimum closing price of SONA common stock at which EVBS or SONA may unilaterally terminate the merger agreement. Variations in the price of SONA common stock may result from changes in the business, operations or prospects of SONA, regulatory considerations, general market and economic conditions, and other factors, many of which are outside of the control of SONA. At the time of the special meetings, shareholders of SONA and EVBS will not know the exact value of the consideration to be paid by SONA when the merger is completed, which value could be significantly less than the current market value of EVBS common stock. You should obtain current market quotations for shares of SONA common stock and for shares of EVBS common stock.
The merger will not be completed unless important conditions are satisfied or waived, including approval by both SONA and EVBS shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of SONA and EVBS may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before SONA and EVBS are obligated to complete the merger:
•
The merger agreement must have been approved by (i) the affirmative vote of more than two-thirds of the outstanding shares of SONA common stock present and entitled to vote on the proposal and (ii) the affirmative vote of a majority of the outstanding shares of EVBS common stock entitled to vote on the proposal;

•
All required regulatory approvals must have been obtained;

•
No governmental authority of competent jurisdiction may have taken any action that prohibits consummation of the merger;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of SONA common stock to be issued in the merger must have been declared effective and no stop order may have been issued or threatened by the SEC; and

•
The shares of SONA common stock to be issued in the merger must have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page   .
EVBS common shareholders are not entitled to appraisal rights in connection with the merger.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The Virginia SCA provides that appraisal rights are not available to holders of stock of a Virginia corporation in a merger when the stock is listed on a national securities exchange, such as the NASDAQ Global Select Market. The common stock of EVBS is listed on the NASDAQ Global Select Market. Therefore, EVBS common shareholders are not entitled to appraisal rights in connection with the merger.
The merger agreement limits the ability of SONA and EVBS to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.
The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of SONA and EVBS to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of each company. In addition, under certain circumstances, if the merger agreement is terminated and either SONA or EVBS, subject to certain restrictions, consummates a similar transaction other than the merger, the party consummating such transaction must pay to the other a termination fee of $7.5 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of SONA or EVBS from considering or proposing the acquisition even if it were prepared to pay consideration, with respect to EVBS, with a higher per share market price than that proposed in the merger, and with respect to SONA, with a per share market price that would amount to a premium over the current per share market price of SONA. See “The Merger Agreement — Termination Fee” on page   .
Neither of the fairness opinions received by the respective boards of directors of SONA and EVBS in connection with the merger has been updated to reflect changes in circumstances since the dates of such opinions.
The opinions rendered by FIG Partners, dated December 13, 2016, and by Sandler O’Neill, dated December 13, 2016, were based upon information available to each advisor as of such date. Neither opinion has been or will be updated to reflect changes that may occur or may have occurred after the date on which such opinion was delivered, including changes to the operations and prospects of SONA or EVBS, changes in general market and economic conditions, or other factors that may be beyond the control of SONA and EVBS. Any such changes may alter the relative value of SONA or EVBS or the prices of shares of SONA common stock or EVBS common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. The merger agreement does not require that either FIG Partners’ or Sandler O’Neill’s opinion be updated as a condition to the completion of the merger, and neither SONA nor EVBS intends to request that the respective fairness opinions be updated. FIG Partners’ fairness opinion and Sandler O’Neill’s fairness opinion are attached to this joint proxy statement/prospectus as Appendix B and Appendix C, respectively. For a description of the opinion that SONA received from its financial advisor, please see “The Merger — Opinion of SONA’s Financial Advisor,” beginning on page   . For a description of the opinion that EVBS received from its financial advisor, please see “The Merger — Opinion of EVBS’s Financial Advisor,” beginning on page   .
Certain of SONA’s directors and executive officers have interests in the merger that differ from the interests of SONA’s other shareholders.
SONA’s shareholders should be aware that some of SONA’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of SONA’s shareholders generally. The SONA board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that SONA’s shareholders vote in favor of approving the SONA merger proposal. These interests include the following: (i) employment agreements with respect to employment with SONA after the merger of each of Ms. Derrico and Messrs. Porter and Baker; (ii) the payment of certain change in control payments pursuant to change in control agreements currently in place with each of Ms. Derrico and Messrs. Porter and Baker; (iii) other merger-related compensation payable to certain named executive officers; and (iv) that following the merger six current directors of SONA (Ms. Derrico, Mr. Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennings and Charles A. Kabbash) will serve as directors of SONA and Sonabank. For a more complete description of these interests, see “The Merger — Interests of Certain SONA Directors and Executive Officers in the Merger.”
Further, the directors and executive officers of SONA have entered into agreements with each of SONA and EVBS pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares of SONA common stock owned by such shareholder and over which such shareholder has sole voting and investment power (and, with respect to Ms. Derrico and Mr. Porter only, shares jointly owned by them and over which they have shared voting and investment power), in favor of the SONA merger proposal and against any competing acquisition proposal and any action, proposal, transaction or agreement which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of SONA’s or EVBS’s conditions under the merger agreement. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms. See “The Merger Agreement — Affiliate Agreements.”
Certain of EVBS’s directors and executive officers have interests in the merger that differ from the interests of EVBS’s other shareholders.
EVBS’s shareholders should be aware that some of EVBS’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of EVBS’s shareholders generally. The EVBS board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that EVBS’s shareholders vote in favor of approving the EVBS merger proposal. These interests include the following: (i) employment agreements with respect to employment with SONA after the merger of each of Messrs. Shearin and Sothen; (ii) the treatment of outstanding EVBS restricted stock awards pursuant to the merger agreement and the terms of such instruments; (iii) potential change in control benefits to be paid to Messrs. Thomas and Hanna under their respective employment agreements with EVBS if their employment terminates in certain circumstances within one year following the merger; (iv) accelerated vesting (but not accelerated payment) of the normal retirement benefit for Messrs. Shearin and Hanna under the EVBS supplemental executive retirement plan upon completion of the merger; (v) change in control benefits to be paid to four EVBS executive officers under the EVBS executive severance plan if their employment terminates in certain circumstances within one year following the merger; (vi) that following the merger five current directors of EVBS (Joe Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson) will serve as directors of SONA and Sonabank and J. Mikesell Thomas will serve as an observer to SONA’s and Sonabank’s board of directors; and (vii) rights to ongoing indemnification and insurance coverage by SONA following the merger for acts or omissions occurring after the merger. For a more complete description of these interests, see “The Merger — Interests of Certain EVBS Directors and Executive Officers in the Merger.”
Further, the directors and executive officers of EVBS have entered into agreements with each of SONA and EVBS pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares of EVBS common stock owned by such shareholder and over which such shareholder has sole voting and investment power, in favor of the EVBS merger proposal and against any competing acquisition proposal and any action, proposal, transaction or agreement which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of SONA’s or EVBS’s conditions under the merger agreement. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms. See “The Merger Agreement — Affiliate Agreements.”

SONA and EVBS will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SONA and EVBS. These uncertainties may impair SONA’s and EVBS’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with SONA and EVBS to seek to change existing business relationships. Retention of certain employees by SONA and EVBS may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the Continuing Corporation. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with SONA or EVBS, SONA’s or EVBS’s business, or the business of the Continuing Corporation following the merger, could be harmed. In addition, subject to certain exceptions, SONA and EVBS have each agreed to operate its business in the ordinary course prior to closing and refrain from taking certain specified actions until the merger occurs, which may prevent SONA or EVBS from pursuing attractive business opportunities that may arise prior to completion of the merger. See “The Merger Agreement — Business Pending the Merger” on page    for a description of the restrictive covenants applicable to SONA and EVBS.
The merger may distract management of SONA and EVBS from their other responsibilities.
The merger could cause the respective management groups of SONA and EVBS to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of SONA or EVBS before the merger, or the business and earnings of the Continuing Corporation after the merger.
Termination of the merger agreement could negatively impact SONA or EVBS.
If the merger agreement is terminated, SONA’s or EVBS’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of SONA’s or EVBS’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. In addition, failure to complete the merger could result in reputational harm to SONA and EVBS. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by SONA’s or EVBS’s board of directors, SONA or EVBS may be required to pay to the other party a termination fee of  $7.5 million. See “The Merger Agreement — Termination Fee” on page   . If the merger agreement is terminated and the EVBS board of directors seeks another merger or business combination, EVBS shareholders cannot be certain that EVBS will be able to find a party willing to pay the equivalent or greater consideration than that which SONA has agreed to pay in the merger.
If the merger is not completed, SONA and EVBS will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of SONA and EVBS has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, SONA and EVBS would have to incur these expenses without realizing the expected benefits of the merger.
Litigation may be filed against the board of directors of SONA and/or EVBS that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that SONA shareholders and/or EVBS shareholders may file putative class action lawsuits against the boards of directors of SONA and/or EVBS. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to SONA and EVBS, including any costs associated with indemnification obligations of SONA and/or EVBS. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the Continuing Corporation’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Continuing Corporation Following the Merger
Combining SONA and EVBS may be more difficult, costly or time-consuming than we expect.
The success of the merger will depend, in part, on SONA’s ability to realize the anticipated benefits and cost savings from combining the businesses of SONA and EVBS and to combine the businesses of SONA and EVBS in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of SONA or EVBS or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, SONA must successfully combine the businesses of SONA and EVBS. If SONA is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.
SONA and EVBS have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on SONA’s ability to successfully combine the businesses of SONA and EVBS. To realize these anticipated benefits, after the completion of the merger, SONA expects to integrate EVBS’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect SONA’s ability to successfully conduct its business in the markets in which EVBS now operates, which could have an adverse effect on SONA’s financial results and the value of its common stock. If SONA experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause SONA and EVBS to lose customers or cause customers to withdraw their deposits from SONA’s or EVBS’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on SONA’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of EVBS and SONA during this transition period and for an undetermined period after consummation of the merger.
If SONA and EVBS do not successfully integrate, the Continuing Corporation may not realize the expected benefits from the merger.
Integration in connection with a merger is sometimes difficult, and there is a risk that integrating SONA and EVBS may take more time and resources than we expect. SONA’s ability to integrate EVBS and its future success depend in large part on the ability of members of its board of directors and executive officers to work together effectively. After the merger, SONA will be governed by a board of directors comprised of 11 directors, of which six are current directors of SONA (Georgia S. Derrico, R. Roderick Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennnings and Charles A. Kabbash) and five are current directors of EVBS (Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson). There will also be one observer designated by EVBS, J. Mikesell Thomas. Disagreements among board members and executive management could arise in connection with integration issues, strategic considerations and other matters. As a result, there is a risk that SONA’s board of directors and executive officers may not be able to operate effectively, which would affect adversely SONA’s ability to integrate the operations of SONA and EVBS successfully and SONA’s future operating results.
SONA may not be able to effectively integrate the operations of EVB into Sonabank.
The future operating performance of SONA and Sonabank will depend, in part, on the success of the merger of EVB and Sonabank. After the merger of SONA and EVBS, and at a time to be determined by SONA, EVB will be merged with and into Sonabank with Sonabank surviving. Following the bank merger, the board of directors of Sonabank will be comprised of eleven directors, of which six are current directors of SONA (Georgia S. Derrico, R. Roderick Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennnings and Charles A. Kabbash) and five are current directors of EVBS (Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson). There will also be one observer designated by EVBS, J. Mikesell Thomas. Following the bank merger, Ms. Derrico will continue to serve as executive chairman of the board of directors of SONA and Sonabank and as executive chairman of SONA and Sonabank; Mr. Porter will continue to serve as executive vice chairman of the board of directors of SONA and Sonabank and as executive vice chairman of SONA and Sonabank; Mr. Shearin will serve as president and chief executive officer of Sonabank; Mr. J. Adam Sothen will serve as chief financial officer of Sonabank; William H. Lagos will serve as chief accounting officer of Sonabank; Thomas P. Baker will serve as co-chief credit officer of Sonabank; James S. Thomas will serve as co-chief credit officer of Sonabank; William H. Stevens will serve as executive vice president and chief credit risk officer of Sonabank; and Douglas R. Taylor will serve as executive vice president and chief risk officer of Sonabank.
The success of the merger of the banks will, in turn, depend on a number of factors, including SONA’s ability to: (i) integrate the operations and branches of EVB and Sonabank; (ii) retain the deposits and customers of EVB and Sonabank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of EVB into the operations of Sonabank, as well as reducing overlapping bank personnel. The integration of EVB and Sonabank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If Sonabank is unable to successfully integrate EVB, Sonabank may not be able to realize expected operating efficiencies and eliminate redundant costs.
Future results of the Continuing Corporation may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus because such financial statements are preliminary and do not reflect actual merger-related expenses and restructuring charges.
The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what the Continuing Corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the EVBS identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of EVBS as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
In addition, the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus only show a combination of SONA’s and EVBS’s historical results, and they do not necessarily indicate the future financial condition or operating results of the Continuing Corporation. SONA estimates that the Continuing Corporation will record an aggregate of approximately $11,395,000, net of income tax effect, in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the Continuing Corporation available for future profitable, income-earning investments.
For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Risks Related to Ownership of the Common Stock of the Continuing Corporation
The market price of SONA common stock after the merger may be affected by factors different from those affecting the shares of SONA or EVBS currently.
Upon completion of the merger, holders of EVBS common stock will become holders of SONA common stock. SONA’s business differs in important respects from that of EVBS, and, accordingly, the results of operations of the Continuing Corporation and the market price of SONA common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of SONA and EVBS. For a discussion of the businesses of SONA and EVBS and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference.
Current holders of SONA and EVBS common stock will have less influence as holders of Continuing Corporation common stock after the merger.
It is expected that the current holders of SONA common stock will own approximately 51.4% of the outstanding common stock of the Continuing Corporation after the merger. As a group, the current holders of common stock of EVBS will own approximately 48.6% of the outstanding common stock of the Continuing Corporation after the merger. Each current holder of SONA and EVBS common stock will own a smaller percentage of the Continuing Corporation after the merger than they currently own of SONA or EVBS, respectively. As a result of the merger, holders of SONA and EVBS common stock will have less influence on the management and policies of the Continuing Corporation than they currently have on the management and policies of SONA or EVBS, respectively.
SONA is not obligated to pay cash dividends on its common stock.
SONA is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from Sonabank. SONA is currently paying a quarterly cash dividend to holders of its common stock at a rate of  $0.08 per share. However, SONA is not obligated to pay dividends in any particular amounts or at any particular times. Its decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Market for Common Stock and Dividends” on page    and “Description of SONA Capital Stock” on page   .
The shares of SONA common stock to be received by EVBS shareholders as a result of the merger will have different rights than shares of EVBS common stock.
Upon completion of the merger, EVBS shareholders will become SONA shareholders and their rights as shareholders will be governed by Virginia law and SONA’s articles of incorporation and bylaws. The rights associated with EVBS common stock are different from the rights associated with SONA common stock. See “Comparative Rights of Shareholders” beginning on page    for a discussion of the different rights associated with SONA common stock.
Risks Relating to SONA’s Business
There are certain risks relating to SONA’s business.
You should read and consider risk factors specific to SONA’s business that will also affect the Continuing Corporation after the merger. These risks are described in the section entitled “Risk Factors” in SONA’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page    for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed merger, the anticipated timing of the transaction and the customers and markets of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this joint proxy statement/prospectus, including, but not limited to:
•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect SONA’s and EVBS’s business and the price of SONA common stock;

•
the businesses of SONA and EVBS may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•
expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•
revenues following the merger may be lower than expected;

•
the parties to the merger agreement may fail to satisfy other conditions to the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the effect of the announcement or pendency of the merger on the Company’s customer, employee and business relationships, operating results, and business generally;

•
SONA’s and EVBS’s common shareholders may fail to approve the merger agreement;

•
deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•
reputational risks and the reaction of the companies’ customers to the proposed merger;

•
customer acceptance of the combined company’s products and services;

•
risks related to diverting SONA’s and EVBS’s management’s attention from ongoing business operations;

•
the outcome of any legal proceedings that may be instituted against SONA or EVBS related to the merger agreement or the merger;

•
changes in general business, economic and market conditions;

•
changes in fiscal and monetary policies, and laws and regulations;

•
changes in interest rates, deposit flows, loan demand and real estate values;

•
a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•
volatility in the securities markets generally or in the market price of SONA’s stock specifically; and

•
the risks outlined in “Risk Factors” beginning on page   .

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither SONA nor EVBS undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by SONA and EVBS, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See “Where You Can Find More Information” beginning on page    for a list of the documents incorporated herein by reference.

THE SONA SPECIAL MEETING
Date, Place and Time
This joint proxy statement/prospectus is first being mailed on or about            , 2017 to SONA shareholders who held shares of SONA common stock, par value $0.01 per share, on April 24, 2017, the record date for the SONA special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the SONA board of directors for use at the special meeting to be held on Wednesday, June 21, 2017 at 3:00 p.m. local time, at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033, and at any adjournments of that meeting.
Purposes of the SONA Special Meeting
At the special meeting, the shareholders of SONA will be asked:
•
to approve the SONA merger proposal as more fully described in this joint proxy statement/prospectus;

•
to approve the SONA compensation proposal as more fully described in this joint proxy statement/prospectus; and

•
to approve the SONA adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the SONA Board of Directors
The SONA board of directors believes that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of SONA and its shareholders and unanimously recommends that SONA shareholders vote “FOR” each of the proposals that will be presented at the SONA special meeting as described in this joint proxy statement/prospectus.
Record Date and Voting Rights; Quorum
The SONA board of directors has fixed the close of business on April 24, 2017 as the record date for determining the shareholders of SONA entitled to notice of and to vote at the SONA special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the SONA special meeting if you were a record holder of SONA common stock at the close of business on the record date. At that date, 12,330,043 shares of SONA common stock were outstanding and entitled to vote.
To have a quorum that permits SONA to conduct business at the SONA special meeting, the presence, whether in person or by proxy, of the holders of SONA’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of SONA common stock you held as of the close of business on the record date.
Holders of shares of SONA common stock present in person at the special meeting but not voting, and shares of SONA common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals for the SONA special meeting.
Votes Required
Vote Required for Approval of the SONA Merger Proposal.   The approval of the SONA merger proposal requires the vote of more than two-thirds of the shares of SONA common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the SONA merger proposal requires the affirmative vote of more than two-thirds of the shares of SONA common stock outstanding on the record date for the special meeting, failures to vote, abstentions and broker non-votes will have the same vote as votes against the SONA merger proposal.
Vote Required for Approval of the SONA Compensation Proposal.   The approval of the SONA compensation proposal requires the affirmative vote of a majority of the shares of SONA common stock voted on the proposal.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the SONA compensation proposal has been approved.
The vote regarding this non-binding advisory proposal on SONA merger-related compensation is a vote separate and apart from the vote to approve the SONA merger proposal. Accordingly, SONA’s shareholders may vote to approve the SONA merger proposal and vote not to approve the SONA compensation proposal and vice versa. Because the vote regarding the SONA compensation proposal is advisory only, it will not be binding on either SONA or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, SONA’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the SONA shareholders.
Vote Required for Approval of the SONA Adjournment Proposal.   The approval of the SONA adjournment proposal requires the affirmative vote of a majority of the shares of SONA common stock voted on the proposal, whether or not a quorum is present.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the SONA adjournment proposal has been approved.
Stock Ownership of SONA Executive Officers and Directors
Each director and executive officer of SONA has entered into an agreement with SONA and EVBS pursuant to which he or she has agreed to vote all of his or her shares in favor of the SONA merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity or for which they do not have sole voting or dispositive power are not covered by the agreement (except with respect to Ms. Derrico and Mr. Porter only, shares jointly owned by them and over which they have shared voting and investment power). As of the record date, directors and executive officers of SONA and their affiliates beneficially owned and were entitled to vote approximately 1,252,304 shares of SONA common stock at the SONA special meeting, or approximately 10.2% of the total voting power of shares of SONA common stock entitled to vote at the special meeting, of which 1,149,738 shares or 9.3% of the total voting power of the shares of SONA common stock outstanding on that date are subject to an affiliate agreement.
Voting at the SONA Special Meeting
Record Holders.   If your shares of SONA common stock are held of record in your name, your shares can be voted at the SONA special meeting in any of the following ways:
By Mail.   You can vote your shares by using the proxy card that is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of SONA common stock represented by it will be voted at the SONA special meeting in accordance with the instructions contained in the proxy card.
If proxy cards are returned properly executed without an indication as to how the proxies should vote, the SONA common stock represented by each such proxy card will be considered to be voted (i) “FOR” the SONA merger proposal, (ii) “FOR” the SONA compensation proposal and (iii) “FOR” the SONA adjournment proposal.

By the Internet or Telephone.   You can appoint the proxies to vote your shares for you by going to the Internet website www.investorvote.com/sona or by calling 1-800-652-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on June 20, 2017.
If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.
In Person.   You can attend the SONA special meeting and vote in person. A ballot will be provided for your use at the meeting.
Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, whether or not you plan to attend the SONA special meeting in person.
Shares Held in “Street Name.”   Only the record holders of shares of SONA common stock, or their appointed proxies, may vote those shares. As a result, if your shares of SONA common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on “non-routine” matters, such as the proposals that will be presented at the SONA special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the SONA special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the SONA special meeting, you must obtain a proxy, executed in your favor, from the holder of record.
Revocation of Proxies
Record Holders.   If you are the record holder of shares of SONA common stock and you sign and return a proxy card and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the SONA special meeting by taking the appropriate action described below.
To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the SONA special meeting.
The proxies will follow the last voting instructions received from you before the SONA special meeting.
To revoke your proxy card:
•
you can give SONA’s Chief Financial Officer a written notice, before the SONA special meeting or, if hand delivered, before the voting takes place at the SONA special meeting, that you want to revoke your proxy card; or

•
you can attend the SONA special meeting and vote in person or notify SONA’s Corporate Secretary, before the voting takes place that you want to revoke your proxy card. Simply attending the special meeting alone, without voting in person or notifying SONA’s Corporate Secretary, will not revoke your proxy card.

If you submit your new proxy card or notice of revocation by mail, it should be addressed SONA’s Corporate Secretary at Southern National Bancorp of Virginia, Inc., 6830 Old Dominion Drive, McLean, Virginia 22101, and must be received no later than the beginning of the SONA special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by SONA’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.
If you need assistance in changing or revoking your proxy, please contact:
•
SONA’s Chief Financial Officer by calling (202) 464-1130 or by writing to Southern National Bancorp of Virginia, Inc., 6830 Old Dominion Drive, McLean, Virginia 22101, Attention: Bill Lagos; or

•
SONA’s proxy solicitor by calling (800) 322-2885 or by writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Shares Held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.
Solicitation of Proxies
This solicitation is made on behalf of the SONA board of directors, and SONA will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by SONA’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. SONA has currently engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies for a fee of  $7,500, plus out-of-pocket expenses. SONA will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE SONA SPECIAL MEETING
Approval of the SONA Merger Proposal (SONA Proposal No. 1)
At the SONA special meeting, shareholders of SONA will be asked to approve the SONA merger proposal providing for the merger of EVBS with and into SONA. Shareholders of SONA should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the SONA board of directors approved the merger agreement and the merger to be advisable and in the best interests of SONA and the shareholders of SONA. See “The Merger — SONA’s Reasons for the Merger; Recommendation of SONA’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the SONA board of directors’ recommendation.
The SONA board of directors unanimously recommends that SONA shareholders vote “FOR” the SONA merger proposal.
Approval of the SONA Compensation Proposal (SONA Proposal No. 2)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, at the SONA special meeting, shareholders of SONA will be asked to approve, on a non-binding advisory basis, the compensation of SONA’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of SONA Directors and Executive Officers in the Merger — Golden Parachute Compensation,” beginning on page   . The non-binding advisory proposal gives SONA shareholders the opportunity to express their views on the merger-related compensation of SONA’s named executive officers. Accordingly, SONA is requesting that its shareholders adopt the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to SONA’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of SONA Directors and Executive Officers in the Merger — Golden Parachute Compensation,” are hereby APPROVED.”
The vote regarding this non-binding advisory proposal on SONA merger-related compensation is a vote separate and apart from the vote to approve the SONA merger proposal. Accordingly, SONA’s shareholders may vote to approve the SONA merger proposal and vote not to approve the SONA compensation proposal and vice versa. Because the vote regarding the SONA compensation proposal is advisory only, it will not be binding on either SONA or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, SONA’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the SONA shareholders.
The SONA board of directors unanimously recommends that SONA shareholders vote “FOR” the SONA compensation proposal.
Approval of the SONA Adjournment Proposal (SONA Proposal No. 3)
If at the SONA special meeting there are not sufficient votes to approve the SONA merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the SONA merger proposal. In that event, SONA shareholders will be asked to vote on the SONA adjournment proposal, may be asked to vote on the SONA compensation proposal, and will not be asked to vote on the SONA merger proposal.
In order to allow proxies that have been received by SONA at the time of the SONA special meeting to be voted for the SONA adjournment proposal, SONA is submitting the SONA adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks SONA shareholders to authorize the holder of any proxy solicited by the SONA board of directors on a discretionary basis to vote in favor of adjourning the SONA special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from SONA shareholders who have previously voted.
If it is necessary to adjourn the SONA special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of the date, time, place or purpose of such adjourned meeting is required to be given to shareholders, other than an announcement at the SONA special meeting prior to such adjournment. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.
The SONA board of directors unanimously recommends that SONA shareholders vote “FOR” the SONA adjournment proposal.

THE EVBS SPECIAL MEETING
Date, Place and Time
This joint proxy statement/prospectus is first being mailed on or about            , 2017 to EVBS common shareholders who held shares of EVBS common stock, par value $2.00 per share, on April 24, 2017, the record date for the EVBS special meeting of common shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the EVBS board of directors for use at the special meeting to be held on Wednesday, June 21, 2017 at 3:00 p.m. local time, at International Country Club, located at 13200 Lee Jackson Highway, Fairfax, Virginia 22033, and at any adjournments of that meeting.
Purposes of the EVBS Special Meeting
At the special meeting, the common shareholders of EVBS will be asked:
•
to approve the EVBS merger proposal as more fully described in this joint proxy statement/prospectus;

•
to approve, on an advisory basis only, the EVBS compensation proposal as more fully described in this joint proxy statement/prospectus; and

•
to approve the EVBS adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the EVBS Board of Directors
The EVBS board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger of EVBS with and into SONA, are advisable and in the best interests of EVBS and its shareholders and unanimously recommends that EVBS common shareholders vote “FOR” each of the proposals that will be presented at the EVBS special meeting as described in this joint proxy statement/prospectus.
Record Date and Voting Rights; Quorum
The EVBS board of directors has fixed the close of business on April 24, 2017 as the record date for determining the common shareholders of EVBS entitled to notice of and to vote at the EVBS special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the EVBS special meeting if you were a record holder of EVBS common stock at the close of business on the record date. At that date, 13,117,393 shares of EVBS common stock were outstanding and entitled to vote.
To have a quorum that permits EVBS to conduct business at the EVBS special meeting, the presence, whether in person or by proxy, of the holders of EVBS’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of EVBS common stock you held as of the close of business on the record date.
Holders of shares of EVBS common stock present in person at the special meeting but not voting, and shares of EVBS common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals for the EVBS special meeting.
Votes Required
Vote Required for Approval of the EVBS Merger Proposal.   The approval of the EVBS merger proposal requires the affirmative vote of a majority of the shares of EVBS common stock outstanding on the record date for the EVBS special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the EVBS merger proposal requires the affirmative vote of a majority of the shares of EVBS common stock outstanding on the record date for the special meeting, failures to vote, abstentions and broker non-votes will have the same effect as votes against the EVBS merger proposal.
Vote Required for Approval, on an Advisory Basis Only, of the EVBS Compensation Proposal.   The approval, on an advisory basis only, of the EVBS compensation proposal requires the affirmative vote of a majority of the shares of EVBS common stock voted on the proposal.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the EVBS compensation proposal has been approved.
The vote regarding this non-binding advisory proposal on EVBS merger-related compensation is a vote separate and apart from the vote to approve the EVBS merger proposal. Accordingly, EVBS’s common shareholders may vote to approve the EVBS merger proposal and vote not to approve the EVBS compensation proposal and vice versa. Because the vote regarding the EVBS compensation proposal is advisory only, it will not be binding on either EVBS or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, EVBS’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the EVBS common shareholders.
Vote Required for Approval of the EVBS Adjournment Proposal.   The approval of the EVBS adjournment proposal requires the affirmative vote of a majority of the shares of EVBS common stock voted on the proposal, whether or not a quorum is present.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the EVBS adjournment proposal has been approved.
Stock Ownership of EVBS Executive Officers and Directors
Each director and executive officer of EVBS has entered into an agreement with SONA and EVBS pursuant to which he or she has agreed to vote all of his or her shares in favor of the EVBS merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity or for which they do not have sole voting or dispositive power are not covered by the agreement. As of the record date, directors and executive officers of EVBS and their affiliates beneficially owned and were entitled to vote approximately 580,659 shares of EVBS common stock at the EVBS special meeting, or approximately 4.43% of the total voting power of shares of EVBS common stock entitled to vote at the special meeting, of which 538,935 shares or 4.11% of the total voting power of the shares of EVBS common stock outstanding on that date are subject to an affiliate agreement.
Stock Ownership of Certain EVBS Shareholders
SONA and EVBS entered into a voting agreement and election of consideration with each of Castle Creek and GCP pursuant to which each of Castle Creek and GCP has agreed to vote all shares of EVBS common stock and EVBS preferred stock beneficially owned by it in favor of the merger. As of the record date, Castle Creek and GCP beneficially owned and were entitled to vote 1,061,225 shares and 1,122,756 shares, respectively, of EVBS common stock at the EVBS special meeting, or 8.09% and 8.56%, respectively, of the total voting power of shares of EVBS common stock entitled to vote at the special meeting. As of the record date, Castle Creek and GCP beneficially owned 4,048,670 shares and 1,191,522 shares, respectively, of EVBS preferred stock, constituting 77.3% and 22.7%, respectively, of the outstanding shares of EVBS preferred stock. Castle Creek and GCP, in their capacities as holders of EVBS preferred stock, have consented to the merger.

Voting at the EVBS Special Meeting
Record Holders.   If your shares of EVBS common stock are held of record in your name, your shares can be voted at the EVBS special meeting in any of the following ways:
By Mail.   You can vote your shares of EVBS common stock by using the proxy card that is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of EVBS common stock represented by it will be voted at the EVBS special meeting in accordance with the instructions contained in the proxy card.
If proxy cards are returned properly executed without an indication as to how the proxies should vote, the EVBS common stock represented by each such proxy card will be considered to be voted (i) “FOR” the EVBS merger proposal, (ii) “FOR” the EVBS compensation proposal and (iii) “FOR” the EVBS adjournment proposal.
By the Internet or Telephone.   You can appoint the proxies to vote your shares of EVBS common stock for you by going to the Internet website (www.voteproxy.com) or by calling 1-800-PROXIES (1-800-776-9437). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on June 20, 2017.
If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.
In Person.   You can attend the EVBS special meeting and vote in person. A ballot will be provided for your use at the meeting.
Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the EVBS special meeting in person.
Shares Held in “Street Name.”   Only the record holders of shares of EVBS common stock, or their appointed proxies, may vote those shares. As a result, if your shares of EVBS common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on “non-routine” matters, such as the proposals that will be presented at the EVBS special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the EVBS special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the EVBS special meeting, you must obtain a proxy, executed in your favor, from the holder of record.
Revocation of Proxies
Record Holders.   If you are the record holder of shares of EVBS common stock and you sign and return a proxy card or appoint the proxies by the Internet or by telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the EVBS special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:
•
you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the EVBS special meeting; or

•
if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (www.voteproxy.com), or use the same telephone number (1-800-PROXIES) before 11:59 p.m. Eastern Time on June 20, 2017, enter the control number (printed on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the EVBS special meeting.
To revoke your proxy card or your appointment of the proxies by the Internet or telephone:
•
you can give EVBS’s Corporate Secretary a written notice, before the EVBS special meeting or, if hand delivered, before the voting takes place at the EVBS special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•
you can attend the EVBS special meeting and vote in person or notify EVBS’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying EVBS’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to EVBS’s Corporate Secretary at Eastern Virginia Bankshares, Inc., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, and must be received no later than the beginning of the EVBS special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by EVBS’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.
If you need assistance in changing or revoking your proxy, please contact EVBS’s Corporate Secretary by calling (804) 443-8400 or by writing to Eastern Virginia Bankshares, Inc., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, Attention: Corporate Secretary.
Shares Held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.
Solicitation of Proxies
This solicitation is made on behalf of the EVBS board of directors, and EVBS will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by EVBS’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. EVBS will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE EVBS SPECIAL MEETING
Approval of the EVBS Merger Proposal (EVBS Proposal No. 1)
At the EVBS special meeting, common shareholders of EVBS will be asked to approve the EVBS merger proposal providing for the merger of EVBS with and into SONA. Shareholders of EVBS should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the EVBS board of directors approved the merger agreement and the merger to be advisable and in the best interests of EVBS and the shareholders of EVBS. See “The Merger — EVBS’s Reasons for the Merger; Recommendation of EVBS’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the EVBS board of directors’ recommendation.
The EVBS board of directors unanimously recommends that EVBS common shareholders vote “FOR” the EVBS merger proposal.
Approval of the EVBS Compensation Proposal (EVBS Proposal No. 2)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, at the EVBS special meeting, common shareholders of EVBS will be asked to approve, on a non-binding advisory basis, the compensation of EVBS’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation,” beginning on page    . The non-binding advisory proposal gives EVBS common shareholders the opportunity to express their views on the merger-related compensation of EVBS’s named executive officers. Accordingly, EVBS is requesting that its common shareholders adopt the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to EVBS’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation,” are hereby APPROVED.”
The vote regarding this non-binding advisory proposal on EVBS merger-related compensation is a vote separate and apart from the vote to approve the EVBS merger proposal. Accordingly, EVBS’s common shareholders may vote to approve the EVBS merger proposal and vote not to approve the EVBS compensation proposal and vice versa. Because the vote regarding the EVBS compensation proposal is advisory only, it will not be binding on either EVBS or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, EVBS’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the EVBS common shareholders.
The EVBS board of directors unanimously recommends that EVBS common shareholders vote “FOR” the EVBS compensation proposal.
Approval of the EVBS Adjournment Proposal (EVBS Proposal No. 3)
If at the EVBS special meeting there are not sufficient votes to approve the EVBS merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the EVBS merger proposal. In that event, EVBS common shareholders will be asked to vote on the EVBS adjournment proposal, may be asked to vote on the EVBS compensation proposal, and will not be asked to vote on the EVBS merger proposal.
In order to allow proxies that have been received by EVBS at the time of the EVBS special meeting to be voted for the EVBS adjournment proposal, EVBS is submitting the EVBS adjournment proposal to its common shareholders as a separate matter for their consideration. This proposal asks EVBS common shareholders to authorize the holder of any proxy solicited by the EVBS board of directors on a discretionary basis to vote in favor of adjourning the EVBS special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from EVBS common shareholders who have previously voted.
If it is necessary to adjourn the EVBS special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of the date, time, place or purpose of such adjourned meeting is required to be given to EVBS common shareholders, other than an announcement at the EVBS special meeting prior to such adjournment. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.
The EVBS board of directors unanimously recommends that EVBS common shareholders vote “FOR” the EVBS adjournment proposal.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.
General Information
The SONA board of directors and the EVBS board of directors have each unanimously approved the merger agreement and the merger, which provides for the merger of EVBS with and into SONA.
Pursuant to the terms of the merger agreement, as a result of the merger, each share of EVBS common stock issued and outstanding before the merger will be converted into the right to receive 0.6313 shares of common stock of the Continuing Corporation. We sometimes refer to this as the “exchange ratio.” The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective date of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares. Upon the effective date of the merger, SONA common stock, including the shares issued to former holders of EVBS common stock, will be the common stock of the Continuing Corporation. Each share of the EVBS preferred stock issued and outstanding before the merger will be converted into the right to receive 0.6313 shares of common stock of the Continuing Corporation.
As of the date of this joint proxy statement/prospectus, SONA expects that it will issue approximately 11,694,700 shares of common stock of the Continuing Corporation to the holders of EVBS common and EVBS preferred stock in the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately 24,024,743 shares of SONA common stock, with current SONA shareholders owning approximately 51.4% of SONA’s outstanding common stock and former holders of EVBS common and EVBS preferred stock owning approximately 48.6% of SONA’s outstanding common stock.
After the merger, it is expected that EVB, the Virginia chartered bank subsidiary of EVBS, will merge with and into Sonabank, the Virginia chartered bank subsidiary of SONA. Sonabank will be the surviving bank in the subsidiary bank merger, which is expected to be completed during the second quarter of 2017.
Background of the Merger
The boards of directors and senior management teams of SONA and EVBS have, from time to time, independently engaged in long term strategic reviews as part of their ongoing duties to improve their respective banking franchises and enhance shareholder value. These reviews have included assessments of opportunities for growth and increasing earnings organically and through acquisitions of other banks, as well as the possibility of a strategic business combination or merger of equals with another banking institution or an outright sale of the bank. These reviews and evaluations took into account the banking industry and operating environment, competitive landscape, performance history and expected future performance, and have included periodic discussions concerning potential transactions and operating strategies and their associated risks and benefits.
During the fourth quarter of 2011 and the first quarter of 2012, Georgia Derrico, chairman and chief executive officer of SONA, and Roderick Porter, president and vice chairman of SONA, had a series of discussions with Joe Shearin, president and chief executive officer of EVBS, regarding a potential combination of the two companies. At the time, primarily due to certain market conditions and concerns regarding the banking regulatory environment, discussions did not result in any formal proposals and the two parties agreed to discontinue discussions regarding a possible transaction.
In the ensuing years, Ms. Derrico and Mr. Porter continued to communicate with Mr. Shearin at industry events and for other business purposes. In May 2015, both SONA and EVBS purchased a portion of the equity of Southern Trust Mortgage (STM) from another Virginia-based financial institution. As a result of this transaction, Messrs. Porter and Shearin were named to the board of directors of STM. As members of the board of directors of STM, Messrs. Porter and Shearin would routinely interact with each other and discuss conditions in their respective banking markets and the banking regulatory environment.

Periodically, Ms. Derrico and Mr. Porter met with representatives from FIG Partners, SONA’s financial advisor, to discuss the current state of the merger and acquisitions market for the banking industry. During one such discussion in June 2016, a number of potential targets or strategic partners were discussed.
In August 2016, Messrs. Porter and Shearin and Ms. Derrico discussed the possible combination of SONA and EVBS and all parties agreed that a merger of equals between the two companies could have mutual appeal given the perceived benefits from the combined balance sheet, the complementary nature of SONA’s and EVBS’s businesses, growth opportunities for the combined company, and complementary geographic footprints.
On September 12, 2016, a meeting was held at the offices of Sander O’Neill between Mr. Shearin and representatives of Sandler O’Neill and EVBS’ two largest shareholders. At the meeting, Sandler O’Neill presented information regarding EVBS’ strategic options including remaining independent or completing an acquisition, a strategic merger or a sale transaction. Sandler O’Neill also discussed EVBS’s operating performance relative to peers and EVBS’s internal operating expectations as well as the current merger environment for the banking industry.
On September 20, 2016, SONA instructed FIG Partners to contact EVBS’ investment banking representative at Sandler O’Neill. On September 29, 2016, SONA and EVBS executed a mutual non-disclosure agreement in order to facilitate the exchange of information in connection with a potential transaction.
In the ensuing weeks, SONA and EVBS, along with their respective representatives from FIG Partners and Sandler O’Neill, held numerous discussions regarding the potential combination of the two companies. These discussions focused on the organizational structure of the combined organization, including the location of the combined company’s and bank’s headquarters, the combined company’s management, potential synergies, balance sheet composition, combined earnings and pro forma ownership. Based on these discussions, the parties prepared a preliminary term sheet outlining the material aspects of a merger between SONA and EVBS, including a potential range of relative pro forma ownership in the Continuing Corporation for legacy SONA and EVBS shareholders.
On October 20, 2016, the preliminary term sheet was presented to the respective boards of directors of SONA and EVBS at their regular monthly meetings. At the EVBS board of directors meeting, representatives of Sandler O’Neill provided an overview of the SONA franchise, including financial and stock price performance, the recent market for mergers and acquisitions generally, and the potential financial characteristics of a combination with SONA. Both boards of directors approved the continuation of discussions between the parties and the start of more formal and in-depth due diligence, including a detailed credit review by SONA and EVBS of the other party’s loan portfolio.
Beginning on November 1, 2016, comprehensive financial and organizational information was exchanged between the parties. Reviews, discussions and meetings by or between SONA and EVBS personnel took place remotely and in person.
On November 3, 2016 EVBS’s board of directors held its regularly scheduled annual board retreat. Representatives of Sandler O’Neill were present and updated the board on the status of negotiations with SONA. Sandler O’Neill also provided an update on the financial aspects of the merger. In addition, Sandler O’Neill discussed EVBS’s strategic options including remaining independent or completing an acquisition, a strategic merger or a sale transaction. Sandler O’Neill also discussed EVBS’s operating performance relative to peers as well as the current merger environment for the banking industry.
On November 14, 2016, Ms. Derrico and Messrs. Porter and Shearin and representatives from FIG Partners and Sandler O’Neill held a conference call in order to facilitate loan file credit reviews by each of SONA and EVBS with respect to the other’s loan portfolio. These reviews commenced on November 15, 2016, were conducted both remotely and in person and were completed by November 22, 2016. During the discussions on November 14, 2016, SONA also informed EVBS that they had asked their legal representatives at Alston & Bird to begin drafting a definitive merger agreement, a draft of which was initially circulated to all parties on November 18, 2016.
On November 28, 2016, a meeting was held at the offices of EVBS’s legal advisor, Troutman Sanders, with representatives from SONA, EVBS, FIG Partners, Sandler O’Neill, Alston & Bird and Troutman

Sanders present to discuss the initial results of due diligence, the draft of the merger agreement and select business and financial matters related to the transaction.
Over the course of the following two weeks, Alston & Bird and Troutman Sanders, with the direction and consultation of their respective clients, as well as input from FIG Partners and Sandler O’Neill, negotiated the terms and conditions of the merger agreement. Additionally, Ms. Derrico and Messrs. Porter and Shearin, with counsel from Alston & Bird and Troutman Sanders, respectively, held discussions regarding the terms and conditions of the employment agreements for certain employees who would be employed by the combined company, including their own employment agreements, certain terms set forth in the draft of the merger agreement and the operation of the combined company post-closing.
On December 7, 2016, EVBS’ board of directors held a meeting to update the board of directors on the status of negotiations with SONA and deliver a summary of EVBS’s due diligence review. A representative of Troutman Sanders was present and led a review of the merger agreement, including open items subject to further negotiation, and related agreements including the post-closing employment agreements. Troutman Sanders also advised the EVBS board of directors with respect to its fiduciary duties under Virginia law, including a focused summary of duties in connection with a merger. Representatives of Sandler O’Neill were also present and led a discussion of the updated financial aspects of the merger and related analyses.
On the morning of December 13, 2016, the board of directors of SONA convened a special meeting at SONA’s offices in McLean, Virginia to discuss the proposed merger with EVBS and the proposed terms thereof. Representatives of SONA’s management, FIG Partners and Alston & Bird were also present. Ms. Derrico and Mr. Porter outlined the status of the discussions and negotiations with EVBS. FIG Partners reviewed the financial aspects of the proposed merger, including the proposed exchange ratio of 0.6303 and rendered an opinion to the SONA board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FIG Partners as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to SONA as more fully described below under the caption “Opinion of SONA’s Financial Advisor.”
Alston & Bird then explained the directors’ fiduciary duties in considering and approving a merger with EVBS and responded to questions from the directors. Alston & Bird then provided the SONA board of directors with an overview of the material terms of the proposed merger agreement and the timing and process of the merger if approved by the SONA board of directors. Alston & Bird also identified the interests of SONA’s officers and directors in the proposed transaction for consideration by the SONA board of directors.
After further discussion and deliberation, the SONA board of directors determined that it had the appropriate information upon which to evaluate and conclude that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of SONA and its stockholders and based on such determination, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The SONA board of directors authorized the execution and delivery of the merger agreement and directed that the merger agreement be submitted to SONA’s stockholders for adoption and approval with the recommendation that such stockholders vote in favor of the approval and adoption of the merger agreement and the plan of merger.
On December 13, 2016, EVBS held a special meeting of its board of directors to consider the proposed merger, the merger agreement and related matters. At the meeting, the EVBS board of directors received an update from management on the status of the negotiations with SONA. Also at the meeting, representatives of Sandler O’Neill reviewed its financial analysis of the exchange ratio, and delivered to the EVBS board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of December 13, 2016, and based on and subject to various assumptions and limitations described in that opinion, the exchange ratio in the merger was fair, from a financial point of view, to holders of EVBS common stock, as more fully described below under the caption “Opinion of EVBS’s Financial Advisor.” Representatives of Troutman Sanders discussed with the EVBS board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements, copies of which were delivered to each director before the date of the meeting. Following these discussions, the EVBS board unanimously approved the merger and authorized management to finalize the merger agreement, the related plan of merger and all related agreements and authorized the execution of the finalized merger agreement. The EVBS board of directors further directed that the merger agreement and plan of merger be submitted to EVBS’s shareholders for adoption and approval with the recommendation that such shareholders vote in favor of the approval and adoption of the merger agreement and the plan of merger.
Later that day, SONA and EVBS executed the merger agreement. After the close of the stock market on December 13, 2016, the proposed merger was publicly announced by SONA and EVBS.
Subsequent to executing the merger agreement on December 13, 2016, management of SONA and EVBS have approved two amendments to the merger agreement. SONA and EVBS amended the merger agreement effective March 9, 2017 to reflect feedback received during the regulatory approval process by amending the date before which a termination may be payable by SONA or EVBS in certain circumstances as set forth in the merger agreement. SONA and EVBS further amended the merger agreement effective April 5, 2017 to remove all provisions related to the creation and issuance of a new series of non-voting common stock, as well as the requirement to obtain the approval of the SONA stockholders of the amendment to the Articles of Incorporation of SONA to create a new series of non-voting common stock.
SONA’s Reasons for the Merger; Recommendation of SONA’s Board of Directors
In adopting the merger agreement and recommending approval of the SONA merger proposal set forth in this joint proxy statement/prospectus, SONA’s board of directors consulted with members of SONA’s management and with SONA’s legal, financial, and business advisors, and also considered a number of factors that the SONA board of directors viewed as supporting its decisions. The principal factors that the SONA board of directors viewed as supporting its decisions are:
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the expectation that the merger will create a $2.4 billion-asset bank, the seventh largest Virginia-based community bank under $10 billion in assets;

•
the belief that the merger will allow the combined company to more effectively and efficiently navigate the challenges and costs associated with becoming a larger financial institution, and the challenges of the current and prospective economic, regulatory and competitive environments facing SONA and the financial services industry generally;

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the expectation that the combined company will have increased resources to invest in future growth opportunities, both organic and acquisitive, in comparison to SONA on a stand-alone basis;

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the complementary nature of EVBS’s business, operations and proficiencies with those of SONA;

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the benefits of combining SONA’s robust loan growth with EVBS’s strong core deposit base;

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the opportunities for greater efficiencies from conducting SONA’s and EVBS’s operations as part of a single enterprise;

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the expectation that the combination will enhance geographic, industry and client diversity of the combined company’s loan and deposit portfolios, as compared to the loan and deposit portfolios of SONA and EVBS on a stand-alone basis;

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the fact that the merger will result in 47 branch locations covering markets in both Maryland and Virginia, including the Washington, D.C. and Richmond, Virginia MSAs, markets often cited as having some of the best demographic and income profiles in the country, characterized by low unemployment, strong population growth, new business start-ups and consistent capital expenditure;

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the projected cost savings of SONA’s and EVBS’s combined 2016 noninterest expense base equal to 16% as a result of operational synergies and the consolidation of certain locations;

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the expectation that the merger will result in earnings per share accretion to SONA’s shareholders of more than 15% in 2017 and more than 20% in 2018 (the first full year of operations as a combined company), tangible book value dilution of less than 5.0% and a tangible book value earn-back period within two years;

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the retention of leadership from both SONA and EVBS to help facilitate a successful integration;

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the established working relationship between the SONA and EVBS management teams as a result of their mutual investment in Southern Trust Mortgage;

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EVBS’s financial condition, earnings, business, operations, depository base and asset quality, taking into account publicly-filed information and the results of SONA’s due diligence review of EVBS, including a review of approximately 50% of EVBS’s total loans;

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the oral opinion of FIG Partners, delivered on December 13, 2016 to the SONA board of directors and subsequently confirmed in writing on December 13, 2016, that the merger consideration to be issued and paid by SONA pursuant to the merger agreement was fair, from a financial point of view and as of the date of the opinion, to SONA; and

•
the financial analyses and presentations provided by FIG Partners to the SONA board of directors, including the presentation and analyses underlying FIG Partners’ fairness opinion.

In addition to considering the factors described above, the SONA board of directors also considered the following factors:
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the proposed governance and management of SONA following the merger;

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the financial and other terms of the proposed transaction as outlined in the merger agreement;

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the market for alternative merger or acquisition candidates and the likelihood and timing of other strategic transactions;

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the probability and likelihood of timely approvals from regulatory authorities and any expected conditions associated with approvals;

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the risks and costs associated with integrating EVBS’s business, operations and employees with those of SONA;

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the risks of diverting management attention and resources from the operation of SONA’s business in planning for the merger and executing integration plans;

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the risks of not being able to realize all of the anticipated cost savings and operational synergies between SONA and EVBS and the risk that other anticipated benefits might not be realized;

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the termination fee payable, under certain circumstances, by SONA to EVBS, including the risk that the termination fee might discourage third parties from proposing an alternate transaction or would increase the cost of an alternate transaction; and

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the possibility of litigation in connection with the merger.

The preceding discussion of the information and factors considered by SONA’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by it in connection with its evaluation of the merger. In reaching its determination to approve and adopt the merger agreement and recommend that SONA’s shareholders approve the SONA merger proposal, SONA’s board of directors did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, SONA’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. SONA’s board of directors considered all these factors as a whole, including discussions with, and questioning of, SONA’s management and SONA’s financial advisor and outside legal counsel, and overall considered the factors to be favorable to, and to support, its determination.

SONA’s board of directors determined that the merger agreement is advisable and in the best interests of SONA and its shareholders. Accordingly, SONA’s board of directors unanimously approved and adopted the merger agreement and unanimously recommends that shareholders vote “FOR” the SONA merger proposal.
EVBS’s Reasons for the Merger; Recommendation of EVBS’s Board of Directors
In adopting the merger agreement and recommending approval of the EVBS merger proposal set forth in this joint proxy statement/prospectus, EVBS’s board of directors evaluated the merger proposal in consultation with members of EVBS’s management and with EVBS’s legal, financial, and business advisors, and also considered a number of positive factors, including the following material factors:
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the expectation that the merger will create a $2.4 billion-asset bank, the seventh largest Virginia-based community bank in deposit market share among Virginia-based banks under $10 billion in assets;

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EVBS’s historical financial performance, prospects for the future, projected financial results and alternatives for loan growth on a stand-alone basis, and the belief that the combined company will have increased resources and ability to accelerate growth and improve profitability in comparison to EVBS on a stand-alone basis;

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the potential for EVBS’s shareholders to benefit from the combined company’s expected profitability and potential for growth, both organic and acquisitive, and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to EVBS’s earnings and prospects on a stand-alone basis;

•
the ability to leverage the combination of EVBS’s strong core deposit base and retail franchise with SONA’s robust loan growth;

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the expectation that the combination will enhance geographic, industry and client diversity of the loan and deposit portfolios;

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the benefits associated with the diversification and balance of the combined company’s revenues;

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the expectation of cost savings and greater efficiencies from conducting SONA’s and EVBS’s operations as part of a larger, single enterprise;

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the expected increase in cash dividend payments to be received by EVBS’s shareholders, as shareholders of SONA following the merger, due to the current quarterly cash dividend payment of  $0.08 per share paid by SONA (or $0.050504 per share of EVBS stock converted into SONA stock in connection with the merger, taking into account the 0.6313 exchange ratio) versus the most recent quarterly cash dividend payment of  $0.03 per share paid by EVBS, although SONA has no obligation to pay future dividends in any particular amounts or at any particular times;

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the potential for increased liquidity in the market for common stock and the opportunity for higher trading multiples of book value and EPS of the combined company, versus EVBS independently;

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the value of the merger consideration relative to the historical market value, book value and earnings of EVBS;

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the continued representation of EVBS’s management on the management team and board of directors of the combined company, and the leadership roles that will be assumed by Mr. Shearin and Mr. Sothen as president and chief executive officer, and chief financial officer, respectively, of the combined company following the merger;

•
the established working relationship between the SONA and EVBS management teams as a result of their mutual investment in Southern Trust Mortgage;

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the belief that the combined company will be able to more effectively and efficiently navigate the challenges of the current and prospective economic, regulatory and competitive environments facing EVBS and the financial services industry generally;

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its review and diligence of SONA’s business, operations, financial condition, asset quality, earnings and prospects, and the complementary nature of EVBS’s business, operations and proficiencies with those of SONA;

•
the financial presentation, dated December 13, 2016, of Sandler O’Neill to EVBS’s board of directors and the opinion of Sandler O’Neill, dated December 13, 2016, to EVBS’s board of directors, to the effect that, as of such date, the exchange ratio provided for in the merger was fair to the holders of EVBS common stock from a financial point of view; and

•
the terms of the merger, including the expected tax treatment, deal protection and termination fee provisions, which EVBS reviewed with its outside legal advisor.

In addition to considering the factors described above, EVBS’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberations on the merger, including the following material factors:
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the probability and likelihood of timely approvals from regulatory authorities and any expected conditions associated with approvals;

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the risks and costs associated with integrating EVBS’s business, operations and employees with those of SONA;

•
the risks of diverting management attention and resources from the operation of EVBS’s business in planning for the merger and executing integration plans, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the risks of not being able to realize all of the anticipated cost savings and operational synergies between SONA and EVBS and the risk that other anticipated benefits might not be realized; and

•
the termination fee payable, under certain circumstances, by EVBS to SONA, including the risk that the termination fee might discourage third parties from offering to acquire EVBS by increasing the cost of a third-party acquisition.

In the judgment of EVBS’s board of directors, the potential benefits of the merger outweigh these considerations.
The preceding discussion of the information and factors considered by EVBS’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by it in connection with its evaluation of the merger. In reaching its determination to approve and adopt the merger agreement and recommend that EVBS’s common shareholders approve the EVBS merger proposal, EVBS’s board of directors did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, EVBS’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. EVBS’s board of directors considered all these factors as a whole, including discussions with, and questioning of, EVBS’s management and EVBS’s financial advisor and outside legal counsel, and overall considered the factors to be favorable to, and to support, its determination.
EVBS’s board of directors unanimously determined that the merger agreement is advisable and in the best interests of EVBS and its shareholders. Accordingly, EVBS’s board of directors unanimously approved and adopted the merger agreement and unanimously recommends that EVBS’s common shareholders vote “FOR” the EVBS merger proposal.
Opinion of SONA’s Financial Advisor
FIG Partners delivered to SONA’s board of directors its opinion dated December 13, 2016 that, based upon and subject to the various considerations set forth in its written opinion, the exchange ratio was fair to the shareholders of SONA from a financial point of view. In requesting FIG Partners’ advice and opinion, no limitations were imposed by SONA upon FIG Partners with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners, which describe the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. SONA shareholders should read this opinion in its entirety.
FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. SONA’s board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
FIG Partners has provided SONA financial advisory services in connection with the merger and will receive a fee for its services in an amount equal to 1.0% of the aggregate purchase price, which at the time of the announcement of the merger was approximately $1.8 million. FIG Partners’ transaction fee is contingent upon the consummation of the merger. FIG Partners also received $250,000 in connection with rendering a written opinion to the SONA board of directors as to the fairness of the exchange ratio, from a financial point of view, to SONA shareholders. Further, SONA has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners’ engagement by SONA. As part of its investment banking business, FIG Partners is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, FIG Partners has experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG Partners’ compliance officer consistent with internal policy. FIG Partners provided certain services to SONA during the prior two years, and received compensation from SONA for such services. FIG Partners has not had a material relationship with or received compensation from EVBS during the prior two years.
FIG Partners’ opinion is directed only to the fairness, from a financial point of view, of the exchange ratio, and, as such, does not constitute a recommendation to any SONA shareholder as to how the shareholder should vote at the SONA shareholder meeting. The summary of the opinion of FIG Partners set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.
The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the SONA board of directors by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the SONA board of directors, but it does summarize all of the material analyses performed and presented by FIG Partners.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the SONA board of directors and its fairness opinion.
In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SONA. The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the exchange ratio, from a financial point of view, to SONA shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which SONA might engage. In addition, as described above, FIG Partners’ opinion was one of many factors taken into consideration by the SONA board of directors in making its determination to approve the merger agreement.
During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon the financial and operating conditions of SONA and EVBS and material prepared in connection with the merger, including, among other things, the following:
•
the merger agreement and terms of the merger;

•
certain documents filed with the SEC by SONA and EVBS;

•
the audited financial statements for SONA and EVBS for the years 2015 and 2014;

•
certain historical publicly available business and financial information concerning SONA and EVBS including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve;

•
certain internal financial statements and other financial and operating data concerning SONA and EVBS;

•
recent trading activity and the market for SONA’s common stock and EVBS’s common stock;

•
certain financial projections prepared by the management of SONA and EVBS;

•
discussions with members of the senior management of SONA and EVBS for the purpose of reviewing the future prospects of SONA and EVBS, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

•
the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

•
other analyses and considered such other factors as we have deemed appropriate.

FIG Partners also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.
In rendering this opinion, FIG Partners has assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by SONA and EVBS in the discussions with SONA. In that regard, FIG Partners has assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of SONA and EVBS, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for SONA and EVBS are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of SONA and EVBS. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of SONA and EVBS or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

Contribution Analysis
FIG Partners analyzed the relative contribution of SONA and EVBS to the pro forma balance sheet and income of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG Partners used historical balance sheet and net income data for SONA and EVBS as of September 30, 2016. The results of FIG Partners’ analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of SONA’s and EVBS’s respective shareholders in the combined company:
	SONA	EVBS
Pro Forma Shares Outstanding(1)	51.4%	48.6%
Pro Forma Fully Diluted Shares	53.0%	47.0%
Total Assets	46.3%	53.7%
Net Loans	49.4%	50.6%
Total Deposits	47.5%	52.5%
Tangible Common Equity(1)(2)	49.3%	50.7%
Net Income (trailing four quarters)	55.7%	44.3%
Market Capitalization(1)(3)	52.2%	47.8%

(1)
Assumes conversion of EVBS’s preferred stock into common equity

(2)
Common equity less goodwill and other intangible assets

(3)
Based on SONA stock price of  $15.39 and EVBS stock price of  $9.40

FIG Partners noted that the ownership interest of SONA’s shareholders in the combined company was generally in line with SONA’s contribution to the balance sheet and income statement of the combined company, particularly with regard to SONA’s contribution to net income, tangible common equity and market capitalization.
Pro Forma Financial Impact
FIG Partners compared the estimated future earnings per share (“EPS”) and tangible book value per share (“TBV”) for SONA as a standalone entity to the future EPS and TBV resulting from the merger. As a baseline, FIG Partners estimated future EPS and TBV for SONA derived from projections developed by FIG Partners in consultation with management. FIG Partners also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings resulting from the merger, estimated purchase accounting adjustments, estimated merger-related expenses, and standalone financial projections for EVBS, again developed by FIG Partners with the assistance of management. Then FIG Partners compared the pro forma EPS and TBV for the combined company with the EPS and TBV for SONA as a standalone entity. This analysis indicated that the merger should be accretive to SONA’s estimated EPS in 2017 through 2022. The analysis also suggested that the TBV dilution resulting from the merger should be recovered in less than 2 years through higher EPS. However, the actual results achieved by SONA following the merger may vary from the projected results, and the variations may be material.

Comparable Transaction Analysis
FIG Partners reviewed a selected group of comparable “merger of equals” transactions announced between January 1, 2013 and December 9, 2016 that involved target banks headquartered in the U.S. with total assets between $500 million and $5.0 billion. For purposes of the analysis, “merger of equals” was defined as transactions where the pro forma ownership of the target was at least 40% (the “Comparable Transactions”). The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following ten transactions:
Date Announced	Acquiror	Acquiror State	Target	Target State
10/24/16	Access National Corp.	VA	Middleburg Financial Corp.	VA
05/05/16	Bar Harbor Bankshares	ME	Lake Sunapee Bank Group	NH
12/07/15	BBCN Bancorp Inc.	CA	Wilshire Bancorp Inc.	CA
09/08/15	Nicolet Bankshares Inc.	WI	Baylake Corp.	WI
01/27/14	Yadkin Financial Corporation	NC	VantageSouth Bancshares	NC
01/21/14	Center Bancorp Inc.	NJ	ConnectOne Bancorp Inc.	NJ
08/15/13	Mercantile Bank Corp.	MI	Firstbank Corp.	MI
06/28/13	Peoples Financial Services	PA	Penseco Financial Services	PA
04/04/13	Provident New York Bancorp	NY	Sterling Bancorp	NY
03/28/13	CBFH Inc.	TX	VB Texas Inc.	TX

Source: SNL Financial
FIG Partners calculated the median ratios for the following relevant transaction pricing multiples for the Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value to core deposits. FIG Partners used these median multiples to estimate the value of EVBS’s common stock by applying each median multiple to EVBS’s tangible common equity, net income for the twelve months ended September 30, 2016, total assets, and core deposits as of September 30, 2016, respectively. The results of this analysis are as follows:
		Comparable Transactions
Valuation Multiple	EVBS Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share(3)
Tangible common equity	$116,990	161.9%	$189,436	$10.32
LTM net income(1)	$8,304	16.1x	$133,279	$7.26
Total assets	$1,314,896	14.6%	$191,383	$10.43
Core deposits(2)	$886,584	7.6%	$184,104	$10.03
	Ranges of Values:	Minimum	$133,279	$7.26
		Maximum	$191,383	$10.43
	4 Factor Average		$174,551	$9.51

(1)
Net income for twelve months ended September 30, 2016

(2)
Excludes certificates of deposits greater than $100,000

(3)
Based on EVBS shares outstanding of 18,356,792; assumes the conversion of preferred shares

The comparable transactions analysis suggested a range of value of  $7.26 to $10.43 per share of EVBS common stock, with an average of  $9.51. FIG Partners noted that the implied value of the merger consideration of  $9.72 per share (the Exchange Ratio multiplied by SONA’s 10 day weighted average price of  $15.39 on December 12, 2016) was within the range of values suggested by the comparable transaction analysis.
Discounted Cash Flow Analysis
FIG Partners estimated the value of SONA’s common stock on a standalone basis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a four-year period. The analysis was based on projections developed by FIG Partners with the assistance of management. In order to estimate the ending stock value, FIG Partners considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the four-year period. FIG Partners applied price to tangible book value multiples ranging from 155% to 195% of SONA’s estimated tangible book value in 2020 and price to earnings multiples ranging 16 to 20 times SONA’s 2020 estimated earnings to derive two unique terminal values. The present value of these terminal values were then calculated based on a range of discount rates of 10% to 14%. The discount rates selected by FIG Partners were intended to reflect different assumptions regarding the required rates of return for holders of SONA common stock. The present value of the terminal values was then added to the present value of the dividend stream for 2017 through 2020 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for SONA’s common stock as follows.
Price/Tangible Book Value Terminal Multiples — Sensitivity Table(1)
		1.55x

Discount Rate	10.0%	$13.76	$14.58	$15.40	$16.22	$17.04
	11.0%	$13.26	$14.05	$14.84	$15.62	$16.41
	12.0%	$12.78	$13.54	$14.30	$15.06	$15.82
	13.0%	$12.32	$13.05	$13.78	$14.51	$15.25
	14.0%	$11.89	$12.59	$13.29	$14.00	$14.70
Price/Earnings Terminal Multiples — Sensitivity Table(1)
		16.0 x	17.0 x

Discount Rate	10.0%	$13.81	$14.61	$15.40	$16.20	$17.00
	11.0%	$13.31	$14.07	$14.84	$15.60	$16.37
	12.0%	$12.82	$13.56	$14.30	$15.04	$15.78
	13.0%	$12.37	$13.08	$13.79	$14.50	$15.21
	14.0%	$11.93	$12.61	$13.30	$13.98	$14.66

(1)
Based on SONA shares outstanding of 12,261,643 as of September 30, 2016.

For comparison, FIG Partners also estimated the value of the common stock of the combined company using a discounted cash flow analysis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of the same four-year period. The analysis was based on FIG Partner’s projections for the combined company, including the impact of cost savings, purchase accounting adjustments, and merger-related expenses, developed with the assistance of management. FIG Partners applied price to tangible book value multiples ranging from 180% to 220% of the pro forma estimated tangible book value in 2020 and price to earnings multiples ranging 16 to 20 times the pro forma 2020 estimated earnings to derive two unique terminal values. The present value of these terminal values were then calculated based on a range of discount rates of 10% to 14%. The present value of the terminal values was then added to the present value of the dividend stream for 2017 through 2020 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for the common stock of the combined company as follows.
Price/Tangible Book Value Terminal Multiples — Sensitivity Table(1)
		1.80x

Discount Rate	10.0%	$16.39	$17.24	$18.10	$18.95	$19.80
	11.0%	$15.79	$16.61	$17.43	$18.25	$19.07
	12.0%	$15.22	$16.01	$16.79	$17.58	$18.37
	13.0%	$14.67	$15.43	$16.19	$16.95	$17.71
	14.0%	$14.15	$14.88	$15.61	$16.34	$17.07
Price/Earnings Acquisition Multiples — Sensitivity Table(1)
		16.0 x	17.0 x

Discount Rate	10.0%	$16.45	$17.41	$18.37	$19.33	$20.29
	11.0%	$15.84	$16.77	$17.69	$18.62	$19.54
	12.0%	$15.27	$16.16	$17.05	$17.94	$18.83
	13.0%	$14.72	$15.58	$16.43	$17.29	$18.15
	14.0%	$14.19	$15.02	$15.85	$16.67	$17.50

(1)
Based on pro forma shares outstanding of 23,850,286 as of September 30, 2016

FIG Partners noted that the per share values for the combined company derived from the discounted cash flow analysis were consistently higher than the corresponding values for SONA as a standalone entity.

Comparable Company Analysis
Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	Market Cap ($M)(5)	Price to TBV(6)	Price to EPS(7)
Premier Financial Bancorp Inc.	PFBI	$1,498.1	9.4%	1.95%	0.81%	6.94%	$208.3	151.5%	17.0x
Paragon Commercial Corp.	PBNC	1,478.9	9.1	0.47	0.93	11.76	228.6	169.3	15.8
C&F Financial Corp.	CFFI	1,425.0	8.8	0.65	0.90	9.43	158.8	127.8	12.5
First United Corp.	FUNC	1,338.2	6.3	2.73	0.92	10.66	81.5	97.3	8.1
Community Financial Corp.	TCFC	1,281.9	8.1	2.16	0.58	6.69	131.8	126.7	19.1
Entegra Financial	ENFC	1,218.4	11.1	1.78	0.54	4.45	125.9	93.6	21.3
Community Bankers Trust Corp.	ESXB	1,204.2	9.4	1.73	0.80	8.62	143.8	126.8	15.2
National Bankshares Inc.	NKSH	1,203.2	14.9	1.11	1.26	8.45	276.9	155.5	18.3
Shore Bancshares Inc.	SHBI	1,157.9	12.4	2.33	0.82	6.19	197.4	139.2	21.4
Peoples Bancorp of NC Inc.	PEBK	1,097.6	10.1	0.56	0.95	9.21	121.9	110.2	12.5
Howard Bancorp Inc.	HBMD	1,014.8	8.1	1.18	0.51	5.49	100.7	122.9	21.8
First South Bancorp Inc.	FSBK	985.8	8.4	0.84	0.69	7.66	107.7	130.7	16.7
Old Point Financial Corp.	OPOF	905.8	10.7	2.10	0.37	3.40	115.5	119.8	35.8
Select Bancorp Inc.	SLCT	844.8	11.4	0.96	0.83	6.64	121.9	127.8	18.1
ASB Bancorp Inc.	ASBB	797.2	11.5	1.31	0.70	5.91	106.0	116.1	19.0
Median		1,203.2	9.4	1.31	0.81	6.94	125.9	126.8	18.1
Southern National Bancorp of VA	SONA	1,135.4	10.1	1.08	0.99	8.60	188.7	166.1	17.9
Eastern Virginia Bankshares(8)	EVBS	1,314.9	9.0	1.59	0.65	6.37	172.6	147.6	21.4

(1)
Tangible common equity as a percentage of tangible assets

(2)
Non-performing assets as a percentage of total assets

(3)
Return on average assets over the last twelve months

(4)
Return on average equity over the last twelve months

(5)
Market capitalization of the stock in millions of dollars

(6)
Most recent stock price to most recent quarter end tangible book value per share

(7)
Most recent stock price to earnings per share for the trailing four quarters

(8)
Assumes EVBS preferred stock is converted to common equity

Source: SNL Financial; most recent financial data as of December 6, 2016
FIG Partners used publicly available information to compare selected financial information for SONA and EVBS to a group of financial institutions selected by FIG Partners, using financial information as of the most recent quarter and market data available on December 6, 2016. The peer group consisted of 15 publicly-traded commercial banks in Washington D.C., Maryland, North Carolina, Virginia and West Virginia with total assets between $750 million and $1.5 billion.
No company used as a comparison in the above analysis is identical to SONA or EVBS. The peer analysis detailed above was used to compare the operating and financial performance of SONA and EVBS to companies of similar size and in similar operating markets. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves considerations and judgements concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion. FIG Partners noted that the median ratios of price to tangible book value and price to earnings for the peer group were 126.8% and 18.1x, respectively. By comparison, SONA’s common stock was trading at 166.1% of tangible book value as of December 6, 2016, which was more than the peer group median. EVBS’s common stock was trading at 147.6% of tangible book value, which was also more than the peer group median.
For comparison, FIG Partners also considered a peer group for the combined company. FIG Partners used publicly available information to compare selected financial information for the pro forma company to a group of financial institutions selected by FIG Partners using financial information as of the most recent quarter and market data available on December 6, 2016. The peer group consisted of 11 publicly-traded commercial banks in Washington D.C., Maryland, North Carolina, Virginia and West Virginia with total assets between $1.5 billion and $4.0 billion.
Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	Market Cap ($M)(5)	Price to TBV(6)	Price to EPS(7)
City Holding Co.	CHCO	$3,866.4	9.4%	1.19%	1.36%	11.96%	$1,023.2	287.8%	20.2x
First Bancorp	FBNC	3,537.5	8.0	1.98	0.77	7.30	532.6	191.7	21.0
Xenith Bankshares Inc.	XBKS	3,325.5	13.2	2.32	6.38	47.00	621.1	143.2	3.4
Park Sterling Corporation	PSTB	3,226.9	9.0	0.43	0.62	5.48	562.9	198.4	28.5
HomeTrust Bancshares Inc.	HTBI	2,754.1	12.6	1.83	0.46	3.52	459.9	133.2	35.0
First Community Bancshares	FCBC	2,450.3	9.7	1.43	1.01	7.32	534.0	234.4	22.3
WashingtonFirst Bankshares	WFBI	1,916.9	9.4	0.58	0.97	9.20	358.1	201.6	21.3
Live Oak Bancshares Inc.	LOB	1,669.7	12.8	0.41	1.11	6.85	623.0	290.8	46.7
Summit Financial Group Inc.	SMMF	1,657.6	8.9	4.07	1.10	11.38	309.6	214.4	18.4
Old Line Bancshares Inc.	OLBK	1,650.1	8.5	0.62	0.71	7.43	281.0	203.1	26.1
American National Bankshares	AMNB	1,615.5	10.1	0.42	1.07	8.37	299.0	189.2	17.9
Median		2,450.3	9.4	1.19	1.01	7.43	532.6	201.6	21.3
Pro Forma Institution	SONA	2,479.3	8.7	1.08	1.03	8.79	361.3	176.1	14.6

(1)
Tangible common equity as a percentage of tangible assets

(2)
Non-performing assets as a percentage of total assets

(3)
Return on average assets over the last twelve months

(4)
Return on average equity over the last twelve months

(5)
Market capitalization of the stock in millions of dollars

(6)
Most recent stock price to most recent quarter end tangible book value per share

(7)
Most recent stock price to earnings per share for the trailing four quarters

Source: SNL Financial; most recent financial data as of December 6, 2016
FIG Partners noted that the median ratios of price to tangible book value and price to earnings for the pro forma peer group were 201.6% and 21.3x, respectively. FIG Partners observed that the pro forma peer group was trading at higher multiples of price to tangible book value and price to earnings than the standalone peer group. FIG Partners also noted that the multiple of price to tangible book value for the pro forma combined company would have been 176.1% and the multiple of earnings for the combined bank would have been only 14.6x including the full benefit of anticipated cost savings and purchase accounting adjustments. Both pro forma pricing ratios were well below the median pricing ratios for the pro forma peer group.
As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the exchange ratio was fair, from a financial point of view, to SONA’s shareholders. FIG Partners’ opinion and presentation to the SONA board of directors were among the many factors taken into consideration by the SONA board of directors in making its determination to approve the merger, and to recommend that SONA shareholders approve the merger.

Opinion of EVBS’s Financial Advisor
EVBS retained Sandler O’Neill, to act as financial advisor to EVBS’s board of directors in connection with EVBS’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 13, 2016 meeting at which EVBS’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to EVBS’s board of directors its oral opinion, which was subsequently confirmed in writing on December 13, 2016, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of EVBS common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of EVBS common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to EVBS’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of EVBS as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of EVBS common stock and does not address the underlying business decision of EVBS to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for EVBS or the effect of any other transaction in which EVBS might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of EVBS or SONA, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of EVBS common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:
•
a draft of the merger agreement, dated December 13, 2016;

•
certain publicly available financial statements and other historical financial information of EVBS that Sandler O’Neill deemed relevant;

•
certain publicly available financial statements and other historical financial information of SONA that Sandler O’Neill deemed relevant;

•
publicly available consensus median analyst estimates for EVBS for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS;

•
publicly available consensus analyst estimates for SONA for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA for the offer and sale of  $25 million of subordinated notes by SONA with a coupon of 6.5%;

•
the pro forma financial impact of the Merger on SONA based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of SONA;

•
the relative contribution of assets, liabilities, equity and earnings of EVBS and SONA to the combined entity;

•
the publicly reported historical price and trading activity for EVBS Common Stock and SONA Common Stock, including a comparison of certain stock market information for EVBS Common Stock and SONA Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for EVBS and SONA with similar institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry on a nationwide basis, to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of EVBS the business, financial condition, results of operations and prospects of EVBS and held similar discussions with certain members of the senior management of SONA regarding the business, financial condition, results of operations and prospects of SONA.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to Sandler O’Neill by EVBS or SONA or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of EVBS and SONA that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill had not been asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of EVBS or SONA or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of EVBS or SONA. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of EVBS or SONA, or of the combined entity after the Merger, and it did not review any individual credit files relating to EVBS or SONA. Sandler O’Neill assumed, with EVBS’s consent, that the respective allowances for loan losses for both EVBS and SONA were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst estimates for EVBS for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS. In addition, Sandler O’Neill used publicly available consensus analyst estimates for SONA for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA for the offer and sale of  $25 million of subordinated notes by SONA with a coupon of 6.5%. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of SONA. With respect to the foregoing information, the respective senior managements of EVBS and SONA confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of EVBS and SONA, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill had also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of EVBS or SONA since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that EVBS and SONA would remain as going concerns for all periods relevant to its analysis.
Sandler O’Neill also assumed, with EVBS’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on EVBS, SONA or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with EVBS’s consent, Sandler O’Neill relied upon the advice that EVBS received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of EVBS Common Stock or SONA Common Stock at any time or what the value of EVBS common stock would be once it is actually received by the holders of EVBS common stock.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to EVBS’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to EVBS or SONA and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of EVBS and SONA and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of EVBS, SONA and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to EVBS’s board of directors at its December 13, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of EVBS common stock or the prices at which EVBS common stock or SONA common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by EVBS’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of EVBS’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between EVBS and SONA.
Summary of Proposed Exchange Ratio and Implied Transaction Metrics.   Sandler O’Neill reviewed the financial terms of the proposed Merger. Using the closing price of SONA common stock as of December 12, 2016 of  $15.61 for valuing SONA common stock, Sandler O’Neill calculated an aggregate implied transaction value of approximately $180.9 million, or an implied transaction price per share of $9.85. Based upon financial information for EVBS as of or for the last twelve months (“LTM”) ended September 30, 2016 and for the years ending December 31, 2016 and December 31, 2017, based on median consensus analyst estimates, Sandler O’Neill calculated the following implied transaction metrics:
Transaction Price/Last Twelve Months Earnings Per Share:	21.9x
Transaction Price/2016E Earnings Per Share(1):	23.5x
Transaction Price/2017E Earnings Per Share(1):	20.3x
Transaction Price/Tangible Book Value Per Share (As Converted)(2):	155%
Core Deposit Premium(3):	7.2%
One Day Market Premium to December 12, 2016 EVBS Closing Stock Price:	2.8%

(1)
Median consensus analyst earnings per share estimates as of December 12, 2016

(2)
EVBS Tangible book value per share as converted for 5,240,192 shares of convertible preferred stock outstanding

(3)
Core deposits defined as total deposits less jumbo CDs (> $100,000)

Contribution Analysis.   Sandler O’Neill reviewed the relative contribution of various balance sheet and income statement items to be made by EVBS and SONA to the combined entity based on financial information for both companies as of or for the period ended September 30, 2016 and for the years ending December 31, 2016 and December 31, 2017 based on median publicly available consensus analyst estimates for EVBS and SONA. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of EVBS and SONA shareholders in the combined company based on the 0.6313x exchange ratio provided for in the merger and the as-converted shares of EVBS common stock assuming full conversion of outstanding EVBS preferred stock.
	EVBS(1)	SONA
	%	%
Balance Sheet
Net Loans	50.6%	49.4%
Total Assets	53.7%	46.3%
Total Deposits	52.5%	47.5%
Tangible Equity	50.7%	49.3%
Income Statement
Year to Date Net Income	43.0%	57.0%
2016E Net Income(2)	41.4%	58.6%
2017E Net Income(2)	44.6%	55.4%
Market Capitalization	47.9%	52.1%
Pro Forma Ownership	48.6%	51.4%

(1)
Assumes conversion of 5,240,192 EVBS shares of convertible preferred stock outstanding.

(2)
Based on median consensus earnings per share estimates. SONA 2017E Net Income shown pro forma for $25 million of subordinated notes at 6.50%

Stock Trading History.   Sandler O’Neill reviewed the historical stock price performance of EVBS common stock and SONA common stock for the three-year period ended December 12, 2016. Sandler O’Neill then compared the relationship between the stock price performance of EVBS’s common stock and SONA’s common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
EVBS Three-Year Stock Price Performance
	Beginning December 12, 2013	Ending December 12, 2016
EVBS	100%	137.8%
EVBS Peer Group	100%	157.0%
NASDAQ Bank Index	100%	150.9%
S&P 500 Index	100%	127.1%
SONA Three-Year Stock Price Performance
	Beginning December 12, 2013	Ending December 12, 2016
SONA	100%	156.4%
SONA Peer Group	100%	156.6%
NASDAQ Bank Index	100%	150.9%
S&P 500 Index	100%	127.1%

Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for EVBS with a group of financial institutions, including SONA, selected by Sandler O’Neill (the “EVBS Peer Group”). The EVBS Peer Group consisted of major exchange traded banks and thrifts headquartered in District of Columbia, Maryland, Virginia, and West Virginia with assets between $750 million and $5 billion, excluding announced merger targets. The EVBS Peer Group consisted of SONA and the following companies:
Access National Corporation	Old Line Bancshares, Inc.
American National Bankshares Inc.	Old Point Financial Corporation
C&F Financial Corporation	Premier Financial Bancorp, Inc.
City Holding Company	Sandy Spring Bancorp, Inc.
Community Bankers Trust Corporation	Severn Bancorp, Inc.
Community Financial Corporation	Shore Bancshares, Inc.
First Community Bancshares, Inc.	Summit Financial Group, Inc.
First United Corporation	WashingtonFirst Bankshares, Inc.
Howard Bancorp, Inc.	Xenith Bankshares, Inc.
National Bankshares, Inc.
The analysis compared financial information for EVBS provided by EVBS as of or for the twelve months ended September 30, 2016 (unless otherwise noted) with the corresponding publicly available data for the EVBS Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise noted), with pricing data as of December 12, 2016. The table below sets forth the data for EVBS and the high, low, median and mean data for the EVBS Peer Group:
EVBS Comparable Company Analysis
	EVBS	EVBS Peer Group Median	EVBS Peer Group Mean	EVBS Peer Group High	EVBS Peer Group Low
Total assets (in millions)	$1,315	$1,394	$1,780	$4,811	$778
Loans/Deposits	92.7%	93.2%	92.8%	110.0%	63.0%
Non-performing assets(1)/Total assets	1.59%	1.31%	1.65%	4.11%	0.42%
Tangible common equity/Tangible assets	9.02%	9.42%	9.81%	14.88%	6.31%
Leverage Ratio	9.41%	10.29%	10.50%	15.37%	8.55%
Total RBC Ratio	15.56%	14.10%	14.63%	25.97%	10.71%
Last Twelve Months Return on average assets	0.65%	0.98%	1.25%	6.38%	0.37%
Last Twelve Months Return on average equity	6.37%	8.61%	10.95%	47.00%	3.40%
Last Twelve Months Net interest margin	3.72%	3.56%	3.73%	6.33%	3.11%
Last Twelve Months Efficiency ratio	76.72%	63.21%	65.52%	84.44%	49.77%
Price/Tangible book value	150%	163%	169%	281%	97%
Price/Last Twelve Months Earnings per share	21.3x	18.6x	18.0x	34.8x	3.4x
Price/Median Analyst 2016E Earnings per share(2)	22.8x	19.8x	22.1x	59.6x	15.2x
Price/Median Analyst 2017E Earnings per share(2)	20.0x	18.1x	18.3x	25.5x	13.8x
Current Dividend Yield	1.3%	1.6%	1.5%	2.9%	0.0%
Market value (in millions)	$176	$248	$316	$999	$81

Note:
EVBS shown on a fully converted basis for 5,240,192 shares of convertible preferred stock outstanding

(1)
Nonperforming assets defined as nonaccrual loans, real estate owned and repossessed assets, and restructured loans

(2)
Based on median publicly available analyst estimates.

Sandler O’Neill used publicly available information to perform a similar analysis for SONA and a group of financial institutions, including EVBS, selected by Sandler O’Neill (the “SONA Peer Group”). The SONA Peer Group consisted of major exchange traded banks and thrifts headquartered in District of

Columbia, Maryland, Virginia, and West Virginia with assets between $750 million and $5 billion, excluding announced merger targets. The SONA Peer Group consisted of EVBS and the same companies as in the EVBS Peer Group (other than SONA).
The analysis compared financial information for SONA provided by SONA as of or for the twelve months ended September 30, 2016 (unless otherwise noted) with the corresponding publicly available data for the SONA Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise noted), with pricing data as of December 12, 2016. The table below sets forth the data for SONA and the high, low, median and mean data for the SONA Peer Group:
SONA Comparable Company Analysis
	SONA	SONA Peer Group Median	SONA Peer Group Mean	SONA Peer Group High	SONA Peer Group Low
Total assets (in millions)	$1,135	$1,394	$1,789	$4,811	$778
Loans/Deposits	99.7%	92.9%	92.4%	110.0%	63.0%
Non-performing assets(1)/Total assets	1.08%	1.51%	1.67%	4.11%	0.42%
Tangible common equity/Tangible assets	10.11%	9.41%	9.76%	14.88%	6.31%
Leverage Ratio	10.57%	10.10%	10.44%	15.37%	8.55%
Total RBC Ratio	13.52%	14.30%	14.74%	25.97%	10.71%
Last Twelve Months Return on average assets	0.99%	0.95%	1.23%	6.38%	0.37%
Last Twelve Months Return on average equity	8.60%	8.53%	10.83%	47.00%	3.40%
Last Twelve Months Net interest margin	4.05%	3.56%	3.71%	6.33%	3.11%
Last Twelve Months Efficiency ratio	55.54%	63.92%	66.58%	84.44%	49.77%
Price/Tangible book value	168%	154%	168%	281%	97%
Price/Last Twelve Months Earnings per share	18.4x	19.3x	18.2x	34.8x	3.4x
Price/Median Analyst 2016E Earnings per share(2)	—	19.8x	22.2x	59.6x	15.2x
Price/Median Analyst 2017E Earnings per share(2)	—	18.1x	18.4x	25.5x	13.8x
Current Dividend Yield	2.0%	1.4%	1.5%	2.9%	0.0%
Market value (in millions)	$191	$248	$315	$999	$81

Note:
EVBS shown on a fully converted basis for 5,240,192 shares of convertible preferred stock outstanding

(1)
Nonperforming assets defined as nonaccrual loans, real estate owned and repossessed assets, and restructured loans

(2)
Based on median publicly available analyst estimates.

Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Precedent Transactions”). The Precedent Transactions group consisted of transactions with all stock deal values greater than $100 million between January 1, 2013 and December 12, 2016, where the pro forma ownership and board representation of former shareholders and directors of the target were greater than 40%. The Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Access National Corp.	Middleburg Financial Corp.
BBCN Bancorp Inc.	Wilshire Bancorp Inc.
Nicolet Bankshares Inc.	Baylake Corp.
Yadkin Financial Corporation	VantageSouth Bancshares
Center Bancorp Inc.	ConnectOne Bancorp Inc.
Rockville Financial Inc.	United Financial Bancorp
Mercantile Bank Corp.	Firstbank Corp.
Peoples Financial Services	Penseco Financial Services
Union First Market Bkshs Corp.	StellarOne Corp.
Provident New York Bancorp	Sterling Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Precedent Transactions group.
	EVBS/ SONA	Precedent Transactions Median	Precedent Transactions Mean	Precedent Transactions High	Precedent Transactions Low
Transaction price/Last Twelve Months earnings per share:	21.9x	18.5x	25.2x	53.1x	13.9x
Transaction price/Tangible book value per share:	155%	154%	165%	224%	140%
Core deposit premium:	7.2%	7.6%	10.4%	22.9%	6.0%
1-Day market premium(1):	2.8%	14.7%	15.7%	26.1%	5.2%

Note:
EVBS shown on a fully diluted basis for 5,240,192 shares of convertible preferred stock outstanding.

(1)
Based on EVBS’s closing price of  $9.59 on December 12, 2016

Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the net present value per share of EVBS common stock assuming EVBS performed in accordance with publicly available consensus median analyst estimates for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, and estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS. To approximate the terminal value of a share of EVBS common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 16.0x to 21.0x and price to December 31, 2020 tangible book value per share multiples ranging from 100% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of EVBS common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of EVBS common stock of  $7.26 to $10.93 when applying multiples of earnings per share and $5.39 to $13.53 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
9.0%	$8.44	$8.94	$9.44	$9.94	$10.43	$10.93
10.0%	$8.12	$8.60	$9.08	$9.56	$10.04	$10.53
11.0%	$7.82	$8.28	$8.75	$9.21	$9.67	$10.13
12.0%	$7.54	$7.98	$8.43	$8.87	$9.32	$9.76
13.0%	$7.26	$7.69	$8.12	$8.55	$8.98	$9.41
Tangible Book Value Per Share Multiples
Discount Rate	100%	125%	150%	175%	200%	225%
9.0%	$6.26	$7.71	$9.17	$10.62	$12.07	$13.53
10.0%	$6.03	$7.43	$8.82	$10.22	$11.62	$13.02
11.0%	$5.81	$7.15	$8.50	$9.84	$11.19	$12.54
12.0%	$5.60	$6.89	$8.19	$9.48	$10.78	$12.07
13.0%	$5.39	$6.64	$7.89	$9.14	$10.38	$11.63
Sandler O’Neill also considered and discussed with the EVBS board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming EVBS’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for EVBS common stock, applying the price to 2020 earnings per share multiples range of 16.0x to 21.0x referred to above and a discount rate of 12.78%.

Earnings Per Share Multiples
Annual Budget Variance	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(20.0%)	$5.94	$6.28	$6.63	$6.98	$7.32	$7.67
(15.0%)	$6.28	$6.65	$7.02	$7.39	$7.75	$8.12
(10.0%)	$6.63	$7.02	$7.41	$7.80	$8.19	$8.58
(5.0%)	$6.98	$7.39	$7.80	$8.21	$8.62	$9.03
0.0%	$7.32	$7.75	$8.19	$8.62	$9.05	$9.48
5.0%	$7.67	$8.12	$8.58	$9.03	$9.48	$9.94
10.0%	$8.01	$8.49	$8.96	$9.44	$9.92	$10.39
15.0%	$8.36	$8.86	$9.35	$9.85	$10.35	$10.85
20.0%	$8.71	$9.22	$9.74	$10.26	$10.78	$11.30
Sandler O’Neill also performed an analysis that estimated the net present value per share of SONA common stock assuming that SONA performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA for the offer and sale of  $25 million of subordinated notes by SONA with a coupon of 6.5%. To approximate the terminal value of SONA common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 16.0x to 21.0x and price to December 31, 2020 tangible book value per share multiples ranging from 100% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SONA common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of SONA common stock of  $12.24 to $18.25 when applying multiples of earnings per share and $8.38 to $20.28 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
9.0%	$14.19	$15.00	$15.82	$16.63	$17.44	$18.25
10.0%	$13.67	$14.45	$15.23	$16.02	$16.80	$17.58
11.0%	$13.17	$13.92	$14.68	$15.43	$16.18	$16.93
12.0%	$12.70	$13.42	$14.15	$14.87	$15.59	$16.32
13.0%	$12.24	$12.94	$13.64	$14.34	$15.03	$15.73
Tangible Book Value Per Share Multiples
Discount Rate	100%	125%	150%	175%	200%	225%
9.0%	$9.69	$11.81	$13.93	$16.04	$18.16	$20.28
10.0%	$9.34	$11.38	$13.42	$15.45	$17.49	$19.53
11.0%	$9.01	$10.97	$12.93	$14.89	$16.85	$18.81
12.0%	$8.69	$10.58	$12.46	$14.35	$16.24	$18.12
13.0%	$8.38	$10.20	$12.02	$13.84	$15.65	$17.47
Sandler O’Neill also considered and discussed with the EVBS board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming SONA’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for SONA common stock, applying the price to 2020 earnings per share multiples range of 16.0x to 21.0x referred to above and a discount rate of 12.78%.

Earnings Per Share Multiples
Annual Budget Variance	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(20.0%)	$10.09	$10.66	$11.22	$11.78	$12.34	$12.90
(15.0%)	$10.66	$11.25	$11.85	$12.45	$13.05	$13.64
(10.0%)	$11.22	$11.85	$12.48	$13.12	$13.75	$14.38
(5.0%)	$11.78	$12.45	$13.12	$13.78	$14.45	$15.12
0.0%	$12.34	$13.05	$13.75	$14.45	$15.15	$15.86
5.0%	$12.90	$13.64	$14.38	$15.12	$15.86	$16.60
10.0%	$13.47	$14.24	$15.01	$15.79	$16.56	$17.33
15.0%	$14.03	$14.84	$15.65	$16.45	$17.26	$18.07
20.0%	$14.59	$15.44	$16.28	$17.12	$17.97	$18.81
Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the second calendar quarter of 2017. In performing this analysis, Sandler O’Neill utilized the following information: (i) publicly available consensus median analyst estimates for EVBS for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS; (ii) publicly available consensus analyst estimates for SONA for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA for the offer and sale of  $25 million of subordinated notes by SONA with a coupon of 6.5%; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of SONA. The analysis indicated that the merger could be accretive to SONA’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, dilutive to SONA’s estimated tangible book value per share at close.
In connection with this analysis, Sandler O’Neill considered and discussed with the EVBS board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill has acted as EVBS’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.25% of the aggregate purchase price, which fee at the time of announcement was approximately $2.3 million. Sandler O’Neill’s transaction fee is contingent upon the closing of the merger. Sandler O’Neill also received a $475,000 fee upon rendering its fairness opinion to the EVBS board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. EVBS has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.
In the two years preceding the date of its opinion, Sandler O’Neill provided certain other investment banking services to EVBS and received fees for such services. Most recently, Sandler O’Neill was engaged to act as EVBS’s sole placement agent in connection with EVBS’s offer and sale of senior subordinated debt which occurred in April 2015. Sandler O’Neill did not provide any investment banking services to SONA in the two years preceding the date of its opinion. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to EVBS and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of EVBS, SONA and their respective affiliates for its own account and for the accounts of its customers.

Certain Financial Projections
SONA and EVBS do not, as a matter of course, make public projections as to future performance, earnings or other results due to, among other reasons, the significant unpredictability of the underlying assumptions and estimates. However, in connection with their respective due diligence, SONA’s management provided EVBS and its financial advisor with, and EVBS’s management provided SONA and its financial advisor with, certain internal projected financial information. The projected financial information was not prepared or presented with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but in the view of SONA’s and EVBS’s management, was prepared and presented on a reasonable basis, reflected the best then-available estimates and judgments, and presented, to the knowledge and belief of SONA’s and EVBS’s management, the expected course of action and the expected future financial performance of SONA and EVBS, respectively. However, at the time FIG Partners and Sandler O’Neill delivered their fairness opinions in December 2016 to the boards of directors of SONA and EVBS, respectively, FIG Partners and Sandler O’Neill relied on more current financial information for purposes of and did not use any projected financial information provided by management of EVBS or SONA (respectively) in their analyses, except for the financial forecasts (defined below).
In preparing its analysis Sandler O’Neill used estimated long-term annual earnings and balance sheet growth rates for SONA for the years ended December 31, 2018 through December 31, 2020 (the “financial forecasts”), as provided to Sandler O’Neill by the senior management of SONA. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this joint proxy statement/prospectus should not place undue reliance on the financial forecasts. Neither SONA’s nor EVBS’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or any other form of assurance on such financial forecasts or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts.
The financial forecasts are based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain, are difficult to predict and many of which are beyond the control of SONA. The financial forecasts are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside the control of SONA, volatility in interest rates, economic conditions generally and in the markets that SONA serves, consumer sentiment, and other risks and uncertainties relating to SONA’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under "Forward-Looking Statements," all of which are subject to change. As a result, actual results may differ materially from those contained in or implied by the financial forecasts.
The inclusion of the financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of SONA, EVBS, FIG Partners or Sandler O’Neill, or their respective affiliates, officers, directors, advisors or other representatives consider the financial forecasts to be necessarily predictive of actual future events, and the financial forecasts should not be relied upon as such. None of SONA, EVBS, FIG Partners or Sandler O’Neill, or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial forecasts, and none of them has any intent to or undertakes any obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date the financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.
Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date such financial forecasts were prepared. SONA can give no assurance that, had the financial forecasts been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. The financial forecasts do not take into account all possible financial and other effects on SONA of the merger and do not attempt to predict or suggest future results of the combined company. The financial forecasts do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, any potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the financial forecasts do not take into account the effect of any possible failure of the merger to occur.
None of SONA or its affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person, including EVBS or any of its affiliates, officers, directors or other representatives, regarding SONA’s ultimate performance compared to the financial forecasts or that the projected results will be achieved. The financial forecasts are being provided because they were considered by the SONA board of directors and the EVBS board of directors in adopting the merger agreement and in authorizing and approving the merger and all other transactions contemplated by the merger agreement.
The following table presents selected projected financial information of SONA constituting the financial forecasts:
Projected annual growth rate for fiscal years 2018 to 2020
Total assets	4.0%
Net income	10.0%
The financial forecasts set forth above represent the most recent projections prepared by SONA and delivered to EVBS prior to the announcement of the transaction in December 2016. Readers of this joint proxy statement/prospectus are urged to review SONA’s and EVBS’ most recent public filings with the SEC for a description of each company’s results of operations and financial condition during the most recent interim period and prior year.
Interests of Certain SONA Directors and Executive Officers in the Merger
In considering the recommendations of the SONA board of directors that SONA shareholders vote in favor of the SONA merger proposal and the SONA compensation proposal, SONA shareholders should be aware that SONA directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of SONA. The SONA board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.
Outstanding Stock Options.   SONA has made periodic grants of stock options to its directors, executive officers and other employees. The merger will not accelerate the vesting or exercisability of any outstanding and unvested stock options. All stock options will remain outstanding subject to the same terms and conditions that are applicable prior to the merger.
Change in Control Agreements.   SONA currently has change in control agreements with each of Ms. Derrico and Messrs. Porter and Baker. These agreements provide such officers certain lump sum cash payments in the event the officer’s employment is terminated without cause at any time or if, following a change in control, such employment is terminated by the executive for “good reason” and the officer signs the form of mutual general release. Upon a qualifying termination, the executive would receive a lump sum cash payment equal to a multiple (three times for Ms. Derrico, two times for Mr. Porter and 1.5 times for Mr. Baker) of the sum of his or her annual base salary and target bonus as set by the SONA board of directors, or if the SONA board of directors has not set a target bonus, the bonus paid by SONA for the year prior to the year in which termination occurs. In addition to the cash payment, the executives will receive continuation of health insurance for a period ending on the earlier of  (x) the date of receipt of comparable benefits from a new employer or (y) 24 months. The agreement also provides that the executive’s equity awards will become fully-vested. SONA also agreed to pay the excise tax that may be levied on “excess parachute payments” under Section 4999 of the Code, plus all taxes on such payments (known as a “gross-up payment”). The merger does not constitute a “change in control” for purposes of Section 280G of the Code.
A “change in control” as defined under the change in control agreements includes the completion of the merger. Notwithstanding each of Ms. Derrico’s and Messrs. Porter’s and Baker’s expected continued employment with the Continuing Corporation, prior to the closing of the merger, SONA intends to enter into termination agreements with each of Ms. Derrico and Messrs. Porter and Baker, which will provide for termination of the SONA change in control agreements at the effective time of the merger and payment of the full change in control payment calculated in accordance with the respective change in control agreement, as described above. The estimated amounts of the change in control payments are provided below under “Interests of Certain SONA Directors and Executive Officers in the Merger — Golden Parachute Compensation.”
Supplemental Executive Retirement Agreements.   SONA currently has supplemental executive retirement agreements with each of Ms. Derrico and Mr. Porter (each, a “SONA SERP”). The SONA SERPs provide that if the executive remains in employment through August 1, 2017, the executive will be entitled to a normal retirement benefit of ten annual payments of  $213,582 for Ms. Derrico and to $153,964 for Mr. Porter beginning on the first day of the seventh month following the executive’s separation from service. The executives are 100% vested in their accrued benefits under the SONA SERPs, and the SONA SERPs do not provide for acceleration of payment upon a change in control. If the executive’s separation from service follows a change in control, the executive will receive his or her normal retirement benefit beginning the first day of the seventh month following the executive’s separation from service. A “change in control” as defined under the SONA SERP includes the completion of the merger. The estimated incremental amounts of the benefits under the SONA SERP for which vesting would be accelerated in connection with the merger are provided below under “Interests of Certain SONA Directors and Executive Officers in the Merger — Golden Parachute Compensation.”
Golden Parachute Compensation.   The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which SONA named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger occurred on April 1, 2017. The merger-related compensation payable to the SONA named executive officers is the subject of a non-binding advisory vote of SONA shareholders, as described under “Proposals to be Considered at the SONA Special Meeting — Approval of the SONA Compensation Proposal (SONA Proposal No. 2)” beginning on page    .
Golden Parachute Compensation
Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits	Tax reimbursement(4)	Other	Total
Georgia S. Derrico	$2,213,720	—	$673,420	—	—	—	$2,887,140
R. Roderick Porter	$1,001,550	—	$478,875	—	—	—	$1,480,425
Thomas Baker	$335,040	—	—	—	—	—	$335,040

(1)
Reflects estimated cash payments payable under the named executive officers’ change in control agreements equal to a multiple (three times for Ms. Derrico, two times for Mr. Porter and 1.5 times for Mr. Baker) of the sum of his or her annual base salary the bonus paid by SONA for calendar year 2016. The amounts in the table reflect base salaries as of April 1, 2017 (Ms. Derrico, $469,577; Mr. Porter, $318,675; and Mr. Baker, $217,360) and the bonus paid by the Bank for calendar year 2016 (Ms. Derrico, $268,330; Mr. Porter, $182,100; and Mr. Baker, $6,000). Notwithstanding each of Ms. Derrico’s and Messrs. Porter’s and Baker’s expected continued employment with the Continuing Corporation, prior to the closing of the merger, SONA and EVBS intend to enter into termination agreements with each of Ms. Derrico and Messrs. Porter and Baker, which will provide for termination of the SONA change in control agreements at the effective time of the merger and payment of the full change in control payment calculated in accordance with the respective change in control agreement (each, a “single-trigger” payment).

(2)
Each of Ms. Derrico and Messrs. Porter and Baker hold unvested stock options. However, the merger does not constitute a “change in control” as defined in the stock option plan and, accordingly, the merger will not accelerate the vesting or exercisability of such outstanding and unvested stock options. All stock options will remain outstanding subject to the same terms and conditions that are applicable prior to the merger.

(3)
Amounts listed in this column represent the incremental amount of the benefit under the SONA SERP for which vesting would be accelerated in connection with the merger (a “single-trigger” benefit). However, the SONA SERPs do not provide for acceleration of payment in connection with the merger. At April 1, 2017, each of Ms. Derrico’s and Mr. Porter’s cumulative vested percentage in his or her normal retirement benefit under the SONA SERP was 69%.

(4)
As stated above, SONA has agreed to pay the excise tax that may be levied on “excess parachute payments” under Section 4999 of the Code, plus all taxes on such payments (known as a “gross-up payment”). However, the merger is not a ‘change in control” of SONA for purposes of Section 280G of the Code and, accordingly, the gross-up payment, if any, will not be triggered.

New Employment Agreements for SONA Named Executive Officers.   In connection with the merger, the Continuing Corporation will enter into new employment agreements to be effective upon completion of the merger with Ms. Derrico and Messrs. Porter and Baker. The term of the new employment agreements will commence as of the effective date of the merger and will terminate on the second anniversary thereof. The new employment agreements provide for annual salary for each of Ms. Derrico and Messrs. Porter and Baker to be determined by the compensation committee of the Board of Directors of the Continuing Corporation, and participation in such benefit plans, policies, and programs as may be maintained, from time to time, by Continuing Corporation. If the executive is terminated by SONA without “cause” (as defined in the new employment agreement) prior to the expiration of the term, then he or she will receive a severance payment equal to his or her base salary that would have been paid through the expiration of the term, absent his or her termination of employment, payable in a single lump sum. Ms. Derrico and Mr. Porter also will receive reimbursement for group health care premiums and will be provided with a personal assistant having a salary not to exeed $60,000, in each case for two years following termination of employment, and his or her outstanding options will become fully-vested and exercisable as of the date of such termination. The new employment agreements contain customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.
Director and Executive Officer Appointments.   At the effective date of the merger, six current directors of SONA, Georgia S. Derrico, R. Roderick Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennings and Charles A. Kabbash, and five current directors of EVBS, Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson will become directors of SONA and J. Mikesell Thomas will serve as an observer to the board of directors of SONA. Each of these directors will also serve as directors of Sonabank. Georgia S. Derrico, the current chief executive officer and chairman of the board of directors of SONA, will serve as SONA’s executive chairman of the board of directors following the effective date of the merger and R. Roderick Porter, the current president and vice chairman of the board of directors of SONA, will serve as executive vice chairman of the board of directors. Mr. Shearin, the current president and chief executive officer of EVBS, will serve as president and chief executive officer of SONA and Sonabank; Mr. J. Adam Sothen, the current chief financial officer of EVBS, will serve as SONA’s and Sonabank’s chief financial officer; William H. Lagos, the current executive vice president and chief financial officer of SONA, will serve as SONA’s and Sonabank’s chief accounting officer; Thomas P. Baker will serve as SONA’s and Sonabank’s co-chief credit officer; James S. Thomas, the current executive vice present and chief channel distribution officer of EVBS, will serve as SONA’s and Sonabank’s co-chief credit officer; William H. Stevens, the current executive vice president, credit of SONA, will serve as SONA’s and Sonabank’s executive vice president and chief credit risk officer; and Douglas R. Taylor, the current executive vice president and chief risk officer of EVBS, will serve as SONA’s and Sonabank’s executive vice president and chief risk officer.
Interests of Certain EVBS Directors and Executive Officers in the Merger
In considering the recommendations of the EVBS board of directors that EVBS shareholders vote in favor of the EVBS merger proposal and the EVBS compensation proposal, EVBS shareholders should be aware that EVBS directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of EVBS. The EVBS board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.
Indemnification and Insurance.   Following the effective date of the merger, SONA has agreed to indemnify, defend and hold harmless any officer or director of EVBS who has rights to indemnification from EVBS or any of its subsidiaries to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and EVBS’s or its subsidiaries’ organizational documents. SONA has also agreed to purchase a six year “tail” prepaid policy, on the same terms as EVBS’s existing directors’ and officers’ liability insurance, for the current officers and directors of EVBS, subject to a cap on the cost of such policy equal to 300% of the last annual premium paid by EVBS.
Director and Executive Officer Appointments.   At the effective date of the merger, six current directors of SONA, Georgia S. Derrico, R. Roderick Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennings and Charles A. Kabbash and five current directors of EVBS, Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson will become directors of SONA and J. Mikesell Thomas will serve as an observer to the board of directors of SONA. Each of these directors will also serve as directors of Sonabank. Georgia S. Derrico, the current chief executive officer and chairman of the board of directors of SONA, will serve as SONA’s executive chairman of the board of directors following the effective date of the merger and R. Roderick Porter, the current president and vice chairman of the board of directors of SONA, will serve as executive vice chairman of the board of directors. Mr. Shearin, the current president and chief executive officer of EVBS, will serve as president and chief executive officer of SONA and Sonabank; Mr. J. Adam Sothen, the current chief financial officer of EVBS, will serve as SONA’s and Sonabank’s chief financial officer; William H. Lagos, the current executive vice president and chief financial officer of SONA, will serve as SONA’s and Sonabank’s chief accounting officer; Thomas P. Baker will serve as SONA’s and Sonabank’s co-chief credit officer; James S. Thomas, the current executive vice present and chief channel distribution officer of EVBS, will serve as SONA’s and Sonabank’s co-chief credit officer; William H. Stevens, the current executive vice president, credit of SONA, will serve as SONA’s and Sonabank’s executive vice president and chief credit risk officer; and Douglas R. Taylor, the current executive vice president and chief risk officer of EVBS, will serve as SONA’s and Sonabank’s executive vice president and chief risk officer.
SONA pays non-employee directors a basic cash retainer on a quarterly or monthly basis that is designed to compensate directors for their participation on the SONA board of directors and the execution of their basic duties and responsibilities. Non-employee members of the board of directors of SONA received an annual retainer of  $20,000 each during the first half of 2016 and the chairman of each board committee received an annual retainer of  $22,000, in each case payable quarterly. Effective for SONA board and committee meetings in the second half of 2016, non-employee members of the board of directors of SONA receive an annual retainer of  $25,000 each and the chairman of each board committee receives an annual retainer of  $27,000, in each case payable quarterly. All of the directors of SONA are also directors of Sonabank. Each non-employee director of Sonabank receive a fee of  $1,000 and $500 for attendance at Sonabank board meetings and Sonabank board committee meetings, respectively. Each non-employee director of Sonabank also receives reimbursement for any travel, food and lodging expenses. Any non-employee directors who attends either Sonabank board or Sonabank committee meetings by conference telephone receives one-half of the fees for such meetings. Directors who are also employees of SONA or Sonabank receive no additional compensation for their service as a director. To encourage stock ownership by its directors, Sonabank maintains a stock matching program pursuant to which it funds the purchase of additional shares of SONA common stock on behalf of a director in an amount equal to 66% of the shares of SONA common stock otherwise purchased by the director, up to an annual value of $10,000 per director. SONA’s Compensation Committee expects to set basic director compensation for 2017 follwing the consummation of the merger.
Cash Balance Pension Plan.   In connection with the merger, EVBS will fully fund the VBA Cash Balance Pension Plan (“EVBS Cash Balance Plan”), fully vest all participants in the benefits provided to them under the plan, terminate the plan and distribute benefits to participants. Mr. Shearin and Mr. Thomas participate in the EVBS Cash Balance Plan. No related dollar value is included below under “Interests of Certain EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation” because each of Mr. Shearin and Mr. Thomas is currently fully vested in the benefits provided to him under the plan and such benefits will not be increased or enhanced in connection with the merger.
Outstanding Restricted Stock Awards and Annual Stock Retainer.   EVBS has made periodic grants of equity awards to its directors, executive officers and other employees. Each share of EVBS common stock subject to time-based or performance-based vesting restrictions granted under an EVBS equity-based compensation plan that is outstanding immediately prior to the effective date of the merger will, pursuant to the terms of such grant, vest in full immediately prior to the merger and be converted into unrestricted shares of SONA common stock based on the exchange ratio. On March 16, 2017, with respect to certain performance-based restricted stock awards held by six EVBS executive officers (including EVBS named executive officers Messrs. Shearin, Sothen, Thomas and Taylor) and one other EVBS employee, the vesting of which was dependent upon 2016 performance, in light of the pending merger and the fact that peer group comparison was challenging as a result of other recent merger activity within the peer group, the EVBS Compensation Committee converted such shares of performance-based restricted stock into time-based restricted stock that will vest upon consummation of the merger. In connection with the merger agreement, SONA has consented to this conversion. As of April 1, 2017, there were 135,550 outstanding shares of EVBS common stock subject to time-based or performance-based restrictions held by EVBS executive officers. Non-employee directors of EVBS do not hold restricted stock that will vest in connection with the merger.
For each EVBS named executive officer, the estimated amount of the value of the accelerated vesting of outstanding shares of EVBS common stock subject to time-based or performance-based restrictions is provided below under “Interests of Certain EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation,” which assumes a value of  $10.12 per each unvested share of common stock (which is the average closing market price of EVBS common stock over the first five business days following the first public announcement of the merger) and assumes the merger was completed on April 1, 2017. Using the same assumptions, the value of the accelerated vesting of restricted stock for the three EVBS executive officers who are not named executive officers (i.e., Bruce T. Brockwell, Dianna B. Emery and Ann-Cabell Williams) as a group is approximately $320,804 in the aggregate.
EVBS directors and executive officers do not hold any options to purchase shares of EVBS common stock granted under an EVBS equity-based compensation plan.
As part of the EVBS director compensation program, non-employee directors of EVBS receive annual retainers in the form of a grant of unrestricted shares of EVBS common stock, with a portion of the annual retainer paid in cash if elected by the director. EVBS anticipates approving grants of unrestricted shares of common stock in the aggregate amount of approximately $97,500 to non-employee directors of EVBS on June 1, 2017, with the total number of shares granted based on the closing price of EVBS common stock on the date of the grant. In connection with the merger agreement, SONA has consented to these grants.
EVBS Employment Agreements with Executive Officers.   EVBS currently has employment agreements with each of Joe A. Shearin, James S. Thomas and Mark C. Hanna. Upon completion of the merger, Mr. Shearin will serve as president and chief executive officer of SONA and Sonabank pursuant to the terms of a new employment agreement that will supersede his current EVBS employment agreement. Upon completion of the merger, SONA has agreed to assume the employment agreement with each of Mr. Thomas and Mr. Hanna.
The current EVBS employment agreement with Mr. Shearin provides that, if Mr. Shearin resigns for good reason or his employment is terminated without cause within one year after a change in control, he would be entitled to certain payments and benefits. In connection with the merger, however, SONA, Sonabank and Mr. Shearin will enter into a new employment agreement to be effective upon completion of the merger, pursuant to which Mr. Shearin will serve as president and chief executive officer of SONA and Sonabank upon completion of the merger as described further below. Upon its effective date, the new employment agreement with Mr. Shearin will supersede the current EVBS employment agreement. Accordingly, Mr. Shearin will have no rights or entitlements and will receive no payment or benefit under his current EVBS employment agreement.
SONA has agreed to assume and comply with all obligations, including payment obligations, under the amended and restated employment agreement between EVBS and Mr. Thomas. The employment agreement with Mr. Thomas provides that, if Mr. Thomas resigns for good reason or his employment is terminated without cause within one year after a change in control, he will be entitled to receive termination compensation in an amount equal to 2.99 times the executive’s five-year average base compensation as defined in Section 280G of the Code. A portion of this amount is payable in accordance with established payroll practices for a period following termination, and the balance is payable in a lump sum upon termination, provided that, in all events, payments may be delayed for six months if required to comply with Section 409A of the Code. The employment agreement with Mr. Thomas provides that, in all circumstances, any amounts paid by the company pursuant to the employment agreement will be limited to one dollar less than the maximum amount deductible under Section 280G of the Code. A “change in control” as defined under the employment agreement with Mr. Thomas includes the completion of the merger.
SONA has agreed to assume and comply with all obligations, including payment obligations, under the employment agreement between EVBS and Mr. Hanna. The employment agreement with Mr. Hanna provides that, if Mr. Hanna resigns for good reason or his employment is terminated without cause within one year after a change in control, he will be entitled to a lump sum severance payment equal to two times the total of his annual base salary and most recent annual bonus, if any, on the date of termination, or, if higher, on the date immediately prior to the change in control, provided, however, that the calculation of Mr. Hanna’s severance payment will include bonus amounts, if any, only if the company includes such bonus amounts for other members of executive management at the time of a change in control, and provided further that payment may be delayed for six months if required to comply with Section 409A of the Code. The employment agreement with Mr. Hanna also provides that Mr. Hanna will receive the final $50,000 installment of a retention bonus on November 15, 2017, provided he is employed by EVBS or its successor on that date. The employment agreement with Mr. Hanna provides that, in all circumstances, any amounts paid by the company pursuant to the employment agreement will be limited to one dollar less than the maximum amount deductible under Section 280G of the Code. A “change in control” as defined under the employment agreement with Mr. Hanna includes the completion of the merger.
Under their respective employment agreements, each of Mr. Thomas and Mr. Hanna will generally have “good reason” to terminate his employment under his employment agreement if the company negatively changes certain important aspects of the executive’s employment without his consent, including his authority, responsibility or salary, moves the executive’s principal office outside certain geographical areas, or fails to comply with any material term of the employment agreement. Good reason to terminate employment would not exist unless the executive has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition. Termination for “cause” under the employment agreements would generally include the executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the company’s assets (determined on a reasonable basis) or those of its subsidiaries or other affiliates, or material breach by the executive of any other provision of the employment agreement. Under Mr. Hanna’s employment agreement, the company would not have cause to terminate his employment for an intentional failure to perform stated duties or a material breach of the employment agreement unless the company has notified Mr. Hanna of the existence of such condition and Mr. Hanna has failed to remedy the condition.
For each of Mr. Thomas and Mr. Hanna, the estimated amount of the compensation the executive may receive under his employment agreement that is based on or otherwise relates to the merger is provided below under “Interests of Certain EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation.” If the payments or benefits to be received by Mr. Thomas or Mr. Hanna would constitute an “excess parachute payment,” thereby causing the executive to be subject to an excise tax under Section 280G and Section 4999 of the Code, then the total benefits paid to such executive will be reduced to the extent necessary to avoid imposition of any such excise taxes. Assuming the merger closed on April 1, 2017, the maximum amount that could be paid to Mr. Thomas without causing him to be subject to the excise tax described above is estimated to be $474,708. As a result, Mr. Thomas’s payments and benefits would be reduced to $474,708 to avoid imposition of the excise tax described above. Assuming the merger closed on April 1, 2017, the value of payments and benefits received by Mr. Hanna, as calculated for purposes of Section 280G and Section 4999 of the Code in connection with the merger, would be below his respective Section 280G limit, such that no reduction would be necessary to avoid the imposition of the excise tax described above.

Supplemental Executive Retirement Plan.   Mr. Shearin and Mr. Hanna currently participate in the EVBS supplemental executive retirement plan (“EVBS SERP”). SONA has agreed to assume and comply with all obligations, including payment obligations, under the EVBS SERP. Under the EVBS SERP, the normal retirement benefit for Mr. Shearin consists of an annual benefit of  $155,000, payable monthly for 15 years, and the normal retirement benefit for Mr. Hanna consists of a monthly benefit of  $3,333, payable for 200 months. Under the EVBS SERP, the normal retirement benefit for each of Mr. Shearin and Mr. Hanna will fully vest on the date of a change in control, although the time of payment is not accelerated. A “change in control” as defined under the EVBS SERP includes the completion of the merger.
The completion of the merger will not accelerate the time of payment for Mr. Shearin under the EVBS SERP. Under the EVBS SERP, if Mr. Shearin’s employment terminates on or after the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following termination of employment. If Mr. Shearin’s employment terminates before the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following the later of termination of employment or the date he attains the age of 62. In all events, payments to Mr. Shearin under the EVBS SERP may be delayed for six months if required to comply with Section 409A of the Code.
The completion of the merger will not accelerate the time of payment for Mr. Hanna under the EVBS SERP. Under the EVBS SERP, if Mr. Hanna’s employment terminates after the date he attains the age of 62, the payments described above will begin on the first day of the month following termination of employment. If Mr. Hanna’s employment terminates before the date he attains the age of 62, the payments described above will be made in a lump sum on the first day of the month following the date he attains the age of 62. In all events, payments to Mr. Hanna under the EVBS SERP may be delayed for six months if required to comply with Section 409A of the Code.
For each of Mr. Shearin and Mr. Hanna, the estimated amount of the benefits the executive may receive under the EVBS SERP that is based on or otherwise relates to the merger is provided below under “Interests of Certain EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation.”
Executive Severance Plan.   The EVBS executive severance plan covers each officer of EVBS and EVB at the Executive Vice President level or above who does not have an employment agreement with EVBS or EVB. Currently, Messrs. Sothen, Taylor and Brockwell and Mses. Emery and Williams participate in the EVBS executive severance plan. SONA has agreed to assume and comply with all obligations, including payment obligations, under the EVBS executive severance plan and has agreed not to terminate the plan for at least twelve months following the merger.
In connection with the merger, SONA, Sonabank and Mr. Sothen will enter into a new employment agreement to be effective upon completion of the merger, pursuant to which Mr. Sothen will serve as chief financial officer of SONA and Sonabank upon completion of the merger as described further below. Upon its effective date, the new employment agreement with Mr. Sothen will supersede the EVBS executive severance plan with respect to Mr. Sothen. Accordingly, Mr. Sothen will have no rights or entitlements and will receive no payment or benefit under the EVBS executive severance plan.
For Messrs. Taylor and Brockwell and Mses. Emery and Williams, the EVBS executive severance plan provides severance pay and benefits following certain termination events. Subject to execution, delivery and non-revocation of a release of claims, the severance pay and benefits under the EVBS executive severance plan consist of base salary continuation at the rate in effect on the date of termination (the “Severance Salary Continuation Benefit”) and continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination, if the participant elects and receives medical insurance coverage under COBRA following termination of employment (the “Severance Medical Insurance Benefit”). Under the EVBS executive severance plan, a participant whose employment is terminated other than for cause within one year following a change in control, or who experiences a constructive discharge within one year following a change in control, will receive the Severance Salary Continuation Benefit and the Severance Medical Insurance Benefit for twelve months following termination of employment. A “change in control” as defined under the EVBS executive severance plan includes the completion of the merger.

Under the EVBS executive severance plan, a “constructive discharge” would generally occur if the company materially reduces the executive’s base compensation, authority, duties or responsibility or materially changes the geographic location of the executive’s office. A constructive discharge would not occur unless the executive has notified the company of the condition giving rise to the constructive discharge and the company has failed to remedy the condition. Termination for “cause” under the EVBS executive severance plan would generally include the executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the company’s assets (determined on a reasonable basis) or the bank’s assets, death, or disability as defined in a long-term disability insurance policy maintained by the company or the bank for the executive’s benefit.
Messrs. Sothen and Taylor are the only participants in the EVBS executive severance plan who are EVBS named executive officers. As described above, Mr. Sothen will receive no payment or benefit under the EVBS executive severance plan in connection with the merger. For Mr. Taylor, the estimated amount of the payments and benefits he may receive under the EVBS executive severance plan that is based on or otherwise relates to the merger is provided below under “Interests of Certain EVBS Directors and Executive Officers in the Merger — Golden Parachute Compensation.” Using the same assumptions, the estimated amount of the payments and benefits Mr. Brockwell and Mses. Emery and Williams as a group may receive under the EVBS executive severance plan is approximately $498,793 in the aggregate.
New SONA Employment Agreement with Mr. Shearin.   In connection with the merger, SONA, Sonabank and Mr. Shearin will enter into a new employment agreement to be effective upon completion of the merger, pursuant to which Mr. Shearin will serve as president and chief executive officer of SONA and Sonabank upon completion of the merger. Upon its effective date, the new employment agreement with Mr. Shearin will supersede the current EVBS employment agreement. Accordingly, Mr. Shearin will have no rights or entitlements and will receive no payment or benefit under his current EVBS employment agreement.
The new employment agreement with Mr. Shearin will have an initial term that expires on December 31, 2020, subject to automatic two-year renewals unless either party provides written notice of non-renewal no later than ninety days before any renewal date. The new employment agreement provides for an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation and eligibility for equity awards and annual bonuses and certain other benefits, including continued participation in the EVBS SERP, payment of private club dues and use of an automobile at the company’s expense. The new employment agreement also provides that any incentive compensation paid to Mr. Shearin, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement.
Under the new employment agreement with Mr. Shearin, Mr. Shearin’s employment may be terminated by SONA or Sonabank with or without cause. If Mr. Shearin resigns for good reason or his employment is terminated without cause (including termination of employment upon the expiration or non-renewal of the term), however, he is entitled to receive any accrued obligations under the new employment agreement and, subject to his execution, delivery and non-revocation of a release of claims, a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for thirty-six months (the “Shearin Severance Benefit”), continuing health insurance benefits for himself and his covered spouse and dependents, with such premiums paid by the company, for thirty-six months (the “Shearin Health Insurance Continuation Benefit”), out-placement services for up to two years, including job search services, paid for by the company up to a total of  $10,000 (the “Shearin Out-Placement Benefit”) and an additional amount equal to the average of the annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed), payable in a lump sum on the date of termination, provided that, in all events, payments may be delayed for six months if required to comply with Section 409A of the Code. These payments and benefits will cease in the event Mr. Shearin violates any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.
Under the new employment agreement with Mr. Shearin, if Mr. Shearin resigns for good reason or his employment is terminated without cause within one year after a change in control, he is entitled to receive any accrued obligations under the new employment agreement and, subject to his execution, delivery and non-revocation of a release of claims, the Shearin Severance Benefit, the Shearin Health Insurance Continuation Benefit, the Shearin Out-Placement Benefit and an additional amount equal to three times the highest annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed), payable in a lump sum on the date of termination, provided that, in all events, payments may be delayed for six months if required to comply with Section 409A of the Code. A “change in control” as defined under the new employment agreement with Mr. Shearin includes the completion of the merger.
The new employment agreement with Mr. Shearin contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenants not to compete and not to solicit customers or employees do not apply for one year following the effective date of the new employment agreement and do not apply following a change in control that occurs after the effective date of the new employment agreement.
Under the new employment agreement with Mr. Shearin, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Shearin may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Shearin in the more favorable net after-tax position (this comparison process is referred to as a “modified Section 280G cutback”). Specifically, Mr. Shearin will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Shearin being responsible for paying any excise tax imposed. In the event Mr. Shearin receives the full amount of the payments and benefits and pays the related excise tax (i.e., under scenario (ii) described in the immediately preceding sentence), SONA or Sonabank will be unable to deduct a portion of the payments and benefits to Mr. Shearin.
Under the new employment agreement with Mr. Shearin, he will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including reducing his authority, responsibility or salary, removes him from his position or fails to nominate him for election to SONA’s board of directors, moves his principal office outside of the Commonwealth of Virginia, reduces his fringe benefits, fails to comply with any material term of the agreement, fails to require any successor to expressly assume and agree to perform the obligations under the agreement, or provides written notice of non-renewal of the initial term or any renewal term of the agreement. Under the new employment agreement with Mr. Shearin, good reason to terminate employment would not exist unless Mr. Shearin has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Shearin terminates employment within ninety days after the initial occurrence of the condition giving rise to good reason.
Under the new employment agreement with Mr. Shearin, termination for “cause” would generally include Mr. Shearin’s willful misconduct, misappropriation or embezzlement of funds or property, fraud or dishonesty, failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies, conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior, willful violation of any final cease-and-desist order, breach of a fiduciary duty or conduct likely to result in material injury to SONA or Sonabank. Under the new employment agreement with Mr. Shearin, the company would not have cause to terminate his employment for failure to perform material duties or responsibilities, failure to follow reasonable instructions or policies, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior unless the company has notified Mr. Shearin of the existence of such condition and Mr. Shearin has failed to remedy the condition.

New SONA Employment Agreement with Mr. Sothen.   In connection with the merger, SONA, Sonabank and Mr. Sothen will enter into a new employment agreement to be effective upon completion of the merger, pursuant to which Mr. Sothen will serve as chief financial officer of SONA and Sonabank upon completion of the merger.
The new employment agreement with Mr. Sothen will have an initial term that expires on December 31, 2019, subject to automatic one-year renewals unless either party provides written notice of non-renewal no later than thirty days before any renewal date. The new employment agreement provides for an annual base salary to be determined by the compensation committee of the Board of Directors of the Continuing Corporation and eligibility for equity awards and annual bonuses and certain other benefits. The new employment agreement also provides that any incentive compensation paid to Mr. Sothen, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement.
Under the new employment agreement with Mr. Sothen, Mr. Sothen’s employment may be terminated by SONA or Sonabank with or without cause. If Mr. Sothen resigns for good reason or his employment is terminated without cause, however, he is entitled to receive any accrued obligations under the new employment agreement and, subject to his execution, delivery and non-revocation of a release of claims, a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for twenty-four months, beginning sixty days after termination of employment, and continuing health insurance benefits for himself and his covered spouse and dependents, with the employer portion of such premiums paid by the company for twenty-four months (the “Sothen Health Insurance Continuation Benefit”), provided that, in all events, payments may be delayed for six months if required to comply with Section 409A of the Code. These payments and benefits will cease in the event Mr. Sothen violates the confidentiality provision or any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.
Under the new employment agreement with Mr. Sothen, if Mr. Sothen resigns for good reason or his employment is terminated without cause after the end of the term of the employment agreement and Mr. Sothen is subject to the covenant not to compete, Mr. Sothen is entitled to receive any accrued obligations under the new employment agreement and, subject to his execution, delivery and non-revocation of a release of claims, a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for twelve months, beginning sixty days after termination of employment, provided that payments may be delayed for six months if required to comply with Section 409A of the Code. These payments will cease in the event Mr. Sothen violates the confidentiality provision or any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.
Under the new employment agreement with Mr. Sothen, if Mr. Sothen resigns for good reason or his employment is terminated without cause within one year after a change in control, he is entitled to receive any accrued obligations under the new employment agreement and, subject to his execution, delivery and non-revocation of a release of claims, an amount equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for twenty-four months, payable in a lump sum on the sixtieth day after termination of employment, the Sothen Health Insurance Continuation Benefit and an additional amount equal to two times the highest annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed), payable in a lump sum on the sixtieth day after termination of employment, provided that, in all events, payments may be delayed for six months if required to comply with Section 409A of the Code. These payments and benefits will cease in the event Mr. Sothen violates the confidentiality provision or any applicable covenants not to solicit customers or employees set forth under the agreement. A “change in control” as defined under the new employment agreement with Mr. Sothen does not include the completion of the merger.
The new employment agreement with Mr. Sothen contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenant not to compete does not apply following a change in control that occurs after the effective date of the new employment agreement.

Under the new employment agreement with Mr. Sothen, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Sothen may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Sothen in the more favorable net after-tax position (i.e., a modified Section 280G cutback). Specifically, Mr. Sothen will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Sothen being responsible for paying any excise tax imposed. In the event Mr. Sothen receives the full amount of the payments and benefits and pays the related excise tax (i.e., under scenario (ii) described in the immediately preceding sentence), SONA or Sonabank will be unable to deduct a portion of the payments and benefits to Mr. Sothen.
Under the new employment agreement with Mr. Sothen, he will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including materially reducing his authority, responsibility or salary, moves his principal office outside of Richmond, Virginia and any contiguous counties, or fails to comply with any material term of the agreement. Under the new employment agreement with Mr. Sothen, good reason to terminate employment would not exist unless Mr. Sothen has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Sothen terminates employment within ninety days after the initial occurrence of the condition giving rise to good reason.
With respect to the provisions of the new employment agreement with Mr. Sothen related to the termination of Mr. Sothen’s employment without “cause,” the terms of Mr. Sothen’s agreement are identical to those of the new employment agreement with Mr. Shearin detailed above.
Employee Benefit Plans.   On or as soon as reasonably practicable following completion of the merger, employees of EVBS and EVB, including any executive officers, who continue on as employees of SONA or Sonabank will be entitled to participate in other benefit plans of SONA or Sonabank on terms substantially comparable to EVBS or EVB plans in effect immediately prior to the merger. With certain exceptions, these employees will receive credit for their years of service with EVBS or EVB for participation, vesting and benefit accrual purposes.
Golden Parachute Compensation.   The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which EVBS named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination occurred on April 1, 2017 and that all required conditions to the payment of these amounts have been satisfied. The merger-related compensation payable to the EVBS named executive officers is the subject of a non-binding advisory vote of EVBS shareholders, as described under “Proposals to be Considered at the EVBS Special Meeting — Approval of the EVBS Compensation Proposal (EVBS Proposal No. 2)” beginning on page    .

Golden Parachute Compensation
Name	Cash	Equity(1)	Pension/ NQDC(2),(3)	Perquisites/ benefits	Tax reimbursement(4)	Other	Total(5)
Joe A. Shearin(6)	—	$556,094	$874,005	—	—	—	$1,430,099
J. Adam Sothen(7)	—	$149,776	—	—	—	—	$149,776
Mark C. Hanna	$459,000(8)	$45,540	$367,015	—	—	—	$871,555
Douglas R. Taylor	$156,827(9)	$149,776	—	$6,264(10)	—	—	$312,867
James S. Thomas	$473,126(11)	$149,776	—	—	—	—	$622,902

(1)
Amounts listed in this column represent single-trigger accelerated vesting of restricted stock awards that are subject to time-based or performance-based vesting restrictions at the time the merger closes, assuming a value of  $10.12 per each unvested share of common stock (which is the average closing market price of EVBS common stock over the first five business days following the first public announcement of the merger).

(2)
Amounts listed in this column represent the incremental amount of the benefit under the EVBS SERP for which vesting would be accelerated in connection with the merger. The accelerated vesting is a single-trigger enhancement that fully vests each executive in his normal retirement benefit under the EVBS SERP; time of payment, however, is not accelerated in connection with the merger. At April 1, 2017, Mr. Shearin’s cumulative vested percentage in his normal retirement benefit was 50.4% and Mr. Hanna’s cumulative vested percentage in his normal retirement benefit was 15.07%, in each case based on the executive’s prior years of service. A present value discount with an assumed interest rate of 3.36% has been applied to the amounts listed in this column.

(3)
Mr. Shearin and Mr. Thomas participate in the EVBS Cash Balance Plan. In connection with the merger, EVBS will fully fund the EVBS Cash Balance Plan, fully vest all participants in the benefits provided to them under the plan, terminate the plan and distribute benefits to participants. No related dollar value is included in this table because each of Mr. Shearin and Mr. Thomas is currently fully vested in the benefits provided to him under the plan and such account balance will not be increased or enhanced in connection with the merger.

(4)
EVBS named executive officers will not receive tax reimbursements in connection with the merger.

(5)
Amounts listed in this column are subject to reduction for Mr. Thomas in connection with Section 280G of the Code. Amounts listed in this column may be subject to reduction for Mr. Shearin depending on the application of the modified Section 280G cutback following completion of the merger.

(6)
In connection with the merger, SONA, Sonabank and Mr. Shearin will enter into a new employment agreement to be effective upon completion of the merger. Upon its effective date, the new employment agreement with Mr. Shearin will supersede the current EVBS employment agreement with Mr. Shearin. Accordingly, Mr. Shearin will have no rights or entitlements and will receive no payment or benefit under his current EVBS employment agreement. The only change in control payments or benefits Mr. Shearin is expected to receive in connection with the merger are the single-trigger accelerated vesting of restricted stock awards that are subject to time-based or performance-based vesting restrictions at the time the merger closes and single-trigger accelerated vesting (but not accelerated payment) under the EVBS SERP.

(7)
In connection with the merger, SONA, Sonabank and Mr. Sothen will enter into a new employment agreement to be effective upon completion of the merger. Upon its effective date, the new employment agreement with Mr. Sothen will supersede the EVBS executive severance plan with respect to Mr. Sothen. Accordingly, Mr. Sothen will have no rights or entitlements and will receive no payment or benefit under the EVBS executive severance plan. The only change in control payment or benefit Mr. Sothen is expected to receive in connection with the merger is the single-trigger accelerated vesting of restricted stock awards that are subject to time-based or performance-based vesting restrictions at the time the merger closes.

(8)
This amount represents estimated cash payments under the employment agreement with Mr. Hanna upon a termination without cause or for good reason within one year after a change in control (double-trigger) and is equal to two times his base salary on the date of termination. This amount is payable in a lump sum upon termination, provided that the payment may be delayed for six months if required to comply with Section 409A of the Code. This amount does not include interest that would be payable under the employment agreement with Mr. Hanna in the event of a six-month delay.

(9)
This amount represents estimated cash payments under the EVBS executive severance plan upon a termination without cause or a constructive discharge within one year after a change in control (double-trigger) and is equal to twelve months of base salary continuation at the rate in effect on the date of termination. This amount is payable for twelve months following termination in accordance with established payroll practices. Payment of this amount is subject to the executive’s execution, delivery and non-revocation of a release of claims.

(10)
This amount represents estimated cash payments under the EVBS executive severance plan upon a termination without cause or a constructive discharge within one year after a change in control (double-trigger) and is equal to twelve months of the regular employer-paid portion of the monthly premium for the executive’s then-currently elected medical insurance for himself and, if applicable, his covered spouse and dependents, provided the executive elects and receives coverage under COBRA during the twelve-month period. This amount is payable for twelve months following termination in accordance with established payroll practices. Payment of this amount is subject to the executive’s execution, delivery and non-revocation of a release of claims.

(11)
This amount represents estimated cash payments under the employment agreement with Mr. Thomas upon a termination without cause or for good reason within one year after a change in control (double-trigger) and is equal to 2.99 times the executive’s five-year average base compensation as defined in Section 280G of the Code. Of this amount, $130,406 is payable for nine months following terminaton in accordance with established payroll practices and $342,720 is payable in a lump sum upon termination, provided that the payment may be delayed for six months if required to comply with Section 409A of the Code. This amount does not include interest that would be payable under the employment agreement with Mr. Thomas in the event of a six-month delay. Payment of this amount is subject to reduction as needed so that no cash or other compensation would constitute an “excess parachute payment” causing the executive to be subject to an excise tax under Section 280G and Section 4999 of the Code. The amount in this table does not reflect any such reduction.

Regulatory Approvals
SONA and EVBS cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC, and cannot complete the subsidiary bank merger without prior approval from the Federal Reserve and the Virginia SCC. As of the date of this joint proxy statement/prospectus, we have received approval from both the Federal Reserve and from the Virginia SCC.
Appraisal or Dissenters’ Rights in the Merger
Under Virginia law, the common shareholders of SONA and EVBS are not entitled to dissenters’ or appraisal rights in connection with the merger. Castle Creek and GCP, in their capacities as holders of EVBS preferred stock, have consented to the merger and are thereby precluded from asserting any appraisal or dissenters’ rights under Virginia law in connection with the merger.
Certain Differences in Rights of Shareholders
SONA and EVBS are Virginia corporations governed by the Virginia SCA. In addition, the rights of SONA and EVBS shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, EVBS shareholders will become shareholders of SONA, and as such their shareholder rights will then be governed by SONA’s articles of incorporation and bylaws of SONA and by the Virginia SCA. The rights of shareholders of SONA differ in certain respects from the rights of shareholders of EVBS.

A summary of the material differences between the rights of an EVBS shareholder under the Virginia SCA and EVBS’s articles of incorporation and bylaws, on the one hand, and the rights of a SONA shareholder under the Virginia SCA and the articles of incorporation and bylaws of SONA, on the other hand, is provided in this joint proxy statement/prospectus in the section “Comparative Rights of Shareholders” on page    .
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting pursuant to generally accepted accounting principles in the U.S., or “GAAP.” Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of EVBS will be recorded, as of completion of the merger, at their respective fair values and added to those of SONA. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of SONA issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of EVBS. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page    .

THE MERGER AGREEMENT
The following is a summary description of the material provisions of the merger agreement, as amended. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.
Terms of the Merger
The SONA board of directors and the EVBS board of directors have each unanimously approved the merger agreement, which provides for the merger of EVBS with and into SONA. Pursuant to the terms of the merger agreement, as a result of the merger, each share of EVBS common stock issued and outstanding before the merger will be converted into the right to receive 0.6313 shares of common stock of the Continuing Corporation, which we have defined as the “exchange ratio” for the purposes of this joint proxy statement/prospectus. If the outstanding shares of SONA common stock or EVBS common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, then a proportionate adjustment will be made to the exchange ratio.
In addition, the holders of shares of EVBS preferred stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS preferred stock held immediately prior to the effective date of the merger. Upon the effective date of the merger, SONA common stock, including shares issued to former holders of EVBS common stock and EVBS preferred stock, will be the common stock of the Continuing Corporation.
The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.
After the merger, EVB, the bank subsidiary of EVBS, will merge with and into Sonabank, the bank subsidiary of SONA. Sonabank will be the surviving bank in the bank merger. SONA and EVBS expect to complete the merger and the bank merger during the second quarter of 2017.
Effective Date; Closing
The effective date of the merger will be the effective date and time set forth in the articles of merger that SONA and EVBS will file with the Virginia SCC. We anticipate that we will complete the merger during the second quarter of 2017, subject to the receipt of required shareholder approvals and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “— Conditions to Completion of the Merger” at page    .
There can be no assurances as to if or when the shareholder approvals will be obtained or continued or that the merger will be completed. If we do not complete the merger by November 30, 2017, either party may terminate the merger agreement, provided that such termination right is not available to a party whose action or inaction has been the cause of or resulted in the failure of the merger to occur on or before such date and such action or inaction constitutes a breach of the merger agreement.
Merger Consideration
General.   In the proposed merger, holders of EVBS common stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS common stock outstanding immediately prior to the effective date of the merger. In the proposed merger, holders of EVBS preferred stock will have the right to receive 0.6313 shares of common stock of the Continuing Corporation for each share of EVBS preferred stock outstanding immediately prior to the effective date of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.
Based on the average closing price of SONA’s common stock for the ten trading days ended December 12, 2016 ($15.39), the 0.6313 exchange ratio represented approximately $9.72 in value for each share of EVBS common and EVBS preferred stock, or approximately $178.3 million in the aggregate.

Based on the average closing price of SONA’s common stock for the ten trading days ended May 9, 2017, the last trading day before the date of this joint proxy statement/prospectus, the 0.6313 exchange ratio represented approximately $11.35 in value for each share of EVBS common stock and EVBS preferred stock, or approximately $208.4 million in the aggregate.
Each share of SONA common stock outstanding immediately prior to the merger will continue to be outstanding after the merger and SONA’s shareholders will continue to own their existing shares of SONA common stock. Upon the effective date of the merger, SONA common stock, including shares issued to former holders of EVBS common and EVBS preferred stock, will be the common stock of the Continuing Corporation.
Fractional Shares.   SONA will not issue any fractional shares of common stock. Instead, an EVBS shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of common stock of the Continuing Corporation to which such holder would otherwise be entitled multiplied by the closing sale price of SONA common stock on the NASDAQ Global Market on the trading day immediately preceding (but not including) the effective date of the merger.
Treatment of EVBS Stock Options and Restricted Stock Awards
Each option granted under an EVBS equity-based compensation plan that is outstanding immediately prior to the effective date of the merger will vest and be converted into and become an option to purchase shares of common stock of the Continuing Corporation (each, an “Assumed Option”), which will be adjusted (i) by multiplying the number of shares of common stock that may be purchased under the Assumed Option by the exchange ratio and rounding down to the nearest share, and (ii) by dividing the per share exercise price of the Assumed Option by the exchange ratio and rounding up to the nearest cent. The Continuing Corporation will assume each Assumed Option, in accordance with the terms of the EVBS stock plan and award agreement by which it is evidenced.
Each share of EVBS common stock subject to time-based or performance-based vesting restrictions granted under an EVBS stock plan that is outstanding immediately prior to the effective date of the merger will, pursuant to the terms of each such grant, vest in full immediately prior to the effective date of the merger and be automatically converted into the right to receive unrestricted shares of common stock of the Continuing Corporation based on the exchange ratio, less the amount of any required withholding tax. In addition, the Continuing Corporation will assume the EVBS stock plans at the effective date of the merger, only with respect to the Assumed Options.
Exchange of Stock in the Merger
SONA Common Stock.   Upon the effective date of the merger, each share of SONA common stock issued and outstanding, including shares issued to former holders of EVBS common and EVBS preferred stock, will be the common stock of the Continuing Corporation and will continue to be issued and outstanding after the completion of the merger. As a result, there is no need for SONA shareholder to take any action as a result of the completion of the merger, including submitting any certificates representing shares of SONA common stock to SONA, the exchange agent or any other person in connection with the merger.
EVBS Common and Preferred Stock.   At or promptly after the effective date of the merger, SONA will deposit with the exchange agent cash sufficient to pay the aggregate amount of cash payable in lieu of fractional shares of common stock of the Continuing Corporation that would otherwise be issued in the merger, and will authorize and direct issuance by the exchange agent of non-certificated shares of common stock of the Continuing Corporation represented by book-entry registry, in each case for the benefit of the holders of EVBS common and EVBS preferred stock.
Within five business days after the completion of the merger, the exchange agent will send transmittal materials to each holder of EVBS common or EVBS preferred stock for use in exchanging such EVBS common or EVBS preferred stock for shares of common stock of the Continuing Corporation and cash instead of fractional shares, if applicable. Such transmittal materials shall permit each holder of EVBS common or EVBS preferred stock to elect to receive, in lieu of shares of common stock of the Continuing Corporation represented by book-entry registry, a physical stock certificate representing shares of common stock of the Continuing Corporation.

EVBS stock certificates should NOT be returned with the enclosed proxy card, and should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger. Until you exchange your shares of EVBS common or EVBS preferred stock for shares of common stock of the Continuing Corporation, you will not receive any dividends or distributions in respect of shares of EVBS common stock. Once you exchange your shares of EVBS common stock for shares of common stock of the Continuing Corporation, you will receive, without interest, the merger consideration and all undelivered dividends or distributions with a record date after the effective date of the merger.
If you own EVBS common stock through a broker, bank or other holder of record, you will not need to obtain a certificate to represent shares of EVBS common stock to deliver it to the exchange agent to exchange for the merger consideration.
If your EVBS common or EVBS preferred stock certificate has been lost, destroyed or stolen or is otherwise missing, SONA and the exchange agent may require you to make an affidavit of that fact and to post a bond in a reasonable amount as an indemnity against any claim that may be made against SONA with respect to the lost, destroyed, stolen or otherwise missing EVBS common or EVBS preferred stock certificate.
Corporate Governance
Articles of Incorporation and Bylaws.   SONA’s articles of incorporation and bylaws, as in effect immediately prior to the merger, will be the articles of incorporation and bylaws of the Continuing Corporation after the merger.
Board of Directors of SONA.   SONA will, on or prior to the effective date, cause the number of directors that will comprise the full board of directors of SONA at the effective date of the merger to be fixed at eleven, consisting of  (i) six current directors of SONA designated by SONA, including the current Chief Executive Officer and Chairman of the board of directors of SONA and R. Roderick Porter, the current President and Vice Chairman of the board of directors of SONA (or the “SONA Directors”), and (ii) five directors of EVBS to be identified by EVBS and SONA prior to the effective date of the merger, including Joe A. Shearin, current President and Chief Executive Officer of EVBS (or the “EVBS Directors”), and one observer to SONA’s board of directors designated by EVBS (or the “EVBS Observer”). The SONA Directors and the EVBS Directors will be split among the three classes of directors on the SONA board of directors to serve staggered terms. Provided that each EVBS Director continues to meet the standards for directors of SONA, SONA shall nominate each EVBS Director for reelection to the SONA board of directors at the first annual meeting of SONA’s shareholders following the effective date of the merger, and SONA’s proxy materials with respect to such meeting of SONA’s shareholders will include the recommendation of the SONA board of directors that shareholders of SONA vote to reelect each EVBS Director.
Following the merger, (i) Ms. Derrico will serve as executive chairman of the SONA board of directors and (ii) Mr. Porter will serve as executive vice chairman of the SONA board of directors.
After the merger, SONA will be governed by a board of directors comprised of 11 directors, of which six are current directors of SONA (Georgia S. Derrico, R. Roderick Porter, Neil J. Call, Robert Y. Clagett, W. Bruce Jennings and Charles A. Kabbash) and five are current directors of EVBS (Joe A. Shearin, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson).
Officers of SONA.   Following the merger, Ms. Derrico will serve as Executive Chairman of SONA, Mr. Porter will serve as Executive Vice Chairman of SONA, Mr. Shearin will serve as President and Chief Executive Officer of SONA, Mr. J. Adam Sothen will serve as Chief Financial Officer of SONA; William H. Lagos will serve as Chief Accounting Officer of SONA; Thomas P. Baker will serve as Co-Chief Credit Officer of SONA; James S. Thomas will serve as Co-Chief Credit Officer of SONA; William H. Stevens will serve as Executive Vice President and Chief Credit Risk Officer of SONA; and Douglas R. Taylor will serve as Executive Vice President and Chief Risk Officer of SONA.
Corporate Governance of Sonabank and EVB.   After the merger, EVB, the bank subsidiary of EVBS, will merge with and into Sonabank, the bank subsidiary of SONA. Sonabank will be the surviving bank in the bank merger. SONA and EVBS expect to complete the bank merger during the second quarter of 2017.

Following the bank merger, (i) Ms. Derrico will continue to serve as Executive Chairman of the board of directors of Sonabank and (ii) Mr. Porter will continue to serve as Executive Vice Chairman of the board of directors of Sonabank. The remainder of the board of directors of Sonabank will be comprised of Georgia S. Derrico, R. Roderick Porter, Joe A. Shearin, Neil J. Call, Robert Y. Clagett, W. Bruce Jennings, Charles A. Kabbash, John F. Biagas, W. Rand Cook, F.L. Garrett, III and Eric A. Johnson.
After the merger, Ms. Derrico, 72, will serve as Executive Chairman of SONA and Sonabank. Ms. Derrico has served as the Chairman of the Board and Chief Executive Officer of each of SONA and Sonabank since July 2004. Prior to co-founding SONA in July 2004, she was the Chairman of the Board and Chief Executive Officer of Southern Financial Bancorp, Inc. from 1986 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank in Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004. Ms. Derrico founded Southern Financial Bank in 1986. Prior to that, she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank in New York City. Ms. Derrico also served at Chemical Bank as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division. Ms. Derrico has experience founding and growing banks in the Virginia market and has many years of banking experience.
After the merger, Mr. Porter, 71, will serve as Executive Chairman of SONA and Sonabank. Mr. Porter has served as the Vice Chairman of the Board, President and Chief Operating Officer of each of SONA and Sonabank since July 2004. Prior to co-founding SONA in July 2004, he was the President and Chief Operating Officer of Southern Financial Bancorp, Inc. from April 1998 until April 2004. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm located in New York City. Prior to that, he served as Chairman of Newmarket Capital Corp., a mortgage banking company, and a Principal of Morgan Stanley. Mr. Porter also spent 15 years at Chemical Bank, including as a Senior Vice President in Chemical Bank’s treasury department where he was responsible for asset/liability management, the U.S. government and municipal securities portfolio, all U.S. dollar-denominated funding for the bank and the holding company, money market trading and the discount brokerage operation. Prior experience at Chemical Bank included tours as Vice President and General Manager for Northern Europe, based in London, and for Chemical Japan, based in Tokyo. Mr. Porter has many years of banking experience.
After the merger, Mr. Shearin, 60, will serve as President and Chief Executive Officer of SONA and Sonabank. Mr. Shearin has served as President and Chief Executive Officer of EVBS and EVB since 2002. Mr. Shearin has 38 years of bank management experience including investor relations, commercial lending, retail administration, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Prior to joining EVBS, Mr. Shearin served as senior vice president/city executive for Branch Banking & Trust (or BB&T) in Petersburg, Virginia from 1997 to 2001. Prior to joining BB&T, Mr. Shearin had been an executive vice president of First Federal Savings Bank in Petersburg from 1995 to 1997, and he held various sales and management roles with Signet Bank from 1984 until 1995.
After the merger, Mr. Sothen, 40, will serve as Chief Financial Officer of SONA and Sonabank. Mr. Sothen has served as Executive Vice President and Chief Financial Officer of EVBS and EVB since September 2011, and served as Corporate Controller of EVB from June 2010 to October 2012. Prior to joining EVBS, Mr. Sothen was Vice President and Controller for Bank of the Commonwealth from October 2004 to June 2010. He has over 19 years experience in accounting, auditing, banking and financial management the majority of which are related directly to community banking.
After the merger, Mr. Lagos, 66, will serve as Chief Accounting Officer of SONA and Sonabank. Mr. Lagos has served as the Senior Vice President and Chief Financial Officer of SONA and Sonabank since November 2004. From September 1986 until April 2004, Mr. Lagos was the Senior Vice President and Controller of Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc. Mr. Lagos participated in SONA’s organization commencing in November 2004.
After the merger, Thomas P. Baker, 70, will serve as Co-Chief Credit Officer of SONA and Sonabank. Mr. Baker joined SONA in 2005 as Senior Vice President in charge of Commercial Lending in Central

Virginia and became Senior Vice President and Chief Credit Officer in July 2010. Prior to this, Mr. Baker was Executive Vice President of Southern Financial Bank, responsible for Commercial Lending in Central Virginia from 2001 to April 2004 when it was acquired by Provident Bankshares, Inc. Mr. Baker held a similar position with Provident until he left in late 2004 to help form the Bank. From 1990 until 2001, he was President and Chief Executive Officer of Guaranty Financial Corporation in Charlottesville, Virginia. Prior to 1990, Mr. Baker was the President of a financial institution in Central Virginia for 14 years. In addition, Mr. Baker worked as the Chief Financial Officer of another small financial institution. He began his career as a certified public accountant with a national accounting firm. Mr. Baker has many years of banking experience in commercial lending and other management positions with financial institutions.
After the merger, Mr. Thomas, 62, will serve as Co-Chief Credit Officer of SONA. Mr. Thomas has served as Executive Vice President and Chief Credit Officer of EVB since June 2007. Prior to that, Mr. Thomas served as Executive Vice President of Retail Banking for EVB from April 2006 until June 2007. Mr. Thomas has over 40 years of banking experience. Prior to joining EVBS, Mr. Thomas served in various commercial credit management roles in for several banks, including Signet Bank from 1988 until 1997, Bank of America from 1997 until 2001, the Bank of Richmond from 2001 until 2002, and SouthTrust Bank from 2002 until 2003.
After the merger, Mr. Stevens, 72, will serve as Executive Vice President and Chief Credit Risk Officer of SONA and Sonabank. Mr. Stevens has served as the Executive Vice President and Chief Credit Risk Officer of SONA and Sonabank since February 2010. Between April 2005 and February 2010, he was the Executive Vice President of Credit Administration of SONA and Sonabank. From 1999 until April 2004, Mr. Stevens was the Executive Vice President of Credit Administration for Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc., which was acquired by Provident Bankshares, Inc. in April 2004. He resigned as a Senior Vice President of Credit Administration from Provident Bankshares, Inc. in April 2005 when he joined the Company. From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of the Federal Deposit Insurance Corporation. Prior to that, he was an Executive Vice President at Riggs Bank, N.A. in Washington, D.C. where he managed the bank’s commercial real estate and single family lending activities. He served for three years as President and COO of Anchor Mortgage Services. His background also includes 18 years at Chemical Bank, where he was a Senior Vice President, Real Estate. Mr. Stevens has many years of banking experience, both at financial institutions and at the FDIC.
After the merger, Mr. Taylor, 60, will serve as Executive Vice President and Chief Risk Officer of SONA. Mr. Taylor has served as Executive Vice President and Chief Risk Officer of EVB since April 2010. While at EVB, Mr. Taylor implemented the Enterprise Risk Management program for EVBS and EVB. Prior to joining EVB, Mr. Taylor was the Director of Risk Management for First Market Bank from November 2005 until March 2010. He served as the Chief Administrative Officer and Compliance Officer for Citizens Bank and Trust in Blackstone, Virginia, from 2002 until 2005. Prior to that, Mr. Taylor served as the Chief Operating Officer for First Federal Savings Bank in Petersburg, Virginia from 1998 until 2001. From 1984 until 1998, Mr. Taylor served as a Senior Examiner and Assistant Field Manager for the Office of the Comptroller of the Currency. He has extensive experience and working knowledge in a variety of areas to include enterprise risk management, auditing, internal controls, compliance, credit administration, loss mitigation and branch administration.
Representations and Warranties
The merger agreement contains reciprocal representations and warranties relating to SONA’s and EVBS’s respective businesses, including but not limited to:
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corporate organization, standing and power, and subsidiaries;

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requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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capitalization;

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SEC filings, financial statements included in certain of those filings, regulatory reports filed with governmental agencies, including bank reports, and accounting controls;

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absence of certain changes or events and absence of certain undisclosed liabilities;

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material contracts and the effectiveness of such contracts;

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legal proceedings and compliance with applicable laws;

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tax matters and tax treatment of merger;

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ownership and leasehold interests in properties;

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labor matters;

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employee benefit matters;

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insurance;

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loan portfolio, allowance for loan losses and mortgage loan buy-backs;

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environmental matters;

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books and records;

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intellectual property

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derivative instruments;

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brokered deposits;

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investment securities;

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takeover laws and provisions;

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transactions with affiliates;

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brokers, finders and financial advisors;

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fairness opinions;

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fiduciary activities and accounts;

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privacy of customer information; and

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information systems and security.

With the exception of specified representations relating to corporate authority and investment securities, that must be true and correct in all material respects, and representations relating to capitalization and absence of certain events or changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect on the party making the representation.
The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/prospectus, in the documents incorporated by reference into this joint proxy statement/prospectus by SONA and EVBS, and in the periodic and current reports and statements that SONA and EVBS each file with the SEC. See “Where You Can Find More Information” beginning on page    .

Conditions to Completion of the Merger
The respective obligations of SONA and EVBS to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:
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all corporate action necessary to authorize the consummation of the transactions contemplated by the merger agreement shall have been taken;

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approval of the SONA merger proposal and the EVBS merger proposal by shareholders of SONA and EVBS, respectively;

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approval of the merger by the necessary federal and state regulatory authorities without any conditions, restrictions or requirements that would (i) have or be reasonably likely to have a material adverse effect on the Continuing Corporation or (ii) after the effective date of the merger, be unduly burdensome in the reasonable opinion of SONA and the expiration of any statutory or regulatory waiting periods necessary to effect the mergers and the transactions contemplated by the merger agreement;

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SONA’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, is declared effective by the SEC under the Securities Act, and continues to remain effective;

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authorization from the NASDAQ Stock Market for the listing on the NASDAQ Global Market of the shares of SONA common stock to be issued in the merger;

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the absence of any order, decree or injunction of a governmental entity that enjoins or prohibits or makes illegal the consummation of the merger;

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the effectiveness of employment agreements with respect to employment after the merger between the Continuing Corporation or certain of its subsidiaries and Ms. Derrico and Messrs. Shearin, Sothen, Porter and Baker;

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the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

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the other party’s performance in all material respects of its obligations under the merger agreement and with respect to EVBS, its performance in all respects of its obligations with respect to employee benefit plans;

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the receipt by SONA from Alston & Bird LLP, SONA’s outside legal counsel, and the receipt by EVBS from Troutman Sanders LLP, EVBS’s outside legal counsel, of written tax opinions to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the receipt by SONA of certain general releases from certain SONA employees.

Where the merger agreement and/or law permits, SONA and EVBS are permitted to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
Business Pending the Merger
SONA and EVBS have made customary agreements that place restrictions on them until the completion of the merger. In general, SONA and EVBS are required to conduct their respective businesses in the ordinary and usual course, use its reasonable best efforts to maintain and preserve intact is business organization, assets, rights and properties and preserve its relationships with its customers, employees, regulatory agencies and other entities and to take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis.
SONA and EVBS have also agreed that, with certain exceptions, they will not, and will not permit any of their subsidiaries to, without the prior written consent of the other party:
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amend any articles of incorporation, bylaws or other similar governing instruments;

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issue, sell or otherwise grant any additional shares of capital stock or grant any stock options, restricted shares or other stock-based awards, other than pursuant to stock options outstanding as of the date of the merger agreement and other than (i) for EVBS, (A) shares of EVBS common stock issued under EVBS’s Dividend Reinvestment and Stock Purchase Plan or Employee Stock Purchase Plan, or (B) shares of EVBS common stock that may be issued upon conversion of shares of the EVBS preferred stock and (ii) for SONA, shares of SONA common stock issued under SONA’s Dividend Reinvestment and Stock Purchase Plan;

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enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) incentive or bonus payments payable under benefit plans existing on the date of the merger agreement in the ordinary course of business consistent with past practice and (iii) in the case of EVBS and after consultation with SONA as required by the merger agreement, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice;

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enter into, amend or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or any other employee benefit plan or arrangement for any directors, officers or employees, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

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exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law;

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incur any obligation, indebtedness or liability or make any pledge or encumber or dispose of any assets, except in the ordinary course of business and for adequate value or as otherwise permitted by the merger agreement;

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other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries and other than as permitted in the merger agreement, make, declare, pay or set aside for payment any dividend on or declare or make any distribution on any shares of its stock, or adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock;

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make any material investment in or acquisitions of any other person other than its wholly owned subsidiaries, except by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business;

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implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law;

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knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied on a timely basis, except as may be required by applicable law;

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enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its subsidiaries, except as required by applicable law;

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fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

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take any other action that would make any representation or warranty in the merger agreement untrue;

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make, renew, restructure or otherwise modify any loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $2.0 million (or renew, restructure or otherwise modify any loan if such amount was in place on the date of the merger agreement);

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take any action that would result in any discretionary release of collateral or guarantees of any loans, except in the ordinary course of its business;

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make, renew, restructure or acquire any loan participation exceeding $2.0 million, or make, renew, restructure or otherwise modify any loan that exceeds its internal lending limits such that the loan would require approval by its loan committee, credit policy committee or similar committee;

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enter into any loan securitization or create any special purpose funding entity;

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enter into, modify, amend, terminate, fail to renew, cancel or extend any material contract, other than in the ordinary course of business consistent with past practice, purchase or otherwise acquire any investment securities or enter into any derivative contract other than as provided in each party’s existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice, or make any capital expenditures in excess of  $500,000 and other than expenditures necessary to maintain assets in good repair and, in the case of EVBS, related to a branch expansion;

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settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice in an amount not in excess of  $100,000 and that would not impose any material restrictions on the business or it or its subsidiaries or the Continuing Corporation;

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adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

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agree to take any of the actions prohibited by the preceding bullet points.

Regulatory Matters
SONA and EVBS have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each regulatory agency or governmental authority necessary to consummate the merger.
Shareholder Meetings and Recommendation of Boards of Directors
SONA and EVBS have each agreed to call a special meeting of shareholders as promptly as reasonably practicable after the registration statement, of which this prospectus is a part, is declared effective, for the purpose of obtaining the required shareholder votes on the proposals described in this joint proxy statement/prospectus, and have each agreed to use their reasonable best efforts to hold the meetings as soon as reasonably practicable and on the same day. In addition, SONA and EVBS have each agreed to use their reasonable best efforts to obtain from their shareholders the required shareholder votes in favor of the SONA merger proposal or the EVBS merger proposal, respectively, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/prospectus, unless it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).

No Solicitation
SONA and EVBS have agreed that, while the merger agreement is in effect, each party will not, and will cause its subsidiaries and its and its subsidiaries’ officers, directors, employees, agents and representatives not to, directly or indirectly:
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initiate, solicit, endorse, encourage or facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to any “acquisition proposal” (as defined below);

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furnish any confidential or nonpublic information relating to an acquisition proposal; or

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engage or participate in any negotiations or discussions concerning an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving SONA or EVBS or their subsidiaries:
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a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party;

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any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its subsidiaries or 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party.

Under the merger agreement, however, if SONA or EVBS receives an unsolicited bona fide written acquisition proposal, such party may furnish nonpublic information to or enter into discussion or negotiations with the person or entity making the acquisition proposal only if:
•
such party’s board of directors receives the proposal prior to the party’s special meeting;

•
such party’s board concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law;

•
before taking such action, such party receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with such party; and

•
such party’s board also concludes in good faith, after consultation with outside legal counsel and financial advisors that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below).

SONA and EVBS have each agreed to immediately notify the other orally and in writing within 24 hours following receipt of any acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep the other apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of SONA or EVBS, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement (as it may be proposed to be amended by SONA or EVBS, as applicable):
•
is more favorable to the shareholders of SONA or EVBS, as the case may be, from a financial point of view, than the transaction contemplated by the merger agreement (as it may be proposed to be amended by SONA or EVBS, as applicable); and

•
is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

For the purposes of the definition of  “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “20% or more” is changed to be a reference to “50%” and an “acquisition proposal” can only refer to a transaction involving EVBS or SONA or one of their respective banking subsidiaries.
Furthermore, neither SONA’s nor EVBS’s board of directors or any committee of such boards will withhold, withdraw or modify in any manner adverse to the other party (or propose publicly to do so) its recommendations of approval of the SONA merger proposal and the EVBS merger proposal, respectively, unless (i) an unsolicited bona fide written acquisition proposal is made by a third party and not withdrawn, (ii) the board of directors of the applicable party concludes in good faith (after consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal, (iii) the board of directors of the applicable party concludes in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (iv) five days elapse since the required notice is given to the other party (three days for any notice regarding the amendment to any material term of the acquisition proposal), (v) the notifying party considers any adjustments or modifications to the merger agreement offered by the other party and engages in good faith discussions if requested, and (vi) the board of directors of the applicable party again reasonably determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account any proposed adjustments or modifications to the merger agreement) that the acquisition proposal continues to constitute a superior proposal and that failure to change the recommendation is reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.
Termination of the Merger Agreement
Termination by SONA and EVBS.   The merger agreement may be terminated and the merger abandoned by SONA and EVBS, at any time before the merger is completed, by mutual consent in writing of the parties.
Termination by SONA or EVBS.   The merger agreement may be terminated and the merger abandoned, by either SONA or EVBS if:
•
the merger has not been completed by November 30, 2017, unless the failure to complete the merger by such time was caused by a failure to perform an obligation under the merger agreement by the terminating party and such failure to perform constitutes a breach of the merger agreement;

•
any required regulatory approval has been denied by the relevant governmental authority and such denial has become final and nonappealable or any governmental authority of competent jurisdiction has issued a final and nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in the merger agreement;

•
there is a breach or inaccuracy by the other party of any representation or warranty contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period;

•
there is a material breach by the other party of any covenant or agreement contained in the merger agreement and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period; or

•
the EVBS common shareholders do not approve the EVBS merger proposal or the SONA shareholders do not approve the SONA merger proposal.

Termination by SONA.   SONA may terminate the merger agreement at any time before the EVBS special meeting if:
•
EVBS’s board of directors (i) fails to recommend to the EVBS shareholders that they approve the EVBS merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to SONA, or proposes publicly to withhold, withdraw or modify in any manner adverse to SONA, the approval, recommendation or declaration of advisability with respect to the EVBS merger proposal; or

•
EVBS fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the EVBS merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, SONA may terminate the merger agreement at any time to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by SONA in compliance with the applicable terms of the merger agreement, provided SONA pays to EVBS the termination fee described below.
Termination by EVBS.   EVBS may terminate the merger agreement at any time before the SONA special meeting if:
•
SONA’s board of directors (i) fails to recommend to the SONA shareholders that they approve the SONA merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to EVBS, or proposes publicly to withhold, withdraw or modify in any manner adverse to EVBS, the approval, recommendation or declaration of advisability with respect to the SONA merger proposal; or

•
SONA fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the SONA merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, EVBS may terminate the merger agreement at any time to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by EVBS in compliance with the applicable terms of the merger agreement, provided EVBS pays to SONA the termination fee described below.
In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.
Termination Fee
Termination Fee Paid to SONA.   The merger agreement provides that EVBS must pay SONA a $7.5 million termination fee if the merger agreement is terminated by SONA under the following circumstances:
•
EVBS’s board of directors (i) fails to recommend to the EVBS shareholders that they approve the EVBS merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to SONA, or proposes publicly to withhold, withdraw or modify in any manner adverse to SONA, the approval, recommendation or declaration of advisability with respect to the EVBS merger proposal; or

•
EVBS fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the EVBS merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, EVBS will be subject to the same termination fee if the merger agreement is terminated by SONA or EVBS under the following circumstances:
•
an acquisition proposal or intent to make an acquisition proposal with respect to EVBS is communicated to or otherwise made known to the shareholders, senior management or board of directors of EVBS;

•
the merger agreement is terminated (i) by SONA or EVBS because the merger has not been completed by November 30, 2017 and the EVBS shareholders have not yet approved the EVBS merger proposal, (ii) by SONA if EVBS is in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, or (iii) by EVBS or SONA if the EVBS shareholders did not approve the EVBS merger proposal; and

•
before the date that is 12 months after the merger agreement termination date, EVBS enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

Furthermore, EVBS must pay SONA the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by EVBS in compliance with the applicable terms of the merger agreement.
Termination Fee Paid to EVBS.   The merger agreement provides that SONA must pay EVBS a $7.5 million termination fee if the merger agreement is terminated by SONA under the following circumstances:
•
SONA’s board of directors (i) fails to recommend to the SONA shareholders that they approve the SONA merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to EVBS, or proposes publicly to withhold, withdraw or modify in any manner adverse to EVBS, the approval, recommendation or declaration of advisability with respect to the SONA merger proposal; or

•
SONA fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the SONA merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, SONA will be subject to the same termination fee if the merger agreement is terminated by EVBS or SONA under the following circumstances:
•
an acquisition proposal or intent to make an acquisition proposal with respect to SONA is communicated to or otherwise made known to the shareholders, senior management or board of directors of SONA;

•
the merger agreement is terminated (i) by SONA or EVBS because the merger has not been completed by November 30, 2017 and the SONA shareholders have not yet approved the SONA merger proposal, (ii) by EVBS if SONA is in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, or (iii) by SONA or EVBS if the SONA shareholders did not approve the SONA merger proposal; and

•
before the date that is 12 months after the merger agreement termination date, SONA enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

Furthermore, SONA must pay EVBS the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by SONA in compliance with the applicable terms of the merger agreement.
Any termination fee that becomes payable to SONA or EVBS pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by the party to receive payment. If the party obligated to make payment of the termination fee fails to timely pay the termination fee to the other party, the paying party also will be obligated to pay the costs and expenses incurred by other party to collect such payment, together with interest. A party will not be obligated to pay the termination fee on more than one occasion.

Indemnification and Insurance
Following the effective date of the merger, SONA has agreed to indemnify, defend and hold harmless any person who has rights to indemnification from EVBS or any of its subsidiaries to the same extent and on the same conditions as such person was entitled to pursuant to applicable law and EVBS’s or its subsidiaries’ organizational documents as in effect on the date of the merger agreement. SONA has also agreed to purchase a six year “tail” prepaid policy, on the same terms as EVBS’s existing directors’ and officers’ liability insurance, for the current officers and directors of EVBS, subject to a cap on the cost of such policy equal to 300% of the last annual premium paid by EVBS.
Expenses
In general, whether or not the merger is completed, each of SONA and EVBS will each pay its respective expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. The parties will share the costs of printing and mailing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.
Waiver and Amendment
At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the exchange ratio, may be waived in writing by the party that is, or whose shareholders are, entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended or supplemented by written instrument at any time before the merger by agreement of the parties, whether before or after the later of the date of their respective special meetings, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.
Affiliate Agreements
The directors and executive officers of SONA and EVBS have entered into agreements with each of SONA and EVBS pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares of SONA common stock or EVBS common stock, as applicable, owned by such shareholder and over which such shareholder has sole voting and investment power (except with respect to Ms. Derrico and Mr. Porter only, shares jointly owned by them and over which they have shared voting and investment power), in favor of the SONA merger proposal or the EVBS merger proposal, respectively, and against any competing acquisition proposal, any action, proposal, transaction or agreement which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of SONA’s or EVBS’s conditions under the merger agreement. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.
Voting Agreement and Election of Consideration by EVBS Preferred Shareholders
Castle Creek and GCP have entered into voting agreements and elections of consideration (the “Voting Agreements”) with SONA and EVBS pursuant to which such shareholders have agreed to vote all shares of EVBS common stock and EVBS preferred stock beneficially owned by them in favor of the EVBS merger proposal and against any competing acquisition proposal or any action, proposal, transaction or agreement that could be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of EVBS’s or SONA’s conditions under the merger agreement.
Also pursuant to the Voting Agreements, the shareholders have agreed to elect to receive shares of common stock of the Continuing Corporation for the shares of EVBS preferred stock held by the shareholders. As of April 24, 2017, the record date for the EVBS special meeting, Castle Creek and GCP are collectively entitled to vote 2,183,981 shares of EVBS common and 5,240,192 shares of EVBS preferred stock, or approximately 16.6% and 100.0% of the total voting power of the shares of EVBS common and EVBS preferred stock outstanding on that date, respectively, and all such shares of EVBS common and EVBS preferred stock are subject to the Voting Agreements.

Castle Creek and GCP, in their capacities as holders of EVBS preferred stock, have consented to the merger and are thereby precluded from asserting any appraisal or dissenters’ rights under Virginia law in connection with the merger.
Possible Alternative Merger Structure
The merger agreement provides that SONA and EVBS may mutually agree to change the method or structure of the merger at any time prior to the effective date of the merger if and to the extent they both deems such change to be necessary, appropriate or desirable. However, no change may be made that:
•
alters or changes the exchange ratio;

•
adversely affects the tax treatment of EVBS’s or SONA’s shareholders pursuant to the merger agreement;

•
adversely affects the tax treatment of EVBS or SONA pursuant to the merger agreement; or

•
materially impedes or delays completion of the merger in a timely manner.

Resales of SONA Common Stock
The shares of SONA common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of SONA for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, SONA and may include the executive officers, directors and significant shareholders of SONA.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Subject to the limitations, assumptions and qualifications described herein, it is the opinion of each of Alston & Bird LLP and Troutman Sanders LLP that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of EVBS common and EVBS preferred stock that exchange their shares of EVBS common or EVBS preferred stock for shares of common stock of the Continuing Corporation in the merger are as described below. The following discussion is based upon the Code, regulations of the U.S. Department of the Treasury (“Treasury”), judicial authorities, published positions of the IRS and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The tax opinions of outside legal counsel for each of SONA and EVBS are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. These opinions, however, will not bind the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, or federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
This discussion is limited to U.S. holders (as defined below) that hold their shares of EVBS common or EVBS preferred stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular EVBS shareholder or to EVBS shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; banks, thrifts or other financial institutions; qualified insurance plans; insurance companies; mutual funds; qualified retirement plans and individual retirement accounts; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; persons who purchase or sell their shares of EVBS common or EVBS preferred stock as part of a wash sale; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding EVBS common stock and EVBS preferred stock; persons who hold EVBS common stock or EVBS preferred stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of EVBS common stock or EVBS preferred stock through the exercise of an employee stock option or otherwise as compensation.
For purposes of this section, the term “U.S. holder” means a beneficial owner of EVBS common stock or EVBS preferred stock that for U.S. federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership or other entity taxed as a partnership holds EVBS common stock or EVBS preferred stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
Holders of EVBS common stock and EVBS preferred stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger
Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of the Continuing Corporation, except for any gain or loss that may result from the receipt of cash instead of fractional shares of common stock of the Continuing Corporation. Consummation of the merger is conditioned upon each of SONA and EVBS receiving a written tax opinion, dated the closing date of the merger, from its outside legal counsel to the effect that, based upon facts, representations and assumptions set forth or referred to in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such counsel’s receipt of representation letters from each of SONA and EVBS, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. SONA and EVBS each has the ability to waive the condition to obtain a tax opinion. Neither SONA nor EVBS currently intends to waive this opinion condition to its obligation to consummate the merger. If either SONA or EVBS waives this opinion condition after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to EVBS shareholders have materially changed, SONA and EVBS will recirculate appropriate soliciting materials to resolicit the votes of the SONA and EVBS shareholders. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each EVBS shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Consequences to SONA and EVBS
Each of SONA and EVBS will be a party to the merger within the meaning of Section 368(b) of the Code, and neither SONA nor EVBS will recognize any gain or loss as a result of the merger.
Consequences to Shareholders
Exchange of EVBS Common Stock and EVBS Preferred Stock for Common Stock of the Continuing Corporation.   U.S. holders of EVBS common stock and EVBS preferred stock that exchange all of their EVBS common stock and EVBS preferred stock for common stock of the Continuing Corporation will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of common stock of the Continuing Corporation.
Cash Received in Lieu of Fractional Shares.   A U.S. holder of EVBS common stock or EVBS preferred stock that receives cash in lieu of a fractional share of common stock of the Continuing Corporation in the merger generally will be treated as if the fractional share of common stock of the Continuing Corporation had been distributed to such U.S. holder as part of the merger, and then redeemed by SONA in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302(a) of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares, measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.
Tax Basis in, and Holding Period for, Common Stock of the Continuing Corporation Received in the Merger.   A U.S. holder’s aggregate tax basis in the common stock of the Continuing Corporation received in the merger will be equal to such shareholder’s aggregate tax basis in the EVBS common stock or EVBS preferred stock surrendered in the merger, reduced by any basis allocable to a fractional share of common stock of the Continuing Corporation for which cash is received. The holding period of common stock of the Continuing Corporation received by a U.S. holder in the merger will include the holding period of the

EVBS common stock or EVBS preferred stock exchanged in the merger if the EVBS common stock or EVBS preferred stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of EVBS common stock or EVBS preferred stock at different times or at different prices, the common stock of the Continuing Corporation such holder receives will be allocated pro rata to each block of EVBS common stock and EVBS preferred stock, and the basis and holding period of each block of common stock and non-voting common stock of the Continuing Corporation such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of EVBS common stock and EVBS preferred stock exchanged for such block of common stock of the Continuing Corporation.
Backup Withholding and Reporting Requirements
U.S. holders of EVBS common stock and EVBS preferred stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to SONA and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
In addition, U.S. holders of EVBS common stock and EVBS preferred stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of EVBS stock exchanged, the number of shares of Continuing Corporation stock received, the fair market value and tax basis of EVBS common stock and preferred stock exchanged and the U.S. holder’s tax basis in the common stock of the Continuing Corporation received.
If a U.S. holder of EVBS common stock or EVBS preferred stock that exchanges such stock for common stock of the Continuing Corporation is a “significant holder” with respect to EVBS, the U.S. holder is required to include a statement with respect to the exchange on or with the U.S. federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of EVBS common stock or EVBS preferred stock will be treated as a significant holder in EVBS if the U.S. holder’s ownership interest in EVBS is five percent (5%) or more, by vote or value, of EVBS’s issued and outstanding common stock and preferred stock or if the U.S. holder’s basis in the shares of EVBS stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the information set forth in such regulation, including the names and employer identification numbers of EVBS and SONA, the date of the merger, and the fair market value and tax basis of EVBS common stock and EVBS preferred stock exchanged (determined immediately before the merger).
The foregoing tax discussion is only a summary. It is not intended to be, and should not be construed as, tax advice. Holders of EVBS common stock and EVBS preferred stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET FOR COMMON STOCK AND DIVIDENDS
SONA common stock is traded on the NASDAQ Global Market under the symbol “SONA.” EVBS common stock is traded on the NASDAQ Global Select Market under the symbol “EVBS.”
As of the record date for the SONA special meeting, there were 12,330,043 shares of SONA common stock outstanding, which were held by approximately 236 holders of record. As of the record date for the EVBS special meeting, there were 13,117,393 shares of EVBS common stock outstanding, which were held by approximately 2,633 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
The following table sets forth during the periods indicated the high and low sales prices of SONA common stock as reported on the NASDAQ Global Market and EVBS common stock as reported on the NASDAQ Global Select Market, and the dividends declared per share of SONA common stock and EVBS common stock.
	SONA Common Stock			EVBS Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2017
First Quarter	$17.50	$15.51	$0.08	$11.10	$9.76	$0.03
Second Quarter (through May 9, 2017)	$18.48	$16.42	$—	$11.71	$10.24	$0.03
2016
First Quarter	$13.40	$11.92	$0.08	$7.10	$6.60	$0.02
Second Quarter	$12.77	$11.60	$0.08	$7.75	$6.60	$0.02
Third Quarter	$13.59	$11.95	$0.08	$8.69	$7.16	$0.02
Fourth Quarter	$16.78	$12.74	$0.08	$10.50	$7.60	$0.03
2015
First Quarter	$12.50	$10.80	$0.08	$6.50	$6.12	$0.01
Second Quarter	$12.22	$11.03	$0.08	$6.57	$5.80	$0.01
Third Quarter	$12.00	$10.98	$0.08	$7.24	$6.12	$0.02
Fourth Quarter	$13.54	$11.14	$0.28	$7.24	$6.25	$0.02
2014
First Quarter	$10.24	$9.81	$0.07	$7.25	$6.00	—
Second Quarter	$11.70	$10.05	$0.07	$6.95	$6.20	—
Third Quarter	$11.70	$10.37	$0.08	$6.44	$6.08	—
Fourth Quarter	$13.13	$10.98	$0.38	$6.57	$5.33	—
The following table sets forth the closing sale prices per share of SONA common stock as reported on the NASDAQ Global Market and of EVBS common stock as reported on the NASDAQ Global Select Market on December 12, 2016, the last trading day before we announced the signing of the merger agreement, and on May 9, 2017, the last trading day before the date of this joint proxy statement/prospectus. The following table also includes the equivalent price per share of EVBS common stock on those dates. The equivalent per share price reflects the value on each date of the SONA common stock that would have been received by EVBS shareholders if the merger had been completed on those dates, based on an assumed exchange ratio of 0.6313 shares of SONA common stock for each share of EVBS common stock and the closing sales prices of SONA’s common stock.
	SONA Common Stock	EVBS Common Stock	Equivalent Market Value Per Share of EVBS
December 12, 2016	$15.61	$9.59	$9.85
May 9, 2017	$17.63	$11.09	$11.13

You are advised to obtain current market quotations for SONA common stock and EVBS common stock. The market price of SONA common stock at the effective date of the merger or at the time former shareholders of EVBS receive evidence of book entry issuance of shares, or if requested certificates evidencing shares, of SONA common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/prospectus or at the time of the special meetings.
SONA and EVBS are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, SONA’s and EVBS’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from Sonabank and EVB. The subsidiary banks of both SONA and EVBS are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to SONA and EVBS. See “Description of SONA Capital Stock — Common Stock — Dividends” on page    .
SONA currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. SONA has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on SONA common stock will be at the discretion of its board of directors and will depend upon the earnings of SONA and its subsidiaries, the financial condition of SONA and other factors, including general economic conditions and applicable governmental regulations and policies.

INFORMATION ABOUT SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
Southern National Bancorp of Virginia, Inc. is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and nine branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.
While SONA offers a wide range of commercial banking services, it focuses on making loans secured primarily by commercial real estate and other types of secured and unsecured commercial loans to small and medium-sized businesses in a number of industries, as well as loans to individuals for a variety of purposes. SONA is a leading Small Business Administration (SBA) lender among Virginia community banks and also invests in real estate-related securities, including collateralized mortgage obligations and agency mortgage backed securities. SONA’s principal sources of funds for loans and investing in securities are deposits and, to a lesser extent, borrowings. SONA offers a broad range of deposit products, including checking (NOW), savings, money market accounts and certificates of deposit. SONA actively pursues business relationships by utilizing the business contacts of its senior management, other bank officers and its directors, thereby capitalizing on its knowledge of our local market areas.
SONA had, on a consolidated basis, total assets of  $1.2 billion, total loans, net of deferred fees, of $974.2 million, total deposits of  $857.5 million and stockholders’ equity of  $128.3 million at March 31, 2017.
The principal executive offices of SONA are located at 6830 Old Dominion Drive, McLean, Virginia 22101, and its telephone number is (703) 893-7400. SONA’s website can be accessed at https://www.sonabank.com. Information contained in SONA’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about SONA, see “Where You Can Find More Information” beginning on page     .

INFORMATION ABOUT EASTERN VIRGINIA BANKSHARES, INC.
Eastern Virginia Bankshares, Inc. is the bank holding company for EVB, a Virginia state chartered bank. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB. Additionally, EVB acquired Virginia Company Bank (“VCB”) on November 14, 2014 and merged VCB with and into EVB with EVB surviving. EVB is a community bank targeting small to medium-sized businesses and consumers in its traditional coastal plain markets and the emerging suburbs outside of the Richmond, Tidewater, and southern Virginia areas. EVB operates twenty-four full service branches, two drive-in facilities and one loan production office located in the following cities and counties in eastern Virginia: Chesterfield, Colonial Heights, Essex, Gloucester, Hampton, Hanover, Henrico, King William, Lancaster, Middlesex, Newport News, New Kent, Northumberland, Southampton, Surry, Sussex and Williamsburg.
EVBS provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. EVBS complements its lending operations with an array of retail and commercial deposit products and fee-based services. EVBS’s services are delivered locally by well-trained and experienced bankers, empowered to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of its markets for over 100 years, EVBS has established relationships with and an understanding of its customers.
EVBS had total assets of approximately $1.4 billion, total loans of approximately $1.1 billion, total deposits of approximately $1.1 billion and shareholders’ equity of approximately $132.9 million at March 31, 2017.
The principal executive offices of EVBS are located at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia, and its telephone number is (804) 443-8400. EVBS’s website can be accessed at http://www.evb.org. Information contained in EVBS’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about EVBS, see “Where You Can Find More Information” beginning on page     .

DESCRIPTION OF SONA CAPITAL STOCK
The following summary description of the material features of the capital stock of SONA is qualified in its entirety by reference to the applicable provisions of Virginia law and by SONA’s articles of incorporation and bylaws.
As a result of the merger, EVBS shareholders who receive shares of common stock of the Continuing Corporation in the merger will become shareholders of SONA. Your rights as shareholders of SONA will be governed by Virginia law and SONA’s articles of incorporation and bylaws. We urge you to read the applicable provisions of the Virginia SCA, SONA’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of SONA’s and EVBS’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock
The authorized capital stock of SONA consists of  (i) 45,000,000 shares of common stock, par value $0.01 per share; and (ii) 5,000,000 shares of undesignated serial preferred stock, par value $0.01 per share. As of the record date of the SONA special meeting, April 24, 2017, there were 12,330,043 shares of common stock issued and outstanding held by approximately 236 holders of record, and no shares of preferred stock issued and outstanding. As of April 24, 2017, there were options outstanding to purchase 763,100 shares of SONA common stock and no shares subject to unvested restricted stock awards. 29,850 shares of SONA common stock were available for future grants under a SONA equity or equity-based compensation plan.
Common Stock
General.   Each share of SONA common stock has the same relative rights as, and is identical in all respects to, each other share of SONA common stock. SONA’s common stock is traded on the NASDAQ Global Market under the symbol “SONA.” The transfer agent for SONA’s common stock is Computershare Inc., 250 Royall Street, Canton, Massachusetts 02021.
Dividends.   SONA’s shareholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by SONA is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.
As a bank holding company, SONA’s ability to pay dividends is affected by the ability of Sonabank, its bank subsidiary, to pay dividends to the holding company. The ability of Sonabank, as well as SONA, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of SONA, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of SONA and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of SONA available for distribution in cash or in kind.
Voting Rights.   The holders of SONA common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Holders of SONA common stock are not entitled to cumulative voting rights. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to cumulate their votes in the election of directors.
Directors and Classes of Directors.   SONA’s board of directors is divided into three classes with directors serving staggered three-year terms. Any newly created directorships or any decrease in directorships are apportioned among the classes as evenly as possible. Currently, the SONA board of directors consists of eight directors. Under SONA’s articles of incorporation, directors may be removed for cause upon the affirmative vote of not less than 75% of the outstanding shares entitled to vote generally in an election of directors. Cause for removal exists only if a director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or deemed liable by a court for gross negligence or misconduct in the performance of such director’s duties to SONA.
No Preemptive Rights; Redemption and Assessment.   Holders of shares of SONA will not be entitled to preemptive rights with respect to any shares that may be issued. SONA common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
Preferred Stock
The board of directors of SONA is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The SONA board of directors is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. The SONA board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of SONA common stock and, under certain circumstances, discourage an attempt by others to gain control of SONA.
The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of SONA, then existing market conditions and other factors that, in the judgment of the SONA board, might warrant the issuance of preferred stock.

COMPARATIVE RIGHTS OF SHAREHOLDERS
SONA and EVBS are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of SONA and EVBS are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, EVBS shareholders will become shareholders of SONA and, as such, their shareholder rights will be governed by SONA’s articles of incorporation and bylaws and will continue to be governed by the Virginia SCA.
The table below summarizes the material differences between the rights of SONA’s shareholders and those of EVBS’s shareholders pursuant to the Virginia SCA and their respective constitutive documents as they are currently in effect. While SONA and EVBS believe that the summary table includes the material differences between the rights of their respective shareholders prior to the merger, this summary does not include a complete description of all the differences between the rights of SONA’s shareholders and those of EVBS’s shareholders, nor does it include a complete description of the specific rights of the respective shareholders discussed. The inclusion of differences in the rights of these shareholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of SONA and EVBS. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of SONA and EVBS, as currently in effect, and to the provisions of the Virginia SCA.
Authorized Capital Stock
SONA	EVBS

The authorized capital stock of SONA consists of (1) 5,000,000 shares of preferred stock, par value $0.01 per share, and (2) 45,000,000 shares of common stock, par value $0.01 per share. SONA’s articles of incorporation authorize the board of directors to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock.
No holder of SONA capital stock has preemptive rights to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of SONA, or of treasury shares, or of securities convertible into stock of any class of SONA.

The authorized capital stock of EVBS consists of (1) 10,000,000 shares of preferred stock, par value $2.00 per share, 24,000 of which are designated as shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 5,250,000 of which are designated as shares of Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, and (2) 50,000,000 shares of common stock, par value $2.00 per share. The EVBS articles of incorporation authorize the board of directors to issue the preferred stock in one or more series and to fix the preferences, limitations and relative rights of each series of preferred stock.
No holder of any class of EVBS capital stock has preemptive or other preferential rights to subscribe for or purchase (1) any shares of any class of stock of EVBS, whether now or hereafter authorized, (2) any warrants, rights or options to purchase any such stock or (3) any obligations convertible into any such stock or warrants, rights or options to purchase any such stock.

Number and Classes of Board of Directors
SONA	EVBS
The SONA board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The SONA bylaws require the board of directors to have not less than five nor more than 15 directors. The SONA board of directors may increase and decrease the number of directors by a vote of a	The EVBS board of directors is not divided into classes and all directors serve one-year terms. The EVBS bylaws require the board of directors to have not less than ten nor more than 17 directors, with the exact size set by resolution of the majority of the EVBS board of directors or by resolution of a majority of EVBS shareholders at any meeting majority of the board of directors. Currently, the SONA board of directors consists of eight directors.
On or prior to the effective date of the merger, the SONA board of directors will cause the number of directors that will comprise the full board of SONA at the effective date to be fixed at eleven directors, consisting of  (i) six currently-serving SONA directors, including the current Chief Executive Officer and Chairman of the SONA board of directors and the current President and Vice Chairman of the SONA board of directors, and (ii) five currently-serving EVBS directors to be agreed upon by SONA and EVBS, including the current President and Chief Executive Officer of EVBS, and one observer to SONA’s board of directors designated by EVBS.
thereof. Currently, the EVBS board of directors consists of twelve individuals, subject to increase by one director if Castle Creek exercises its right to maintain one representative on the EVBS board of directors.
Voting Rights
SONA	EVBS
The holders of SONA common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting.
The holders of EVBS common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting.
The holders of EVBS Series B preferred stock have no voting power and are not entitled to vote on any matter presented for consideration by EVBS shareholders, except as required by applicable law and with respect to proposals (1) to increase the authorized number of shares of EVBS Series B preferred stock; (2) to enter into any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B preferred stock; (3) to amend the EVBS articles of incorporation or the EVBS bylaws, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of the EVBS Series B preferred stock; or (4) to amend or waive any provision of Article II, Paragraph F of the EVBS articles of incorporation applicable to the holders of EVBS Series B preferred stock.

Election of Directors
SONA	EVBS

SONA directors are elected by a plurality of the votes cast by the shares entitled to vote on the election of directors at an annual meeting at which a quorum is present.
Holders of SONA common stock are not entitled to cumulative voting in the election of directors.

EVBS directors are elected by a plurality of the votes cast by the shares entitled to vote on the election of directors at an annual meeting at which a quorum is present.
Holders of EVBS common stock are not entitled to cumulative voting in the election of directors.

Qualifications of Directors
SONA	EVBS
A person is not required to own shares of SONA stock to be qualified as a SONA director.	The EVBS bylaws provide that, except for individuals who were directors of EVBS on March 15, 2007, no person who is 75 years old or older will be eligible to stand for election or reelection to the EVBS board of directors. A person is not required to own shares of EVBS stock to be qualified as a director.
Removal of Directors
SONA	EVBS
SONA’s articles of incorporation provide that directors of SONA may be removed by shareholders of SONA only for cause and with the affirmative vote of at least 75% of the outstanding shares entitled to vote generally in the election of directors. Cause for removal exists only if a director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or deemed liable by a court for gross negligence or misconduct in the performance of such director’s duties to SONA.	Under the Virginia SCA, the common shareholders of EVBS, at a special meeting called for such purpose, may remove any member of the EVBS board of directors elected by the common shareholders of EVBS with or without cause.
Vacancies on the Board of Directors
SONA	EVBS
SONA’s articles of incorporation provide that any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. Any director so chosen will hold office for the remainder of the term to which the director has been selected and until such director’s successor has been elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.	Except with respect to the contractual rights of holders of shares of EVBS Series B preferred stock to designate the replacement for any vacancy left by a director originally designated by such holder, the EVBS articles of incorporation provide that any vacancy on the EVBS board of directors, including a vacancy due to an increase in the number of directors, will be filled only by the affirmative vote of the directors then remaining in office, even if less than a quorum of the EVBS board of directors.
Amendment of Articles of Incorporation
SONA	EVBS
Amendment of SONA’s articles of incorporation requires the approval of a majority of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote.	Amendment of the EVBS articles of incorporation requires the approval of a majority vote of the votes entitled to be cast by each voting group entitled to vote on the amendment, provided that if the amendment was not approved by at least two-thirds of EVBS’s directors, holders of more than two-thirds of the issued and outstanding shares of EVBS common stock must vote in favor of the amendment.

Amendment of Bylaws
SONA	EVBS
Amendment of SONA’s bylaws requires the approval of a majority of the board of directors or the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote.	The EVBS bylaws may be amended or altered by a majority vote of directors at a meeting of the board of directors where a quorum is present. EVBS shareholders entitled to vote in the election of directors, however, have the power to rescind, alter, amend or repeal any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the EVBS board of directors, in each case by a majority vote of the votes cast.
Shareholder Meetings
SONA	EVBS

SONA’s bylaws provide that an annual meeting of shareholders to provide for the election of directors and for the transaction of such other business as may properly come before the meeting is to be held each year on the third Thursday of April of each year, or on such other date, time and at a place determined by the board of directors.
Special meetings of shareholders may be called by (i) the chairman of the board of directors, (ii) the President, (iii) resolution adopted by the affirmative vote of at least three-fourths of the directors then in office, or (iv) by the holders of record of not less than 40% of SONA’s outstanding shares entitled to vote.

The EVBS bylaws provide that an annual meeting of shareholders for the election for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on a date during the month of March, April or May, or at such other time as the board of directors may determine, the exact date, place and hour to be fixed by the board of directors.
The EVBS bylaws provide that a special meeting of shareholders may be called for any purpose or purposes whatsoever at any time, but only by (i) the President, (ii) the chairman or vice chairman of the board of directors or (iii) a majority of the directors then in office. No business may be transacted and no corporate action taken at a special meeting of shareholders other than that stated in the notice of the special meeting.

Notice of Shareholder Meetings
SONA	EVBS

Written notice stating the date, time and place, if any, of a meeting of shareholders and, in the case of a special meeting, the purpose, shall be delivered not less than ten days and not more than 60 days before the date of the meeting, provided that notice of a shareholder meeting to act on an amendment to the articles of incorporation, plan of merger, share exchange, entity conversion, sale of assets or dissolution, shall be given not less than 25 and not more than 60 days before the date of the meeting.
If any annual or special meeting is adjourned for 30 days or more, or if a new record date is fixed for an adjourned meeting, notice of the adjourned meeting shall be as given as in the case of the original meeting. If any meeting is adjourned for less than 30 days, no notice is required other than an announcement at the meeting at which such adjournment is taken.

Notice stating the date, time and place of a meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given to each shareholder of record entitled to vote at the meeting not less than ten days and not more than 60 days before the date of such meeting, except as different notice periods may be required by law.
If there is not a quorum at the time for which a shareholder meeting has been called, the meeting may be adjourned or postponed from time to time by the chairman of the meeting or by a majority of shareholders present or represented by proxy, without notice other than by announcement at the meeting, until there is a quorum. Notwithstanding the foregoing, if a new record date is fixed for the adjourned meeting, not less than ten days before the meeting date notice of the adjourned meeting shall be given to each shareholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Liability of Directors and Officers
The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
SONA	EVBS
SONA’s articles of incorporation provide that the personal liability of directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the Virginia SCA.	The EVBS articles of incorporation provide that, to the fullest extent permitted by Virginia law, a director or officer of EVBS shall not be liable to EVBS or its shareholders for monetary damages.
Indemnification of Directors and Officers
SONA	EVBS
SONA’s articles of incorporation provide that SONA shall indemnify its directors, officers and former directors and officers against expenses incurred by him or her in connection with any pending or threatened action, suit or proceeding, with respect to which such director or officer is a party or is threatened to be made a party, to the fullest extent permitted by the Virginia SCA.	The EVBS articles of incorporation provide that, to the fullest extent permitted by Virginia law, EVBS shall indemnify a director or officer who is a party to any proceeding because he or she is or was a director or officer of EVBS against liability incurred in the proceeding.
Notice of Shareholder Proposals and Director Nominations
SONA	EVBS
SONA’s bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice to the Secretary of SONA. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of SONA not later than 90 days prior to the anniversary of the immediately preceding annual meeting.
The EVBS bylaws provide that a shareholder may nominate a person for election to the board of directors of EVBS at an annual meeting of shareholders by delivering written notice of such nomination to EVBS not later than the 120th day nor earlier than the 180th day prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is more than 30 days before or after such anniversary, then not earlier than the 180th day prior to such annual meeting and not later than the 120th day prior to such annual meeting or the 10th day following the public announcement of the annual meeting date). Such notice must set forth all information that would be required by the SEC’s proxy rules about each proposed nominee, such nominee’s consent to serve as director if elected, and certain information about the beneficial ownership of the nominating shareholder.

If EVBS holds a special meeting of shareholders at which directors are to be elected, the EVBS bylaws provide that a shareholder may nominate a person for election to the board of directors of EVBS by delivering written notice to EVBS that satisfies requirements set forth in the EVBS bylaws that are substantially similar to the requirements described above.
The EVBS bylaws also provide that a shareholder may propose business to be considered by shareholders at an annual meeting of shareholders, subject to the same notice requirements as apply to shareholder nomination of directors for election at an annual meeting; provided that the proposing shareholder must also include in the shareholder’s notice a brief description of the business to be brought before the meeting (including the text of the proposal or resolution to be approved), the reasons for conducting such business, and any material interest in such business of the proposing shareholder.

Payment of Dividends
SONA	EVBS

SONA’s bylaws permit SONA’s board of directors to declare dividends upon its capital stock at any regular or special meeting, to be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there will be set aside out of any funds of SONA available for dividends such sum or sums as the board of directors, in its absolute discretion, may deem proper as a reserve to meet contingencies, or for dividends, or for repairing or maintain property or for any other proper purpose.
The Virginia SCA permits the payment of dividends so long as, after giving effect to such dividend, (i) the corporation is able to pay its debts as they become due in the usual course or business and (ii) the corporation’s total assets is not less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the dividend.
The Virginia SCA permits the payment of dividends so long as, after giving effect to such dividend, (i) the corporation is able to pay its debts as they become due in the usual course or business and (ii) the corporation’s total assets is not less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the dividend.

Appraisal Rights
The Virginia SCA provides that shareholders of a Virginia corporation are generally entitled to object and receive payment of the fair value of the shares they hold in the event of any of the following corporate actions: (i) a merger if shareholder approval is required and the shareholders are entitled to vote on the merger; (ii) a share exchange, if the shareholders are entitled to vote on the share exchange; (iii) disposition of all or substantially all of the assets of the corporation, if the shareholders are entitled to vote on the disposition; or (iv) an amendment to the articles of incorporation that reduces the number of shares owned by the shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares.
Notwithstanding the foregoing, the Virginia SCA further provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either (x) listed on a national securities exchange, such as the NASDAQ Global Market, or (y) is traded on an organized market, held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite these exceptions, appraisal rights will be available to holders of capital stock of a Virginia corporation in one of the applicable corporate actions if: (i) the articles of incorporation provide for appraisal rights regardless of an available exception (although neither the SONA articles of incorporation nor the EVBS articles of incorporation authorize such special appraisal rights); (ii) in the case of a merger or share exchange, shareholders are required by the terms of the corporate action to accept anything for their shares other than (A) cash or (B) shares of the surviving or acquiring corporation, or any other proprietary interest of any other entity, that are either listed on a national securities exchange or traded on an organized market, held by more than 2,000 shareholders of record and have a public float of at least $20 million, or a combination of cash or such shares; or (iii) the corporate action is an “interested transaction” as defined in the Virginia SCA.
SONA	EVBS

SONA’s common stock is listed on the NASDAQ Global Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of SONA are not entitled to appraisal rights.
Shareholders of SONA are not entitled to appraisal rights in connection with the merger.

EVBS’s common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, common shareholders of EVBS are not entitled to appraisal rights. EVBS’s preferred stock is not listed on a national securities exchange or traded on an organized market and, therefore, are generally entitled to appraisal rights in applicable transactions.
Common shareholders of EVBS are not entitled to appraisal rights in connection with the merger. All holders of EVBS preferred stock have consented to the merger, and under the Virginia law no such holder can exercise appraisal rights with respect to the EVBS preferred stock.

Merger; Sale of All or Substantially All of a Corporation’s Assets; Plans of Dissolution
SONA	EVBS
The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include: (i) adoption of plans of merger or share exchange; (ii) sales or other dispositions of all or substantially all of a corporation’s assets other than in the	The EVBS articles of incorporation provide that the approval of a majority vote of the votes entitled to be cast by each voting group entitled to vote is required to approve (i) adoption of plans of merger or share exchange and (ii) sales or other dispositions of all or substantially all of EVBS’s property, otherwise than in the usual and regular course of business, provided that if such corporate action was not approved by at least two-thirds of EVBS’s directors, holders of more than two-thirds of the ordinary course of business; and (iii) adoption of plans of dissolution.
The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists. SONA’s articles of incorporation do not modify the vote required to approve those actions.

issued and outstanding shares of EVBS common stock must vote in favor of the amendment, and provided further that the EVBS board of directors may condition its submission of any such corporate action on any basis, including the requirement of a greater vote.
The EVBS articles of incorporation do not modify the vote required to approve adoption of a plan of dissolution.

Anti-takeover Provisions
Affiliated Transactions Statute. The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder.
These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if: (i) the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder; (ii) the affiliated transaction has been approved by a majority of the disinterested directors; or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.
A Virginia corporation may include in its articles of incorporation initially filed with the Virginia SCC a provision opting out of the Affiliated Transactions Statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the Affiliated Transactions Statute.
Control Share Acquisitions Statute. Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied.
The voting rights may be denied: (i) unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or (ii) among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.
If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
Corporations may provide in their articles of incorporation or bylaws to opt out of the Control Share Acquisitions Statute.
SONA	EVBS
SONA has opted out of both the Affiliated Transactions Statute and the Control Share Acquisition Statute.
The EVBS articles of incorporation and the EVBS bylaws are silent with respect to the Affiliated Transactions Statute and, therefore, such statute applies to affiliated transactions between EVBS and an interested shareholder.
EVBS has opted out of the Control Share Acquisition Statute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SONA
The following table sets forth certain information as of April 26, 2017, concerning the number and percentage of shares of SONA common stock beneficially owned by each of SONA’s directors and named executive officers, and by SONA’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to SONA who own or may be deemed to own more than 5% of SONA common stock as of April 26, 2017. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.
Name	Position With the Company and the Bank	Number of Shares of Common Stock Owned	Percentage Beneficially Owned(1)
5% or Greater Holders:
E.S. Barr & Company 1999 Richmond Road, Suite 1B Lexington, Kentucky 40502	Investor	650,739(2)	5.3%
Corbyn Investment Management, Inc., et al Suite 108 2330 W. Joppa Road Lutherville, Maryland 21093	Investor	613,394(3)	5.0%
Directors and Executive Officers:
Georgia S. Derrico(4)	Chairman of the Board and Chief Executive Officer of the Company and the Bank	726,143(5)	5.9%
R. Roderick Porter(4)	Vice Chairman of the Board and President and Chief Operating Officer of the Company and the Bank	726,143(6)	5.9%
Neil J. Call	Director of the Company and the Bank	126,598(7)	1.0%
Charles A. Kabbash	Director of the Company and the Bank	107,070(8)	*
John J. Forch	Director of the Company and the Bank	57,311(9)	*
Frederick L. Bollerer	Director of the Company and the Bank	27,746(10)	*
W. Bruce Jennings	Director of the Company and the Bank	39,833(11)	*
Robert Y. Clagett	Director of the Company and the Bank	23,795	*
William H. Lagos	Senior Vice President and Chief Financial Officer of the Company and the Bank	58,652(12)	*
William H. Stevens	Executive Vice President and Chief Credit Risk Officer of the Bank	24,017(13)	*
Thomas P. Baker	Senior Vice President and Chief Credit Officer of the Bank	61,139(14)	*
Directors, Director Nominees and Named Executive Officers as a Group (11 persons)		1,252,304	10.2%

*
Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated based on 12,330,043 shares of Company Common Stock outstanding as of April 26, 2017 and assumes the exercise by the stockholder or group named in each row of all options or warrants for the purchase of Company Common Stock held by such stockholder or group and exercisable within 60 days of April 26, 2017.

(2)
The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the SEC on February 14, 2017 jointly by E.S. Barr & Company, Edward S. Barr and E.S. Barr Holdings, LLC. The shares reflected in the table as of December 31, 2016 are held in the aggregate in numerous accounts of clients of E.S. Barr & Company, a registered investment adviser which has the power to direct the disposition of such shares. E.S. Barr Holdings, LLC owns all of the outstanding shares of common stock of E.S. Barr & Company. Edward S. Barr is the President and a director of E.S. Barr & Company and is a manager and majority equity holder of E.S. Barr Holdings, LLC. In addition, 14,080 shares of Common Stock are held by Mr. Barr individually. E.S. Barr Holdings, LLC and Mr. Barr disclaim beneficial ownership of any shares of Common Stock not held of record by them.

(3)
The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the SEC on January 24, 2017 jointly on behalf of Corbyn Investment Management, Inc., et al, Corbyn Investment Management, Inc. and Greenspring Fund, Inc. (collectively, the “Corbyn Group”). The Corbyn Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2016. The Corbyn Group reported aggregate beneficial ownership of 613,394 shares, or 5.0% of the Company’s common stock as of such date.

(4)
Ms. Derrico and Mr. Porter are married. Ms. Derrico and Mr. Porter together beneficially own 11.8% of the outstanding shares of Common Stock.

(5)
Includes (a) 374,302 shares of Common Stock held jointly with Mr. Porter, (b) 105,375 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (c) 45,235 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (d) 6,814 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (e) 6,867 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (f) 93,400 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans and (g) 93,400 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans.

(6)
Includes (a) 374,302 shares of Common Stock held jointly with Ms. Derrico, (b) 45,235 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (c) 105,375 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (d) 6,867 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (e) 6,814 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (f) 93,400 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans and (g) 93,400 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans.

(7)
Includes (a) 4,800 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Call under the Option Plans and (b) 18,700 shares of Common Stock held jointly by Mr. Call and his spouse.

(8)
Includes (a) 32,303 shares of Common Stock held jointly by Mr. Kabbash and his spouse, (b) 11,520 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash, (c) 6,862 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash’s spouse, (d) 11,000 shares of Common Stock held in The Charles A. Kabbash Revocable Trust and (e) 2,800 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Kabbash under the Option Plans.

(9)
Includes (a) 5,000 shares of Common Stock held of record by an IRA account for the benefit of Mr. Forch, (b) 6,800 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Forch under the Option Plans, (c) 810 shares of Common Stock held of record in a profit sharing plan and (d) 44,701 shares of Common Stock held jointly by Mr. Forch and his spouse.

(10)
Includes 14,157 shares of Common Stock held of record by an IRA account for the benefit of Mr. Bollerer.

(11)
Includes (a) 11,000 shares of Common Stock held in the W. Bruce Jennings Revocable Living Trust, of which Mr. Jennings is the trustee, (b) 18,533 shares of Common Stock held in the WBJ Irrevocable Trust, of which Mr. Jennings is the trustee, (c) 5,500 shares of Common Stock held of record by an IRA account for the benefit of Mr. Jennings and (d) 4,800 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Jennings under the Option Plans.

(12)
Includes (a) 2,795 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Lagos and (b) 22,700 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Lagos under the Option Plans.

(13)
Includes (a) 4,454 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Stevens, (b) 1,492 shares of Common Stock held of record by an IRA account for the benefit of Mr. Stevens and (c) 10,000 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Stevens under the Option Plans.

(14)
Includes (a) 4,418 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Baker, (b) 721 shares of Common Stock held of record by an IRA account for the benefit of Mr. Baker and (c) 34,000 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Baker under the Option Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EVBS
The following table sets forth certain information as of April 24, 2017, concerning the number and percentage of shares of EVBS common stock beneficially owned by each of EVBS’s directors and named executive officers, and by EVBS’s directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. EVBS’s directors and named executive officers do not beneficially own any shares of EVBS Series B preferred stock. All of EVBS’s directors and executive officers receive mail at EVBS’s principal executive office at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060.
EVBS Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors:
John F. Biagas	54,712(2)	*
W. Rand Cook	22,008(3)	*
William G. Cox	21,592(4)	*
Michael E. Fiore, P.E.	13,041	*
F. L. Garrett, III	33,219(5)	*
Boris M. Gutin	21,577(6)	*
Ira C. Harris, Ph.D., CPA	10,511(7)	*
Eric A. Johnson	36,955(8)	*
W. Leslie Kilduff, Jr.	53,038(9)	*
Joe A. Shearin	100,743(10)	*
Leslie E. Taylor, CPA	12,131(11)	*
Jay T. Thompson, III	65,236(12)	*
Non-Director Named Executive Officers:
Mark C. Hanna	14,247(13)	*
J. Adam Sothen	24,396(14)	*
Douglas R. Taylor	22,923(15)	*
James S. Thomas	27,518(16)	*
All Directors and Executive Officers as a Group (19 persons)	580,659(17)	4.43%

*
Represents less than 1% of the outstanding EVBS common stock.

(1)
Based on 13,117,393 shares of EVBS common stock issued and outstanding as of April 24, 2017.

(2)
Includes 6,521 shares of EVBS common stock owned jointly by Mr. Biagas and his wife.

(3)
Includes (i) 17,050 shares of EVBS common stock jointly owned by Mr. Cook and his wife and (ii) 273 shares of EVBS common stock held in an IRA for the benefit of Mr. Cook.

(4)
Includes (i) 2,993 shares of EVBS common stock held in an IRA for the benefit of Mr. Cox, (ii) 3,316 shares of EVBS common stock held in an IRA for the benefit of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership, and (iii) 1,533 shares of EVBS common stock registered in the name of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership..

(5)
Includes (i) 2,810 shares of EVBS common stock held in an IRA for the benefit of Mr. Garrett, (ii) 1,760 shares of EVBS common stock held in an IRA for the benefit of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership, (iii) 100 shares of EVBS common stock owned jointly by Mr. Garrett and his wife and (iv) 8,844 shares of EVBS common stock registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.

(6)
Mr. Gutin does not have or share voting power or investment power with regard to 1,122,756 shares of EVBS common stock and 1,191,522 shares of EVBS Series B preferred stock directly owned by GCP, an affiliate of GCP Capital Partners (“GCP Capital”) of which Mr. Gutin serves as a managing director.

(7)
Includes 431 shares of EVBS common stock owned jointly by Mr. Harris and his wife.

(8)
Includes 15,243 shares of EVBS common stock held in an IRA for the benefit of Mr. Johnson.

(9)
Mr. Kilduff has pledged 4,350 shares of EVBS common stock as collateral.

(10)
Includes (i) 5,507 shares of EVBS common stock held in an IRA for the benefit of Mr. Shearin and (ii) 54,950 shares of restricted stock subject to time-based or performance-based vesting restrictions over which Mr. Shearin has no investment power until such shares vest.

(11)
Includes 1,099 shares of EVBS common stock owned jointly by Mr. Taylor and his wife.

(12)
Includes 1,168 shares of EVBS common stock registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership. Includes 6,423 shares of EVBS common stock owned jointly by Mr. Thompson and his wife.

(13)
Includes 4,500 shares of restricted stock subject to time-based or performance-based vesting restrictions over which Mr. Hanna has no investment power until such shares vest.

(14)
Includes 14,800 shares of restricted stock subject to time-based or performance-based vesting restrictions over which Mr. Sothen has no investment power until such shares vest.

(15)
Includes 14,800 shares of restricted stock subject to time-based or performance-based vesting restrictions over which Mr. Taylor has no investment power until such shares vest.

(16)
Includes 14,800 shares of restricted stock subject to time-based or performance-based vesting restrictions over which Mr. Thomas has no investment power until such shares vest.

(17)
Includes shares of EVBS common stock (including 31,700 shares of restricted stock subject to time-based or performance-based vesting restrictions over which the executive officers have no investment power until such shares vest) held by Executive Vice President and Chief Banking Officer, Bruce T. Brockwell, Executive Vice President and Chief Operations Officer of the Bank, Dianna B. Emery and Executive Vice President and Chief Channel Distribution Officer of the Bank, Ann-Cabell Williams.

The following table sets forth certain information with respect to beneficial ownership of EVBS common stock as of April 24, 2017 by each beneficial owner of more than 5.0% of EVBS common stock, based on currently available Schedules 13D and 13G and amendments thereto filed with the SEC and other information available to EVBS.
	EVBS Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Castle Creek Capital Partners IV, LP 6051 El Tordo Rancho Santa Fe, CA 92067	1,061,225(2)	8.09%
EJF Capital LLC 2107 Wilson Blvd., Suite 410 Arlington, VA 22201	660,784(3)	5.04%
GCP III EVB LLC 600 Lexington Ave., 31st Floor New York, NY 10022	1,122,756(4)	8.56%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	941,671(5)	7.18%

(1)
Based on 13,117,393 shares of EVBS common stock issued and outstanding on April 24, 2017.

(2)
Based on Amendment No. 3 to the Schedule 13D filed by Castle Creek, Castle Creek Capital IV LLC, John M. Eggemeyer, J. Mikesell Thomas, Mark G. Merlo and John T. Pietrzak on December 28, 2016. Castle Creek and Castle Creek Capital IV LLC have sole voting power and investment power with regard to 1,061,225 shares of EVBS common stock. As managing principals of Castle Creek Capital IV LLC, Mr. Eggemeyer, Mr. Thomas, Mr. Merlo and Mr. Pietrzak may be deemed to share voting power with regard to 1,061,225 shares of EVBS common stock and may be deemed to share investment power with regard to 1,061,225 shares of EVBS common stock. Castle Creek also owns 4,048,670 shares of EVBS Series B preferred stock, which is convertible into shares of EVBS common stock in connection with certain transfers of such shares of EVBS Series B preferred stock or if EVBS’s board of directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B preferred stock. Castle Creek does not currently have the right to acquire such EVBS common stock and does not have voting or investment power over such EVBS common stock. Castle Creek and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System, which is filed as an exhibit to the Schedule 13D. On December 22, 2016, Castle Creek entered into a Secured Promissory Note (the “Secured Promissory Note”) in favor of Stifel Bank & Trust (the “Secured Party”) in connection with a $20,000,000 term loan facility. Pursuant to a Security and Pledge Agreement entered into in connection with the Secured Promissory Note, Castle Creek has pledged, among other things, all of its interest in the EVBS common stock beneficially owned by it. In connection with such pledge, Castle Creek made certain customary representations, warranties and covenants with respect to the EVBS common stock, including that Castle Creek will not trade, assign or transfer EVBS common stock without the Secured Party’s written consent. Both Castle Creek entities, Mr. Eggemeyer, Mr. Thomas, Mr. Merlo and Mr. Pietrzak share the contact address listed in the table above.

(3)
Based on Amendment No. 2 to Schedule 13G filed by EJF Capital LLC on February 12, 2016, as of December 31, 2015, EJF Financial Services Fund, LP is the record owner of 613,158 shares of EVBS common stock. EJF Financial Services GP, LLC serves as the general partner of EJF Financial Services Fund, LP and an investment manager of certain affiliates for it and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Capital LLC is the sole member of each of EJF Financial Services GP, LLC and EJF Financial Opportunities GP, LLC and may be deemed to share beneficial ownership of the shares of EVBS common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of a managed account, and may be deemed to share beneficial ownership of 47,626 shares of EVBS common stock of which the managed account is the record owner. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of EVBS common stock over which EJF Capital LLC may share beneficial ownership. All EJF entities noted above and Mr. Friedman share the contact address listed in the table above.
(4)
GCP, an affiliate of GCP Capital, also owns 1,191,522 shares of EVBS Series B preferred stock, which is convertible into shares of EVBS common stock in connection with certain transfers of such shares of Series B preferred stock or if EVBS’s board of directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of EVBS Series B preferred stock. GCP does not currently have the right to acquire such shares of EVBS common stock and does not have voting or investment power over such EVBS common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System. GCP and GCP Capital share the contact address listed in the table above.

(5)
Based on Amendment No. 8 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 9, 2017. Wellington, in its capacity as investment advisor, may be deemed to share voting power with regard to 941,671 shares of EVBS common stock and may be deemed to share investment power with regard to 941,671 shares of EVBS common stock.

LEGAL MATTERS
The validity of the SONA common stock to be issued upon completion of the merger will be passed upon for SONA by Alston & Bird LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for SONA by Alston & Bird LLP and for EVBS by Troutman Sanders LLP.
EXPERTS
The consolidated financial statements of Southern National Bancorp of Virginia, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2016, given upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Eastern Virginia Bankshares, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance on the reports of Yount, Hyde & Barbour, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.
FUTURE SHAREHOLDER PROPOSALS
SONA
Proposals for Inclusion in SONA’s Proxy Statement.   The deadline for shareholders to submit a proposal for inclusion in SONA’s proxy materials for its 2017 annual meeting of shareholders has already passed. The deadline for shareholders to submit a proposal for inclusion in SONA’s proxy materials for its 2018 Annual Meeting of Shareholders will be set forth in SONA’s proxy statement for its 2017 annual meeting of shareholders, which has yet to be released to its shareholders as of the date of this joint proxy statement/prospectus.
Proposals to be Introduced at the SONA Annual Meeting.   The deadline for shareholders to submit a proposal to be presented at SONA’s 2017 annual meeting of shareholders but without inclusion in its proxy materials for such meeting has already passed. For any shareholder proposal to be presented in connection with the 2018 annual meeting of shareholders of SONA but without inclusion in SONA’s proxy materials, the shareholder must have given timely notice thereof in writing to the secretary of SONA. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of SONA not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. The deadline for shareholders to submit a proposal for inclusion in SONA’s proxy materials for its 2018 annual meeting of shareholders will be set forth in SONA’s proxy statement for its 2017 annual meeting of shareholders, which has yet to be released to its shareholders as of the date of this joint proxy statement/prospectus.
EVBS
As of the date of this joint proxy statement/prospectus, EVBS intends to hold its 2017 Annual Meeting of Shareholders only if the merger is not completed. However, if the merger is not completed, or if EVBS is otherwise required to do so under applicable law, EVBS will hold a 2017 Annual Meeting of Shareholders at a future date, and in that event EVBS will publicly announce the date of such meeting and the deadline for submission of shareholder proposals for such meeting.

OTHER MATTERS
In accordance with Virginia law, no business may be brought before the SONA or EVBS special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, the SONA board and the EVBS board know of no matters that will be presented for consideration at either of the special shareholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the SONA special meeting, or any adjournments thereof, or before the EVBS special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of SONA or EVBS, as applicable.
WHERE YOU CAN FIND MORE INFORMATION
SONA and EVBS each file reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SONA or EVBS files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by SONA and EVBS are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
SONA has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of SONA common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of SONA and a proxy statement of each of SONA and EVBS for their respective special meetings of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.
The SEC allows SONA and EVBS to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents set forth below that SONA and EVBS have previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.
SONA SEC Filings
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017, as amended by Annual Report on Form 10-K/A filed on May 1, 2017.

•
Definitive Proxy Statement on Schedule 14A for SONA’s 2016 Annual Meeting of Shareholders, filed on March 21, 2016.

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017.

•
Current Reports on Form 8-K filed on January 24, 2017, January 27, 2017 (with respect to Item 8.01 only), March 9, 2017, April 5, 2017 and April 28, 2017 (with respect to Item 8.01 only).

•
The description of SONA common stock contained in SONA’s registration statement on Form 8-A, as filed with the SEC on August 4, 2006 (incorporated by reference from SONA’s registration statement on Form S-1, filed with the SEC on August 4, 2006, as thereafter amended and supplemented), including any subsequently filed amendments and reports updating such description.

EVBS SEC Filings
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 15, 2017, as amended by Annual Report on Form 10-K/A filed on May 1, 2017.

•
Definitive Proxy Statement on Schedule 14A for EVBS’s 2016 Annual Meeting of Shareholders, filed on April 21, 2016.

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017.

•
Current Reports on Form 8-K filed on February 6, 2017 (with respect to Item 8.01 only), February 27, 2017, March 9, 2017, April 5, 2017 and April 24, 2017 (with respect to Item 8.01 only).

In addition, SONA and EVBS incorporate by reference any future filings each company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the SONA special meeting and the EVBS special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
Documents contained in or incorporated by reference in this document by SONA and EVBS are available through the SEC as set forth above or from SONA and EVBS. You may obtain such documents by requesting them in writing or by telephone from SONA and EVBS as follows:
Southern National Bancorp of Virginia, Inc. 1002 Wisconsin Ave. N.W. Washington, D.C. 20007 Attention: Investor Relations	Eastern Virginia Bankshares, Inc. 10900 Nuckols Road, Suite 325 Glen Allen, Virginia 23060 Attention: Investor Relations
These documents are available from SONA or EVBS, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about SONA at its Internet website at http://www.sonabank.com under “Investor Relations” and EVBS at its Internet website at http://www.evb.org under “Investor Relations.” Information contained on the websites of SONA and EVBS does not constitute part of this joint proxy statement/prospectus and shall not be incorporated into other filings either company makes with the SEC.
If you would like to request documents from SONA or EVBS, please do so by June 14, 2017 in order to receive timely delivery of the documents before the special meetings.
SONA has supplied all information contained or incorporated by reference in this document relating to SONA, and EVBS has supplied all such information related to EVBS.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. SONA and EVBS have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. SONA is not making an offer to sell or soliciting an offer to buy any securities other than the SONA common stock to be issued by SONA in the merger, and SONA is not making an offer of such securities in any state where the offer is not permitted. This joint proxy statement/prospectus is dated            , 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to you nor the issuance of SONA common stock in the merger creates any implication to the contrary.

Appendix A
Execution Copy
agreement and plan of MERGER

between

southern national bancorp of virginia, inc.

and

eastern virginia bankshares, inc.

December 13, 2016

A-i

A-ii

INDEX OF DEFINED TERMS
2017 Contribution	Section 5.9(d)
401(k) Plan	Section 5.9(c)
ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Benefit Plans	Section 3.3(o)(i)
Book-Entry Shares	Section 2.3(c)
Certificates	Section 2.3(c)
Change in EVBS Recommendation	Section 5.5(e)
Change in SONA Recommendation	Section 5.5(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Stock Merger Consideration	Section 2.1(c)
Computer Systems	Section 3.3(dd)(i)
Confidentiality Agreement	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Continuing Corporation Non-Voting Common Stock	Section 2.1(d)
Derivative Contract	Section 3.3(u)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.3
Election Deadline	Section 2.2
Environmental Claim	Section 3.3(r)(iv)(1)
Environmental Laws	Section 3.3(r)(iv)(2)
ERISA	Section 3.3(o)(iii)
EVB	Section 1.5(a)
EVB Directors	Section 1.5(c)
EVBS	Recitals
EVBS 401(k) Plan	Section 5.9(c)
EVBS Affiliates	Section 5.8(a)
EVBS Board Recommendation	Section 5.3(b)
EVBS Cancelled Shares	Section 2.1(b)
EVBS Cash Balance Plan	Section 5.9(d)
EVBS Common Stock	Section 2.1(b)
EVBS Continuing Employees	Section 5.9(a)
EVBS Directors	Section 1.4(a)
EVBS DRSPP	Section 4.1(d)(ii)
A-iii

EVBS DRSPP Suspension Date	Section 5.21(b)
EVBS ESPP	Section 4.1(d)(ii)
EVBS ESPP Suspension Date	Section 5.21(a)
EVBS Insiders	Section 5.20
EVBS Series B Preferred Stock	Section 2.1(d)
EVBS Shareholder Approval	Section 3.3(c)(i)(1)
EVBS Shareholders Meeting	Section 5.4(b)
EVBS Stock Award	Section 2.5(c)
EVBS Stock Option	Section 2.5(a)
EVBS Stock Plan	Section 2.5(a)
Exchange Act	Section 3.3(c)(v)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(b)
Exchange Ratio	Section 2.1(c)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
IIPI	Section 3.3(cc)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.3(t)
Joint Proxy Statement	Section 3.3(c)(v)
Knowledge	Section 3.2(c)
Loan	Section 3.3(q)(vii)
Loan Loss Allowance	Section 3.3(q)(iii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(r)(iv)(3)
Merger	Recitals
Merger Consideration	Section 2.1(d)
MPPP	Section 5.9(d)
No Election Shares	Section 2.2
Notice of Recommendation Change	Section 5.5(f)(ii)
OREO	Section 3.3(q)(iv)
Organizational Documents	Section 3.3(a)
Permitted Issuances	Section 4.1(d)(ii)
Plan of Merger	Section 1.1
Preferred Stock Merger Consideration	Section 2.1(d)
Registration Statement	Section 3.3(c)(v)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
SCC	Section 1.3
SEC	Section 3.3(c)(iv)
A-iv

SEC Reports	Section 3.3(f)(i)
Section 16 Information	Section 5.20
Securities Act	Section 3.3(c)(v)
Series B Voting Agreement and Election	Section 5.8(c)
SONA	Recitals
Sonabank	Section 1.5(a)
Sonabank Directors	Section 1.5(c)
SONA 401(k) Plan	Section 5.9(c)
SONA Affiliates	Section 5.8(a)
SONA Articles of Incorporation Amendment	Section 1.4(c)
SONA Board Recommendation	Section 5.4(a)
SONA CIC Agreement	Section 5.12(e)
SONA Common Stock	Section 2.1(a)
SONA Directors	Section 1.4(a)
SONA Employment Arrangements	Section 5.12(c)
SONA Shareholder Approvals	Section 3.3(c)(i)(2)
SONA Shareholders Meeting	Section 5.4(a)
SONA Stock Plan	Section 3.3(d)(iii)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(x)
Tax or Taxes	Section 3.3(l)(i)
Tax Returns	Section 3.3(l)(i)
Technology Systems	Section 3.3(t)
Termination Fee	Section 7.4(a)
VSCA	Section 1.1
A-v

AGREEMENT AND PLAN OF merger
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 13, 2016, between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”).
WHEREAS, the Boards of Directors of SONA and EVBS have unanimously approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which EVBS will merge with and into SONA (the “Merger”);
WHEREAS, the Boards of Directors of EVBS and SONA have each determined that the Merger is consistent with and will further their respective business strategies and goals; and
WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
Article 1

The merger and related matters
Section 1.1 The Merger.
Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Date (as defined in Section 1.3), EVBS will be merged with and into SONA pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof  (the “Plan of Merger”). The separate corporate existence of EVBS thereupon shall cease, and SONA will be the surviving corporation in the Merger (SONA is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.
Section 1.2 Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia on a date mutually agreed to by the parties, which shall be no later than the third (3rd) business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and date as may be mutually agreed in writing by the parties (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.
Section 1.3 Effective Date.
Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, SONA and EVBS will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the date and time specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Date”).
Section 1.4 Corporate Governance and Related Matters.
(a) On or prior to the Effective Date, the Board of Directors of SONA shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at eleven (11), consisting of  (i) six (6) current SONA directors designated by SONA, including

(A) the current Chief Executive Officer and Chairman of the Board of Directors of SONA and (B) the current President and Vice Chairman of the Board of SONA (the “SONA Directors”), and (ii) the five (5) EVBS directors (the “EVBS Directors”) and one (1) observer to the Board of Directors designated by EVBS and set forth on Section 1.4(a) of the Disclosure Letter of EVBS, which shall include Joe A. Shearin current President and Chief Executive Officer of EVBS. No other directors of SONA or EVBS shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The SONA Directors and EVBS Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 1.4(a) of the Disclosure Letter of SONA. Provided that each EVBS Director continues to meet the standards for directors of the Continuing Corporation, the Continuing Corporation shall nominate each EVBS Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Date, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each EVBS Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.
(b) Subject to and in accordance with the Articles of Incorporation and Bylaws of the Continuing Corporation, effective as of the Effective Date, (i) Ms. Georgia S. Derrico will serve as Executive Chairman of the Board of Directors of the Continuing Corporation (in an employee role), (ii) Mr. R. Roderick Porter will serve as Executive Vice Chairman of the Board of Directors of the Continuing Corporation (in an employee role), (iii) Mr. Joe A. Shearin will serve as President and Chief Executive Officer of the Continuing Corporation, and (iv) the persons set forth on Section 1.4(b) of the Disclosure Letter of SONA and in such positions specified therein, shall serve as the other officers of the Continuing Corporation from and after the Effective Date.
(c) Immediately prior to the Effective Date, the Articles of Incorporation of SONA shall be amended and restated substantially in the form set forth in Exhibit 1.4(c) to authorize the issuance of 4,000,000 shares of non-voting common stock, par value $0.01 per share, by SONA (“SONA Articles of Incorporation Amendment”).
Section 1.5 Banking Operations.
(a) After the Effective Date, EVB, Tappahannock, Virginia (“EVB”), the wholly owned subsidiary of EVBS, shall merge with and into Sonabank, McLean, Virginia (“Sonabank”), the wholly owned subsidiary of SONA (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit 1.5(a) (the “Bank Merger Agreement”) and the separate existence of EVB shall cease and Sonabank shall survive and continue to exist as a state chartered bank organized under the laws of the Commonwealth of Virginia and with its headquarters and principal executive offices in Richmond, Virginia. SONA may at any time change the method or timing of effecting the combination of EVB and Sonabank (including, without limitation, the provisions of this Section 1.5(a)) if and to the extent SONA deems such changes necessary, appropriate or desirable for any reason in its discretion; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that SONA shall provide EVBS with five days’ prior written notice of such change and the reasons therefor.
(b) The Board of Directors of SONA (as the sole shareholder of Sonabank) shall cause the number of directors that will comprise the full Board of Directors of Sonabank after the effective date of the Bank Merger to be fixed at eleven (11), consisting of  (i) six (6) current Sonabank directors designated by SONA, including (A) the current Chief Executive Officer and Chairman of the Board of Directors of Sonabank and (B) the current President and Vice Chairman of the Board of Directors of Sonabank (the “Sonabank Directors”), and (ii) the five (5) EVB directors (the “EVB Directors”) and one (1) observer to the Board of Directors of Sonabank designated by EVB and set forth on Section 1.5(b) of the Disclosure Letter of EVBS. No other directors of Sonabank or EVB shall be designated to serve on the Board of Directors of Sonabank after the effective date of the Bank Merger. The Sonabank Directors and EVB Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 1.5(b) of the

Disclosure Letter of SONA. Provided that each EVB Director continues to meet the standards for directors of Sonabank, SONA (as the sole shareholder of Sonabank) shall nominate each EVB Director for reelection to the Board of Directors of Sonabank upon expiration of his or her term.
(c) Subject to and in accordance with the articles of incorporation and bylaws of Sonabank, effective as of the effective date of the Bank Merger, (i) Ms. Georgia S. Derrico will continue to serve as Executive Chairman of the Board of Directors of Sonabank, (ii) Mr. R. Roderick Porter will continue to serve as Executive Vice Chairman of the Board of Directors of Sonabank, (iii) Mr. Joe A. Shearin will serve as President and Chief Executive Officer of Sonabank and (iv) the persons set forth on Section 1.5(c) of the Disclosure Letter of SONA and in such positions specified therein, shall serve as the other officers of Sonabank from and after the effective date of the Bank Merger.
(d) Section 1.5(d) of the Disclosure Letter of SONA contains a list of the branch offices of EVB that shall be operated by the Continuing Corporation upon the Effective Date, subject to the opening or closing of any branch offices that may be authorized by federal and state banking regulators. After the Effective Date, the Continuing Corporation shall initially operate the branch offices listed in Section 1.5(d) of the Disclosure Letter of SONA under the name and logo of EVB that are used on the date of this Agreement (with any change to the use of such name or logo after the Effective Date to require a majority vote of the Board of Directors of the Continuing Corporation), subject to any changes required to comply with applicable federal or state banking regulations or requested by any Governmental Authority (as defined herein).
Section 1.6 Articles of Incorporation and Bylaws of the Continuing Corporation.
The Articles of Incorporation, as amended by the SONA Articles of Incorporation Amendment, and Bylaws of SONA, as in effect immediately prior to the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.
Section 1.7 Headquarters of Continuing Corporation; Name.
From and after the Effective Date, (i) the location of the headquarters and principal executive offices of the Continuing Corporation shall be McLean, Virginia, and the Continuing Corporation shall maintain executive offices in Richmond, Virginia, and (ii) the name of the Continuing Corporation shall be “Southern National Bancorp of Virginia, Inc.”
Section 1.8 Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
Section 1.9 Appraisal Rights.
In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of EVBS Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.
Article 2

Merger consideration; exchange procedures
Section 2.1 Conversion of Shares.
At the Effective Date, by virtue of the Merger and without any action on the part of SONA, EVBS or the holder of any of the following securities:
(a) Each share of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b) All shares of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by SONA or EVBS (other than shares of EVBS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “EVBS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Subject to Section 2.3, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Common Stock Merger Consideration”); it being understood that upon the Effective Date, pursuant to Section 2.1(a), SONA Common Stock, including the shares issued to former holders of EVBS Common Stock, shall be the Continuing Corporation Common Stock.
(d) Subject to Section 2.3, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive, at the election of the holder of such share of EVBS Series B Preferred Stock, either:
(i) 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock; or
(ii) 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of non-voting common stock of the Continuing Corporation, par value $0.01 per share (“Continuing Corporation Non-Voting Common Stock”).
The shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock payable pursuant to this Section 2.1(d) shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).
(e) If, between the date hereof and the Effective Date, the outstanding shares of SONA Common Stock or EVBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.
Section 2.2 Election Procedures for EVBS Series B Preferred Stock.
Prior to the date hereof, each holder of EVBS Series B Preferred Stock has provided to SONA the Series B Voting Agreement and Election, which sets forth such holders election to receive either the Continuing Corporation Common Stock or the Continuing Corporation Non-Voting Common Stock, or a combination thereof, as provided in Section 2.1(d). Prior to the Effective Date, SONA shall provide the completed Series B Voting Agreement and Elections to the Exchange Agent. A holder of EVBS Series B Preferred Stock may revoke or change its election in accordance with the terms set forth in the Series B Voting Agreement and Election no later than five (5) days prior to the anticipated Effective Date or on such other date as SONA and EVBS shall mutually agree (the “Election Deadline”). In the event an election is revoked prior to the Election Deadline, the shares of EVBS Series B Preferred Stock represented by such Election Form shall become “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made an election to receive the Continuing Corporation Common Stock, except to the extent a subsequent election is properly made with respect to any or all of such shares of EVBS Series B Preferred Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Series B Voting Agreement and Election, SONA shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Series B

Voting Agreement and Election, and any good faith decisions of SONA regarding such matters shall be binding and conclusive. None of SONA, EVBS or the Exchange Agent shall be under any obligation to notify any person of any defect in a Series B Voting Agreement and Election.
Section 2.3 Exchange Procedures.
(a) Prior to the Effective Date, SONA shall appoint an exchange and paying agent reasonably acceptable to EVBS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b) At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock (the “Exchange Fund”), (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2, and (iii) duly authorize and direct issuance by the Exchange Agent of certificated shares of Continuing Corporation Non-Voting Common Stock payable pursuant to this Article 2.
(c) SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail or deliver to each holder of record of  (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock or EVBS Series B Preferred Stock (the “Certificates”) or (ii) uncertificated shares of EVBS Common Stock represented by book-entry (“Book-Entry Shares”), which in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to this Article 2, a letter of transmittal in customary form for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Agreement. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, payable pursuant to this Article 2.
(d) Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or affidavits of loss in lieu of such Certificates), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.3(c)) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock and/or Continuing Corporation Non-Voting Common Stock elected by such holder pursuant to Section 2.2 and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.3. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
(e) A holder of EVBS Common Stock or EVBS Series B Preferred Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(f) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SONA; provided, that no such investment or losses thereon shall affect the Merger Consideration or any cash in lieu of fractional shares payable to holders of EVBS Common Stock or EVBS Series B Preferred Stock entitled to receive such consideration, and SONA shall promptly provide additional funds to the Exchange Agent for the benefit of holders of EVBS Common Stock or EVBS Series B Preferred Stock in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to SONA or as directed by SONA. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of EVBS Common Stock and EVBS Series B Preferred Stock for twelve (12) months after the Effective Date shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holders of EVBS Common Stock or EVBS Series B Preferred Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock deliverable in respect of each former share of EVBS Common Stock or EVBS Series B Preferred Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.
Section 2.4 Rights of Former Holders of EVBS Common Stock and EVBS Series B Preferred Stock.
At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Series B Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.
Section 2.5 EVBS Stock Options and Other Equity-Based Awards.
(a) At the Effective Date, each option to purchase shares of EVBS Common Stock (an “EVBS Stock Option”) granted under an equity or equity-based compensation plan of EVBS (an “EVBS Stock Plan”) that is outstanding immediately prior to the Effective Date shall vest and be converted into and become an option to purchase shares of Continuing Corporation Common Stock (each, an “Assumed Option”), and the Continuing Corporation shall assume each Assumed Option, in accordance with the terms of the EVBS Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by the Continuing Corporation may be exercised solely for shares of Continuing Corporation Common Stock, (ii) the number of shares of Continuing Corporation Common Stock subject to such Assumed Option shall be equal to the number of shares of EVBS Common Stock subject to such Assumed Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest share and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, the method of adjusting each Assumed Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other Assumed Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such Assumed Option that would cause such Assumed Option to violate Code Section 409A. At the Effective Date, the Continuing Corporation shall assume the EVBS Stock Plans; provided that such assumption shall only be with respect to the Assumed Options, and the Continuing Corporation shall have no obligation to make any additional grants or awards under the EVBS Stock Plans.
(b) The Continuing Corporation shall deliver to the holders of Assumed Options, as soon as practicable after the Effective Date, any required notices setting forth such holders’ rights pursuant to the Assumed Option and stating that such Assumed Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5).
(c) At the Effective Date, each share of EVBS Common Stock subject to time-based or performance-based vesting restrictions granted under a EVBS Stock Plan (a “EVBS Stock Award”) that is outstanding immediately prior to the Effective Date shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, without interest, the Merger Consideration, less the amount of any required withholding Tax, and the shares of EVBS Common Stock subject to such EVBS Stock Award will be treated in the same manner as all other shares of EVBS Common Stock for such purposes.
(d) At or prior to the Effective Date, EVBS, the Board of Directors of EVBS or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering a notice of a change of control event under the terms of the EVBS Stock Plans at least thirty (30) days prior to the Effective Date.
Section 2.6 No Fractional Shares.
Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.
Section 2.7 Withholding Rights.
The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

Article 3

representations and warranties
Section 3.1 Disclosure Letters.
(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.
(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.
Section 3.2 Standard.
(a) No representation or warranty of SONA or EVBS contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e) and Section 3.3(h)(ii), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are insignificant) and (ii) Section 3.3(c)(i) and Section 3.3(w), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions generally affecting the banking and bank holding company businesses generally and not specifically relating to such party or its Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, if such impact is demonstrably shown to have been proximately caused by such disclosure or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B) or (C) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(c) The term “Knowledge” with respect to SONA, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of SONA and, with respect to EVBS, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of EVBS.
Section 3.3 Representations and Warranties.
Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof  (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SONA represents and warrants to EVBS, to the extent applicable, and EVBS represents and warrants to SONA, to the extent applicable, as follows:
(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof have been made available to the other party.
(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect

Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.
The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.
(c) Authority; No Breach of the Agreement.
(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the SONA Shareholder Approvals (as defined below) and the EVBS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its board of directors) and subject only to the receipt of  (A) in the case of EVBS, approval of this Agreement and the Plan of Merger, by the holders of a majority of the outstanding shares of EVBS Common Stock present and entitled to vote (the “EVBS Shareholder Approval”) and (B) in the case of SONA, approval of  (1) the SONA Articles of Incorporation Amendment by the holders of a majority of the outstanding shares of SONA Common Stock present and entitled to vote and (2) this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of SONA Common Stock present and entitled to vote (collectively, the “SONA Shareholder Approvals”).
(ii) This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. SONA represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.
(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.
(iv) Except for (A) the filing of applications, filings and notices, as applicable, with The NASDAQ Stock Market and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the NASDAQ Global Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (D) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(c)(v) of the Disclosure Letter of SONA and approval of such applications, filings and notices, (E) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the SONA Shareholders Meeting and the EVBS Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by SONA in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (G) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.
(d) SONA Capital Stock. SONA represents and warrants that:
(i) The authorized capital stock of SONA consists of: (1) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding; (2) 45,000,000 shares of SONA Common Stock, of which 12,263,643 shares are issued and outstanding as of December 12, 2016;
(ii) All outstanding shares of capital stock of SONA have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;
(iii) As of December 12, 2016, (i) 776,100 shares of SONA Common Stock are subject to options to purchase SONA Common Stock, and no shares are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of SONA (an “SONA Stock Plan”), and (ii) 27,650 shares of SONA Common Stock were available for future grant under the SONA Stock Plans; and
(iv) Except as set forth in Section 3.3(d)(iv) of the SONA Disclosure Letter, as of the date of this Agreement, no shares of capital stock of SONA are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which SONA is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each SONA Stock Plan.
(e) EVBS Capital Stock. EVBS represents and warrants that:
(i) The authorized capital stock of EVBS consists of: (1) 10,000,000 shares of preferred stock, par value $2.00 per share, of which 5,240,192 shares of EVBS Series B Preferred Stock are issued and outstanding; and (2) 50,000,000 shares of common stock, par value $2.00 per share, of which 13,116,599.504 shares are issued and outstanding as of December 12, 2016;
(ii) All outstanding shares of capital stock of EVBS have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;
(iii) As of December 12, 2016, (A) 38,000 shares of EVBS Common Stock are subject to EVBS Stock Options and 168,000 shares are subject to unvested EVBS Stock Awards, in each case granted under a EVBS Stock Plan, (B) 5,240,192 shares of EVBS Common Stock may be issued pursuant to the conversion of shares of EVBS Series B Preferred Stock, and (C) 484,232 shares of EVBS Common Stock were available for future grant under the EVBS Stock Plans; and
(iv) As of the date of this Agreement, there are not any shares of capital stock of EVBS reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the EVBS Stock Plans and as set forth in Section 3.3(e) of its Disclosure Letter.

(f) SEC Filings; Financial Statements.
(i) It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2012 under the Securities Act the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.
(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.
(iii) It and each of its Subsidiaries has devised and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.
(v) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(g) Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2012 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2012, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.
(h) Absence of Certain Changes or Events. Since September 30, 2016, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.
(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since September 30, 2016 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).
(j) Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (ii) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (vi) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of  $50,000, (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of  $200,000 per year, (viii) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (ix) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (x) relating to the provision of data processing, network communication or other technical services or (xi) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (i) through (x) above (any such being referred to as a “Material Contract”). With respect to each Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.
(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.
(l) Tax Matters.
(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.
(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(v) It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
(m) Property.
(i) Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2015 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2015). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.
(ii) In the case of SONA, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by SONA and each of its Subsidiaries or in which SONA or any of its Subsidiaries has any ownership or leasehold interest. SONA has made available to EVBS true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which EVBS or any of its Subsidiaries is a party. In the case of EVBS, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by EVBS and each of its Subsidiaries or in which EVBS or any of its Subsidiaries has any ownership or leasehold interest. EVBS has made available to SONA true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which EVBS or any of its Subsidiaries is a party.
(n) Labor Matters.
(i) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, or is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(ii) It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be.
(iii) Except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.
(iv) To its Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
(o) Employee Benefit Plans.
(i) Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings and any other pension plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, severance, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other employment or compensation plans, programs or arrangements, in each case of  (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).
(ii) It has and its Subsidiaries have, with respect to each Benefit Plan, previously delivered to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder, (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; and (I) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.
(iii) Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any entity, which together with it or with a Subsidiary would be treated as a single employer under Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.
(iv) All Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.
(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.
(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.
(vii) To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability for breach of fiduciary duty under ERISA.
(viii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any of its or its Subsidiaries’ Benefit Plans (other than routine claims for benefits). None of its or its Subsidiaries’ Benefit Plans is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.
(ix) Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing and except as otherwise set forth in Section 3.3(o)(ix) of its Disclosure Letter, no amount paid or payable (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, no Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(x) Except as set forth in Section 3.3(o)(x) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2013, 2014 and 2015.
(xi) Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan of it or its Subsidiaries, it, or any of its Subsidiaries, and no circumstance exists which could give rise to such tax.
(p) Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, it and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2015, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2016 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(p) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.
(q) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(q) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:
(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of September 30, 2016 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.
(ii) Except as set forth in Section 3.3(q)(ii) of its Disclosure Letter, each loan, line of credit and other extensions of credit made by it or its Subsidiaries, was originated in conformity in all material respects with all applicable laws and it or its Subsidiaries’ internal loan policies.
(iii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of September 30, 2016 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).
(iv) The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of September 30, 2016 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.
(v) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Sections 3.3(f)(ii) and applicable regulatory requirements and guidelines.
(vi) With respect to SONA, Section 3.3(q)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2014 by it or any of its Subsidiaries (which, for the avoidance of doubt, excludes Southern Trust Mortgage) (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (B) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back). With respect to EVBS, Section 3.3(q)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2014 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (B) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).
(vii) Except as set forth in Section 3.3(q)(vii) of its Disclosure Letter, as of September 30, 2016, neither it nor any of its Subsidiaries was a party to any written or oral: (A) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (C) Loan, including any loan guaranty, with any of its directors or executive officers or any of its Subsidiaries; or (D) Loan in violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.
(r) Environmental Matters.
(i) Except as set forth in Section 3.3(r) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.
(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect.
(iv) For purposes of this Agreement, the following terms shall have the following meanings:
(1) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).
(2) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.
(3) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.
(s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(t) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, to its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(u) Derivative Instruments. Section 3.3(u) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(u) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(u) of its Disclosure Letter.
(v) Deposits. Except as set forth in Section 3.3(v) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.
(w) Investment Securities.
(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.
(ii) It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.
(x) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(y) Transactions with Affiliates. All “covered transactions” between it and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance in all material respects with such provisions.
(z) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, SONA has retained FIG Partners LLC as its financial advisor, and EVBS has retained Sandler O’Neill & Partners, L.P. as its financial advisor (in each case pursuant to engagement letters true and complete copies of which have been previously provided to the other party).
(aa) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of SONA has received the opinion of FIG Partners LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be issued and paid by SONA in the

Merger is fair, from a financial point of view, to SONA. Prior to the execution of this Agreement, the Board of Directors of EVBS has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of EVBS Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.
(bb) Fiduciary Accounts. It and each of its Subsidiaries has properly administered all accounts for which it or such Subsidiary acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents of such account and applicable laws and regulations. Neither it nor any of its Subsidiaries, nor to its Knowledge any director, officer or employee of it or any of its Subsidiaries, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(cc) Privacy of Customer Information. With respect to EVB, EVB is the sole owner of, or in the case of participated loans a co-owner with the other participant(s) of, all individually identifiable personal information (“IIPI”) relating to identifiable or identified natural persons who are customers, former customers and prospective customers that will be transferred to the Continuing Corporation pursuant to this Agreement and the transactions contemplated hereby. EVB’s collection of IIPI complies with EVB’s privacy policies, the Fair Credit Reporting Act of 1970, the Gramm-Leach Bliley Act of 1999 and all other applicable state and federal privacy laws and any contract or industry standard relating to privacy.
(dd) Information Systems and Security.
(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(dd)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.
(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.
(ee) No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.
Article 4

covenants relating to conduct of business
Section 4.1 Conduct of Business Pending Merger.
From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, as set forth in its Disclosure Letter or as required by law, without the prior written consent of the other party (which consent will not be unreasonably conditioned, withheld or delayed), SONA and EVBS each agrees that it will not, and will cause each of its Subsidiaries not to:
(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.
(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.
(c) Amend its Organizational Documents (except as provided herein for SONA).
(d)   (i) Other than pursuant to stock options outstanding as of the date hereof under the SONA Stock Plans or EVBS Stock Plans and except for Permitted Issuances (as defined herein): (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights or similar stock-based rights.
(ii) “Permitted Issuances” mean: (A) issuances of shares of SONA Common Stock pursuant to the SONA Dividend Reinvestment and Stock Purchase Plan; (B) issuances of shares of EVBS Common Stock pursuant to the Eastern Virginia Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan (“EVBS DRSPP”) or the Eastern Virginia Bankshares, Inc. Employee Stock Purchase Plan (the “EVBS ESPP”); or (C) shares of EVBS Common Stock that may be issued upon the conversion of shares of EVBS Series B Preferred Stock.
(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; (ii) incentive or bonus payments payable under Benefit Plans existing on the date hereof in the ordinary course of business consistent with past practice; and (iii) in the case of EVBS and after consultation with SONA as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice.
(f)   (i) Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or as otherwise specifically permitted in this Agreement; or
(ii) Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law.
(g) Incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.
(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(i) Make any material investment in or acquisition of  (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.
(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.
(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.
(l) Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.
(m) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(n) Take any other action that would make any representation or warranty in Article 3 hereof untrue.
(o)   (i) Make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $2,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of  $2,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; (iii) make, renew, restructure or acquire any loan participation exceeding $2,000,000; (iv) make, renew, restructure or otherwise modify any Loan that exceeds its internal lending limits such that the Loan would require approval by its loan committee, credit policy committee or similar committee; or (v) enter into any Loan securitization or create any special purpose funding entity. For purposes of this Section 4.1(o), any consent sought by a party shall be given not more than three (3) business day after providing the relevant loan package to the consenting party.
(p)   (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract, other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of  $500,000 and other than expenditures necessary to maintain existing assets in good repair and, in the case of EVBS, expenditures related to its branch expansion at 350 – 360 E. Hundred Road in Chester, Virginia.
(q) Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 4.1(q) of its Disclosure Letter.
(r) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.
(s) Agree to take any of the actions prohibited by this Section 4.1.
Section 4.2 Dividends.
After the date of this Agreement until the Effective Date, (a) (i) SONA may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of SONA Common Stock at a rate not to exceed $0.08 per share per quarter, and (ii) EVBS may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares (A) of EVBS Common Stock at a rate not to exceed $0.03 per share per quarter and (B) of EVBS Series B Preferred Stock at a rate not to exceed $0.03 per share per quarter, and (b) SONA’s and EVBS’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries (or from such Subsidiaries to SONA or EVBS) consistent with past practices and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.
Section 4.3 Transition.
To facilitate the integration of the operations of SONA and EVBS and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of SONA and EVBS shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.
Section 4.4 Control of the Other Party’s Business.
Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give SONA, directly or indirectly, the right to control or direct the operations of EVBS, and nothing contained in this Agreement shall give EVBS, directly or indirectly, the right to control or direct the operations of SONA. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
Article 5

additional agreements
Section 5.1 Reasonable Best Efforts.
Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.
Section 5.2 Access to Information; Notice of Certain Matters; Confidentiality.
(a) During the period prior to the Effective Date or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.
(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
(c) Each party hereto shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement, dated as of September 28, 2016 (the “Confidentiality Agreement”), between SONA and EVBS, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.3 Registration Statement; Joint Proxy Statement; SEC Filings.
(a) Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by SONA or EVBS without consultation with the other party and its counsel. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. SONA will use its reasonable best efforts, in which EVBS will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable after the date of this Agreement and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and SONA and EVBS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.
(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective shareholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.
Section 5.4 Shareholder Approvals.
(a) As promptly as reasonably practicable after the date the Registration Statement is declared effective, SONA shall call a meeting of its shareholders for the purpose of obtaining the SONA Shareholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “SONA Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of SONA shall (i) recommend to SONA’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “SONA Board Recommendation”), (ii) include the SONA Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the SONA Shareholder Approvals.
(b) As promptly as reasonably practicable after the date the Registration Statement is declared effective, EVBS shall call a meeting of its shareholders for the purpose of obtaining the EVBS Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “EVBS Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of EVBS shall (i) recommend to EVBS’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “EVBS Board Recommendation”), (ii) include the EVBS Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the EVBS Shareholder Approval.
(c) SONA and EVBS shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.
(d) Promptly following the SONA Shareholder Approvals and the EVBS Shareholder Approval, SONA, as the sole stockholder of Sonabank, and EVBS, as the sole stockholder of EVB, each in such capacity, will approve the Bank Merger Agreement, whether at a meeting or by written consent.

Section 5.5 No Other Acquisition Proposals.
(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or encourage or facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).
(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.4 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, provided, that any non-public information provided to any person given such access shall have previously been provided to the other party or shall be provided to the other party prior to or concurrently with the time it is provided to such person, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.
(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving SONA or EVBS, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its Subsidiaries or 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party.
(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of SONA or EVBS, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by SONA or EVBS, as applicable) (i) is more favorable to the shareholders of SONA or EVBS, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed to be amended by SONA or EVBS, as applicable), (ii) is fully financed or reasonably capable of being fully financed, and (iii) if accepted, is reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of  “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “20% or more” in such definition shall be deemed to be a reference to “50%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving EVBS or SONA or one of their respective banking Subsidiaries.
(e) Except as provided in Section 5.5(f), neither the Board of Directors of EVBS, the Board of Directors of SONA, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of EVBS or SONA, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in EVBS Recommendation” or a “Change in SONA Recommendation,” respectively).
(f) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of EVBS or SONA, as applicable, may either:
(i) enter into a definitive agreement to accept a Superior Proposal and terminate this Agreement pursuant to Section 7.1(j) or Section 7.1(k), as the case may be, provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(d), as the case may be; or
(ii) make a Change in EVBS Recommendation or a Change in SONA Recommendation, as applicable, if and only if  (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to EVBS or SONA, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of EVBS or SONA, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of EVBS or SONA, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to make a Change in EVBS Recommendation or a Change in SONA Recommendation, as applicable, would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.
Section 5.6 Applications and Consents.
(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.
(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to the consummation of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.
Section 5.7 Public Announcements.
Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Market or any other self-regulatory organization.
Section 5.8 Affiliate Agreements; EVBS Series B Preferred Stock Voting Agreement and Election.
(a) SONA has identified to EVBS all persons who are, as of the date hereof, directors or executive officers of SONA (the “SONA Affiliates”), and EVBS has identified to SONA all persons who are, as of the date hereof, directors or executive officers of EVBS (the “EVBS Affiliates”).
(b) Each party will obtain a written agreement in the form of Exhibit 5.8(b) attached hereto to be delivered on or prior to the date hereof to EVBS from each SONA Affiliate, and to SONA from each EVBS Affiliate on or prior to the date hereof.
(c) SONA and EVBS will obtain a written agreement from each holder of EVBS Series B Preferred Stock in the form of Exhibit 5.8(c) attached hereto to be delivered to SONA and EVBS on or prior to the date hereof  (the “Series B Voting Agreement and Election”).
Section 5.9 Employee Benefit Plans.
(a) On or as soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide to officers and employees of EVBS and its Subsidiaries, who at or after the Effective Date become employees of the Continuing Corporation or its Subsidiaries (“EVBS Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are determined by the Continuing Corporation, in good faith, to be, in the aggregate, substantially comparable to the benefits provided to the EVBS Continuing Employees under the EVBS Benefit Plans as in effect immediately prior to the Effective Date. Until such time as the EVBS Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, the Continuing Corporation shall maintain for the benefit of the EVBS Continuing Employees the Benefit Plans maintained by EVBS immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan); provided, however, that this provision shall not apply to any Benefit Plan of EVBS or its Subsidiaries that was terminated or in which participation was frozen on or prior to the Effective Date.
(b) For purposes of participation, vesting and, for vacation or similar paid time off accrual only, benefit accrual under the Continuing Corporation’s Benefit Plans, service with or credited by EVBS or any of its Subsidiaries shall be treated as service with the Continuing Corporation. To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the EVBS Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by EVBS), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the EVBS Continuing Employees under welfare Benefit Plans maintained by EVBS to be credited to such EVBS Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such EVBS Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.
(c) Prior to the Effective Date, EVBS shall one hundred percent vest all accrued benefits provided under the VBA Defined Contribution Plan for Eastern Virginia Bankshares, Inc. (the “EVBS 401(k) Plan”), subject to consummation of the Merger. SONA and EVBS shall use reasonable efforts to take such action as may be necessary to merge the EVBS 401(k) Plan and the VBA Defined Contribution Plan for Sonabank (the “SONA 401(k) Plan” and together with the EVBS 401(k) Plan, each a “401(k) Plan”), with the specifics and timing of such merger to be determined by the parties in good faith. In the event the parties determine that the merger of the 401(k) Plans is to occur after the Effective Date, then prior to the Effective Date, each party agrees to amend its 401(k) Plan to insure that there is no duplication of participation or benefits in the 401(k) Plans.
(d) With regard to the VBA Cash Balance Pension Plan for Eastern Virginia Bankshares, Inc. (the “EVBS Cash Balance Plan”), unless agreed upon otherwise in writing by the parties hereto, prior to the Effective Date, EVBS will fully fund the EVBS Cash Balance Plan as calculated by the EVBS Cash Balance Plan’s actuary on a plan termination basis to ensure that there is no funding deficiency as of the Effective Date. In addition, prior to the Effective Date, EVBS shall amend the EVBS Cash Balance Plan and take such other actions as necessary, effective as of the Effective Date or such earlier time agreed upon by the parties, to terminate the EVBS Cash Balance Plan in accordance with its terms and applicable law and provide for 100% vesting to all affected participants in the EVBS Cash Balance Plan. The parties agree that the EVBS Cash Balance Plan will be submitted to the IRS for a determination letter following its termination and distributions from the EVBS Cash Balance Plan shall be made in accordance with plan terms and applicable law after receipt of a favorable determination letter.
(e) Prior to the Effective Date, EVBS and SONA will determine if any Benefit Plans of EVBS or SONA not otherwise addressed in this Agreement are to be terminated prior to the Effective Date. If the parties hereto agree that any such Benefit Plans are to be terminated, EVBS or SONA, as appropriate, shall take all steps necessary to terminate any such Benefit Plans immediately preceding the Effective Date and pay any benefits due thereunder in accordance with the terms of any such plan and/or in accordance with Section 409A of the Code, if applicable.
(f) Nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by SONA or EVBS or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan.
Section 5.10 Reservation of Shares; NASDAQ Listing.
(a) SONA shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.
(b) SONA shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.
Section 5.11 Indemnification.
(a) Following the Effective Date, the Continuing Corporation and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from EVBS or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and EVBS’s Organizational Documents or any EVBS Subsidiary’s Organizational Documents, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested, subject to such person’s compliance with Section 13.1-699 of the VSCA). Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.
(b) The Continuing Corporation shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by EVBS from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by EVBS for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.
(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to EVBS or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.
(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
Section 5.12 Employment and Other Arrangements.
(a) Except for employees of EVBS, SONA and their respective Subsidiaries with individual agreements that provide for payment of severance under certain circumstances or employees of EVBS and its Subsidiaries covered by the EVBS Executive Severance Plan (who will be paid severance only in accordance with such agreements or plan), SONA and EVBS agree that each employee of EVBS, SONA and their respective Subsidiaries who is involuntarily terminated by EVBS or SONA, respectively, following the date of this Agreement but before the Effective Date, or by the Continuing Corporation or any of its Subsidiaries (other than for cause) on or within six (6) months following the Effective Date (the “Severance Coverage Period”) shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at EVBS, SONA or their respective Subsidiaries, respectively, (with credit for partial years of service) with a maximum payment equal to twenty-six weeks of base pay. A former employee of EVBS, SONA or their respective Subsidiaries must execute a general release of claims before any severance payment shall be made pursuant to this Section 5.12(a), and all such releases of claims shall be in a form approved in writing in advance by SONA. After the expiration of the Severance Coverage Period, the foregoing severance benefit may be changed, replaced or discontinued in its entirety in the sole discretion of the Continuing Corporation or its Subsidiaries.
(b) EVBS and SONA will establish a retention bonus pool that will be dedicated to certain of their non-executive officer employees for purposes of retaining such employees prior to and after the Effective Date, with the participating employees and specific terms of such retention bonuses to be determined by EVBS and SONA.
(c) EVBS hereby acknowledges that the Merger will result in a “change in control” of SONA or other event of similar import, within the meaning of the Change in Control Agreement by and between SONA and Georgia S. Derrico, the Change in Control Agreement by and between SONA and Rod Porter, the Change in Control Agreement by and between SONA and Thomas Baker, the Change in Control Agreement by and between SONA and Beth M. Hendricks, the Supplemental Executive Retirement Plan by and between SONA and Georgia S. Derrico and the Supplemental Executive Retirement Plan by and between SONA and Rod Porter (the “SONA Employment Arrangements”) will occur upon the Effective Date and SONA shall honor and comply with all obligations (including payment obligations) as set forth in the SONA Employment Arrangements.

(d) SONA hereby acknowledges that the Merger will result in a “change in control” of EVBS or other event of similar import, within the meaning of the Amended and Restated Employment Agreement dated as of January 10, 2008, between EVBS and James S. Thomas, the Employment Agreement dated November 20, 2014 by and between EVBS and Mark C. Hanna, the restricted stock award agreements between EVBS and the individual recipients specified therein, and the EVBS Supplemental Executive Retirement Plan effective January 1, 2008, as amended November 20, 2014 (the “EVBS Employment Arrangements”) and the EVBS Executive Severance Plan, will occur upon the Effective Date and SONA shall assume, honor and comply with all obligations (including payment obligations) as set forth in the EVBS Employment Arrangements and EVBS Executive Severance Plan. With regard to the EVBS Executive Severance Plan, SONA agrees that such plan shall not be terminated for at least twelve (12) months following the Effective Date. For the avoidance of doubt, the Amended and Restated Employment Agreement dated as of January 10, 2008, between EVBS and James S. Thomas, the Employment Agreement dated November 20, 2014 by and between EVBS and Mark C. Hanna, and the EVBS Supplemental Executive Retirement Plan effective January 1, 2008, as amended November 20, 2014 shall not be terminated and liquidated in connection with the Merger.
(e) Prior to the Effective Date, SONA shall have taken all actions necessary to irrevocably terminate and liquidate (in accordance with Section 409A of the Code or an exemption therefrom) the Change in Control Agreement by and between SONA and Georgia S. Derrico, the Change in Control Agreement by and between SONA and Rod Porter and the Change in Control Agreement by and between SONA and Thomas Baker (each, a “SONA CIC Agreement”), subject to the effectiveness of a general release of claims as of the Effective Date in favor of the Continuing Company and its related entities in a form reasonably acceptable to EVBS, and in each case in exchange for payment to Ms. Derrico, Mr. Porter and Mr. Baker, respectively, of an amount representing the cash severance that would have been due him or her pursuant to his or her respective SONA CIC Agreement, determined as if Ms. Derrico, Mr. Porter and Mr. Baker, respectively, had been terminated in a Qualifying Termination (as defined in the SONA CIC Agreement), and in each case contingent on the closing of the transactions contemplated by this Agreement. For the avoidance of doubt, the Change in Control Agreement by and between SONA and Beth M. Hendricks shall not be terminated and liquidated in connection with the Merger.
Section 5.13 Consent to Assign and Use Leased Premises; Extensions.
On Section 5.13 of its Disclosure Letter, EVBS has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.13 of its Disclosure Letter, EVBS and each of its Subsidiaries will use commercially reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of EVBS and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.
Section 5.14 Change of Method.
SONA and EVBS shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of SONA and EVBS (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio, (ii) adversely affect the tax treatment of EVBS’s or SONA’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of EVBS or SONA pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.
Section 5.15 Takeover Laws.
If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.3)

so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.
Section 5.16 Certain Policies.
At Closing, EVBS shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SONA.
Section 5.17 Supplemental Indentures.
(a) Prior to the Effective Date, EVBS and SONA shall take all actions necessary for SONA to enter into a supplemental indenture or other documents with the trustee of EVBS’s Floating Rate Junior Subordinated Deferrable Interest Debentures to evidence the succession of SONA as the obligor on those securities as of the Effective Date and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. SONA shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to EVBS. SONA agrees to assume EVBS’s obligations under the above indenture and related subordinated debentures as well as under guaranty agreements related to the trust preferred securities issued by EVBS’s trust subsidiary, EVB Statutory Trust I.
(b) Prior to the Effective Date, EVBS and SONA shall take all actions necessary for SONA to enter into a supplemental indenture or other documents with the trustee of EVBS’s 6.50% Fixed to Floating Rate Subordinated Notes due 2025 to evidence the succession of SONA as the obligor on those securities as of the Effective Date and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. SONA shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to EVBS. SONA agrees to assume EVBS’s obligations under the above indenture.
Section 5.18 Notice of Deadlines.
EVBS has set forth in Section 5.18 of its Disclosure Letter a complete and accurate list of the deadlines for extensions or terminations of all Material Contracts.
Section 5.19 Shareholder Litigation.
Each of EVBS and SONA shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by EVBS shall be agreed to without SONA’s prior written consent, no such settlement by SONA shall be agreed to without EVBS’s prior written consent, and no such consent of SONA or EVBS shall be unreasonably withheld, conditioned or delayed.
Section 5.20 Section 16 Matters.
Prior to the Effective Date, if EVBS provides SONA the Section 16 Information reasonably in advance of the Effective Date, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of EVBS Common Stock or conversion of any derivative securities in respect of shares of EVBS Common Stock in connection with the consummation of the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information accurate in all respects regarding EVBS Insiders, the number of shares of EVBS Common Stock held by each such EVBS Insider and the number and description of the EVBS Stock Options held by each such EVBS Insider. “EVBS Insiders” shall mean those officers and directors of EVBS who are subject to the reporting requirements of Section 16(a) of the Exchange Act.
Section 5.21 EVB Stock Purchase Plans.
(a) EVBS shall take all actions necessary or appropriate to (i) suspend the EVBS ESPP as of the sixth (6th) business day following the conclusion of purchases of EVBS Common Stock under the EVBS ESPP for the first quarter of the 2017 calendar year (the “EVBS ESPP Suspension Date”), (ii) suspend all payroll deductions authorized under the EVBS ESPP as of the EVBS ESPP Suspension Date, (iii) return in cash, without interest, all payroll deducted funds under the EVBS ESPP that have not been used to purchase shares of EVBS Common Stock as of the EVBS ESPP Suspension Date as promptly as possible thereafter, (iv) provide that no shares of EVBS Common Stock shall be purchased with payroll deducted funds (or otherwise) under the EVBS ESPP on or following the EVBS ESPP Suspension Date, and (v) terminate the EVBS ESPP immediately prior to the Effective Date.
(b) EVBS shall take all actions necessary or appropriate to (i) suspend the EVBS DRSPP as of the sixth (6th) business day following the conclusion of purchases of EVBS Common Stock under the EVBS DRSPP for the first quarter of the 2017 calendar year (the “EVBS DRSPP Suspension Date”), (ii) suspend all payroll deductions and voluntary cash payments authorized under the EVBS DRSPP as of the EVBS DRSPP Suspension Date, (iii) return in cash, without interest, all payroll deducted funds and voluntary cash payments under the EVBS DRSPP that have not be used to purchase shares of EVBS Common Stock as of the EVBS DRSPP Suspension Date as promptly as possible thereafter, (iv) provide that no shares of EVBS Common Stock shall be purchased with payroll deducted funds or voluntary cash payments (or otherwise) under the EVBS DRSPP on or following the EVBS DRSPP Suspension Date, and (v) terminate the EVBS DRSPP immediately prior to the Effective Date.
Article 6

conditions to the merger
Section 6.1 General Conditions.
The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.
(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the SONA Shareholder Approvals and the EVBS Shareholder Approval.
(b) Regulatory Approvals. SONA and EVBS shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of SONA, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of SONA.
(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(d) NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of EVBS Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.
(e) No Injunctions or Legal Restraints; Illegality. Neither party shall be subject to any order, decree or injunction of a Governmental Authority of competent jurisdiction that enjoins or prohibits or makes illegal the consummation of the Merger.
(f) Employment Agreement. The Continuing Corporation shall have entered into employment agreements with respect to employment with the Continuing Corporation and its subsidiaries after the Effective Date with Joe A. Shearin, J. Adam Sothen, Georgia S. Derrico, R. Roderick Porter and Thomas P. Baker, substantially in the forms attached hereto as Schedule 6.1(g)-A, Schedule 6.1(g)-B, Schedule 6.1(g)-C, Schedule 6.1(g)-D and Schedule 6.1(g)-E, respectively.

Section 6.2 Conditions to Obligations of SONA.
The obligations of SONA to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by SONA pursuant to Section 8.3.
(a) Representations and Warranties. The representations and warranties of EVBS, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SONA shall have received a certificate, dated as of the Closing Date, signed on behalf of EVBS by the Chief Executive Officer and Chief Financial Officer of EVBS to such effect.
(b) Performance of Obligations. EVBS shall have (i) performed all obligations required to be performed by it pursuant to Section 5.9 before the Closing Date and shall have delivered to SONA documents evidencing performance of such obligations, and (ii) other than with respect to Section 5.9, performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and SONA shall have received a certificate, dated as of the Closing Date, signed on behalf of EVBS by the Chief Executive Officer and Chief Financial Officer of EVBS to such effect.
(c) Federal Tax Opinion. SONA shall have received a written opinion, dated the Closing Date, from its counsel Alston & Bird LLP in form and substance reasonably satisfactory to SONA, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of SONA and EVBS reasonably satisfactory in form and substance to such counsel.
Section 6.3 Conditions to Obligations of EVBS.
The obligations of EVBS to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by EVBS pursuant to Section 8.3.
(a) Representations and Warranties. The representations and warranties of SONA, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and EVBS shall have received a certificate, dated as of the Closing Date, signed on behalf of SONA by the Chief Executive Officer and Chief Financial Officer of SONA to such effect.
(b) Performance of Obligations. SONA shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and EVBS shall have received a certificate, dated as of the Closing Date, signed on behalf of SONA by the Chief Executive Officer and Chief Financial Officer of SONA to such effect.
(c) Federal Tax Opinion. EVBS shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP (Richmond, Virginia), in form and substance reasonably satisfactory to EVBS, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of EVBS and SONA reasonably satisfactory in form and substance to such counsel.
(d) Releases. SONA shall have obtained the general releases described in Section 5.12(e), each in a form reasonably acceptable to EVBS.
Article 7

termination
Section 7.1 Termination.
This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the shareholders of SONA or EVBS, as provided below:

(a) By the mutual consent in writing of SONA and EVBS;
(b) By either SONA or EVBS, evidenced by written notice, if the Merger has not been consummated by November 30, 2017, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c) By either SONA or EVBS in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(d) By either SONA or EVBS (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of SONA and Section 6.3(a) in the case of EVBS;
(e) By either SONA or EVBS (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period;
(f) By SONA, at any time prior to the EVBS Shareholder Approval, (i) if EVBS has failed to make the EVBS Board Recommendation, (ii) upon a Change in the EVBS Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or upon EVBS’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if EVBS has failed to comply in all material respects with its obligations under Section 5.4(b) and Section 5.5;
(g) By either SONA or EVBS, if the EVBS Shareholder Approval shall not have been obtained at the EVBS Shareholders Meeting;
(h) By EVBS, at any time prior to the SONA Shareholder Approvals, (i) if SONA has failed to make the SONA Board Recommendation, (ii) upon a Change in the SONA Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or upon SONA’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if SONA has failed to comply in all material respects with its obligations under Section 5.4(a) and Section 5.5;
(i) By either EVBS or SONA, if the SONA Shareholder Approvals shall not have been obtained at the SONA Shareholders Meeting;
(j) By SONA if the Board of Directors of SONA determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that SONA pays to EVBS the Termination Fee simultaneously with such termination pursuant to Section 7.4(d); or
(k) By EVBS if the Board of Directors of EVBS determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that EVBS pays to SONA the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).
Section 7.2 Effect of Termination.
In the event of termination of this Agreement by either party as provided in Section 7.1, none of SONA, EVBS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 7.3 Non-Survival of Representations, Warranties and Covenants.
None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.
Section 7.4 Termination Fee.
(a) In the event that (i) an Acquisition Proposal with respect to EVBS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of EVBS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to EVBS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by EVBS or SONA pursuant to Section 7.1(b) (if the EVBS Shareholder Approval has not theretofore been obtained), (B) by SONA pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination EVBS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then EVBS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay SONA a fee equal to $7,500,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by SONA.
(b) In the event this Agreement is terminated by SONA pursuant to Section 7.1(f) or by EVBS pursuant to Section 7.1(k), then EVBS shall, on the date of termination, pay SONA the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by SONA.
(c) In the event that (i) an Acquisition Proposal with respect to SONA shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of SONA, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to SONA after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by SONA or EVBS pursuant to Section 7.1(b) (if the SONA Shareholder Approvals have not theretofore been obtained), (B) by EVBS pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination SONA enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SONA shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.
(d) In the event this Agreement is terminated by EVBS pursuant to Section 7.1(h) or by SONA pursuant to Section 7.1(j), then SONA shall, on the date of termination, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.
(e) Each of SONA and EVBS acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SONA and EVBS, respectively, would not enter into this Agreement. Accordingly, if SONA or EVBS, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, SONA or EVBS, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, SONA or EVBS, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
(f) A party shall not be obligated to pay the Termination Fee on more than one occasion.

Section 7.5 Expenses.
Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by SONA and EVBS.
Article 8

General provisions
Section 8.1 Entire Agreement.
This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between SONA and EVBS with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.
Section 8.2 Binding Effect; No Third Party Rights.
This Agreement shall bind SONA and EVBS and their respective successors and assigns. Other than Section 5.9(e), Section 5.11 and Section 5.12(c), nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.
Section 8.3 Waiver and Amendment.
Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the SONA Shareholders Meeting or the EVBS Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.
Section 8.4 Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.
Section 8.5 Notices.
All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.
If to SONA:
Georgia S. Derrico
Chairman of the Board and Chief Executive Officer
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Tele: (703) 893-7400

with a copy to:
Mark C. Kanaly, Esq.
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Tele: (404) 881-7000
Fax: (404) 881-7777
If to EVBS:
Joe A. Shearin
President and Chief Executive Officer
Eastern Virginia Bankshares, Inc.
10900 Nuckols Road, Suite 325
Glen Allen, Virginia 23060
Tele: (804) 443-8400
Fax:
with a copy to:
Jacob A. Lutz, III, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Tele: (804) 697-1490
Fax: (804) 698-6014
Section 8.6 Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
Section 8.7 Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.8 Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof  (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.9 Waiver of Jury Trial.
Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.
Section 8.10 Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By: /s/ Georgia S. Derrico Georgia S. Derrico Chairman of the Board and Chief Executive Officer
EASTERN VIRGINIA BANKSHARES, INC.
By: /s/ Joe A. Shearin Joe A. Shearin President and Chief Executive Officer

Exhibit 1.5(a)
AGREEMENT AND PLAN OF MERGER OF
EVB
WITH AND INTO
SONABANK
This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of  [•], is by and between EVB, Tappahannock, Virginia (“EVB”) and Sonabank, McLean, Virginia (“Sonabank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”), dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc. (“SONA”) and Eastern Virginia Bankshares, Inc. (“EVBS”).
WHEREAS, EVB is a Virginia chartered banking corporation and a wholly owned subsidiary of EVBS with its principal office at 330 Hospital Road, Tappahannock, Virginia 22560, with an authorized capitalization of  [•] shares of common stock, par value $1,250.00 per share (“EVB Capital Stock”), of which [•] shares are issued and outstanding; and
WHEREAS, Sonabank is a Virginia chartered banking corporation and a wholly owned subsidiary of SONA with its principal office at 6830 Old Dominion Drive, McLean, Virginia 22101, with an authorized capitalization of 45,000,000 shares of common stock, par value $0.01 per share, of which [•] shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share, of which [•] shares are issued and outstanding; and
WHEREAS, SONA and EVBS have entered into the Parent Merger Agreement, pursuant to which EVBS will merge with and into SONA, with SONA surviving (the “Parent Merger”); and
WHEREAS, Sonabank and EVB desire to merge on the terms and conditions herein provided following the effective time of the Parent Merger, and each of the Boards of Directors of Sonabank and EVB has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:
1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined herein), EVB shall merge with and into Sonabank (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effect set forth in Sections 6.2-822C and 13.1-721 of the Virginia Code. Sonabank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822 of the Virginia Code. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the Virginia Code (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).
2. Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth in Sections 6.2-822C and 13.1-721 of the Virginia Code and the provisions of other applicable law:
(i) The separate existence of EVB shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia-chartered banking corporation. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as EVB and Sonabank with all the rights, powers and duties of each of EVB and Sonabank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Code or applicable regulations;
(ii) All assets, interests, rights and appointments of EVB and Sonabank as they exist immediately prior to the Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and
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(iii) The Surviving Bank shall be responsible for all the liabilities of every kind and description of EVB and Sonabank as they exist immediately prior to the Effective Time.
3. Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date as SONA may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by EVB and Sonabank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Effective Time”) upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”).
4. Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Sonabank in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law, subject to Section 5 of this Bank Merger Agreement.
5. Name; Offices. The name of the Surviving Bank shall be “Sonabank.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Sonabank and EVB as of the Effective Time, together with the principal office of EVB, which shall be operated as a branch of the Surviving Bank, and at all other offices and facilities of Sonabank and EVB established as of the Effective Time.
6. Directors and Executive Officers. The officers and directors of the Surviving Bank shall be as set forth in the Parent Merger Agreement. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof. Each director of the Surviving Bank shall hold office until the next annual meeting of the shareholder of the Surviving Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.
7. Effect on Shares of Capital Stock. Each share of Sonabank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. At the Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of EVB, each share of EVB capital stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Effective Time, certificates evidencing shares of EVB capital stock shall not evidence any interest in EVB or the Surviving Bank. The stock transfer book of EVB shall be closed as of the Effective Time and, thereafter, no transfer of any shares of EVB capital stock shall be recorded therein.
8. Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
(i) This Bank Merger Agreement has been approved by SONA as the sole shareholder of Sonabank and EVBS as the sole shareholder of EVB at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;
(ii) Approvals of the Bank Merger shall have been obtained from the SCC, including the Bureau of Financial Institutions, and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), and shall be in full force and effect, and all related waiting periods shall have expired, and all material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;
(iii) SONA and Sonabank have obtained any necessary regulatory approvals to operate the headquarters and principal executive offices of the Surviving Bank in Richmond, Virginia;
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(iv) The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Effective Time; and
(v) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.
9. Covenants. From the date of this Bank Merger Agreement to the Effective Time, Sonabank and EVB agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Sonabank and EVB shall proceed expeditiously and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and the Virginia Bureau of Financial Institutions as may be required by applicable laws and regulations.
10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of EVB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, EVB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of EVB or otherwise to take any and all such action.
11. Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
12. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Sonabank and EVB at any time prior to the Effective Time.
13. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party
14. Assignment. This Bank Merger Agreement may not be assigned by either Sonabank or EVB (whether by operation of law or otherwise) without the prior written consent of the other.
15. Termination. This Bank Merger Agreement may be terminated by written agreement of Sonabank and EVB at any time prior to the Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.
16. Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state, except to the extent federal law may be applicable.
17. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.
[Signature Page Follows.]
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IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf by their duly authorized officers, as of the day and year first above written.
SONABANK
By:
Name:
Title:
EVB
By:
Name:
Title:
[Signature Page to Bank Merger Agreement]

Amendment No. 1
to
AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made as of March 8, 2017 between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”). Each of SONA and EVBS is sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2016 (the “Agreement”);
WHEREAS, each of the Parties has agreed to amend the Agreement to modify certain provisions thereof; and
WHEREAS, the Parties intend for the Amendment to amend the Agreement in compliance with Section 8.3 of the Agreement;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree to amend the Agreement as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.
2. Amendment to Sections 7.4(a) and (c). Sections 7.4(a) and (c) of the Agreement are hereby amended and replaced in their entirety as follows:
(a) “In the event that (i) an Acquisition Proposal with respect to EVBS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of EVBS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to EVBS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by EVBS or SONA pursuant to Section 7.1(b) (if the EVBS Shareholder Approval has not theretofore been obtained), (B) by SONA pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(g) and (iii) prior to the date that is twelve (12) months after the date of such termination EVBS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then EVBS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay SONA a fee equal to $7,500,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by SONA.”
(c) “In the event that (i) an Acquisition Proposal with respect to SONA shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of SONA, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to SONA after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by SONA or EVBS pursuant to Section 7.1(b) (if the SONA Shareholder Approvals have not theretofore been obtained), (B) by EVBS pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(i) and (iii) prior to the date that is twelve (12) months after the date of such termination SONA enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SONA shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.”
3. Binding Effect; No Third Party Rights. This Amendment shall bind the Parties and their respective successors and assigns. Nothing in this Amendment is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Amendment.

4. Integration. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. Except to the extent expressly modified hereby, the provisions of the Agreement remain unmodified and are hereby confirmed as being in full force and effect.
5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.
6. Counterparts; Facsimile Signature This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Amendment may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the date first written above.
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By: /s/ Georgia S. Derrico Georgia S. Derrico Chairman of the Board and Chief Executive Officer
EASTERN VIRGINIA BANKSHARES, INC.
By: /s/ Joe A. Shearin Joe A. Shearin President and Chief Executive Officer

Amendment No. 2
to
AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made as of April 5, 2017 between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”). Each of SONA and EVBS is sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2016, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of March 8, 2017 (the “Agreement”);
WHEREAS, the Parties have agreed to further amend the Agreement to remove all provisions thereof related to the creation and issuance of non-voting common stock of the Continuing Corporation, par value $0.01 per share (the “Continuing Corporation Non-Voting Common Stock”), including the requirement to obtain the approval of the SONA stockholders of the amendment to the Articles of Incorporation of SONA to create the Continuing Corporation Non-Voting Common Stock; and
WHEREAS, the Parties intend for the Amendment to amend the Agreement in compliance with Section 8.3 of the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree to amend the Agreement as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.
2. Deletion of Section 1.4(c). Section 1.4(c) of the Agreement is hereby deleted and removed from the Agreement in its entirety.
3. Amendment to Section 1.6. Section 1.6 of the Agreement is hereby amended and replaced in its entirety as follows:
“The Articles of Incorporation and Bylaws of SONA, as in effect immediately prior to the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.”
4. Amendment to Section 2.1(c). Section 2.1(c) of the Agreement is hereby amended and replaced in its entirety as follows:
“(c) Subject to Section 2.3, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Common Stock pursuant to Section 2.6, the “Common Stock Merger Consideration”); it being understood that upon the Effective Date, pursuant to Section 2.1(a), SONA Common Stock, including the shares issued to former holders of EVBS Common Stock, shall be the Continuing Corporation Common Stock.”
5. Amendment to Section 2.1(d). Section 2.1(d) of the Agreement is hereby amended and replaced in its entirety as follows:
“(d) Subject to Section 2.3, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock. The shares of Continuing Corporation Common Stock payable pursuant to this Section 2.1(d), together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Series B Preferred Stock pursuant to Section 2.6, shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).”
6. Deletion of Section 2.2. Section 2.2 of the Agreement is hereby deleted and replaced in its entirety with “[Intentionally Removed]”.
7. Amendment to Sections 2.3(b), (c), (d) and (f). Sections 2.3(b), (c), (d) and (f) of the Agreement are hereby amended and replaced in their entirety as follows:
“(b) At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock (the “Exchange Fund”) and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.”
“(c) SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail or deliver to each holder of record of  (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock or EVBS Series B Preferred Stock (the “Certificates”) or (ii) uncertificated shares of EVBS Common Stock represented by book-entry (“Book-Entry Shares”), which in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to this Article 2, a letter of transmittal in customary form for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Agreement. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article 2.”
“(d) Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or affidavits of loss in lieu of such Certificates), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.3(c)) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock elected by such holder pursuant to Section 2.2 and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.3. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.”

“(f) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SONA; provided, that no such investment or losses thereon shall affect the Merger Consideration or any cash in lieu of fractional shares payable to holders of EVBS Common Stock or EVBS Series B Preferred Stock entitled to receive such consideration, and SONA shall promptly provide additional funds to the Exchange Agent for the benefit of holders of EVBS Common Stock or EVBS Series B Preferred Stock in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to SONA or as directed by SONA. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of EVBS Common Stock and EVBS Series B Preferred Stock for twelve (12) months after the Effective Date shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holders of EVBS Common Stock or EVBS Series B Preferred Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of EVBS Common Stock or EVBS Series B Preferred Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.”
8. Amendment to Section 2.4. Section 2.4 of the Agreement is hereby amended and replaced in its entirety as follows:
“At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Series B Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.”
9. Amendment to Section 2.6. Section 2.6 of the Agreement is hereby amended and replaced in its entirety as follows:
“Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.”

10. Amendment to Section 3.3(c)(i). Section 3.3(c)(i) of the Agreement is hereby amended and replaced in its entirety as follows:
“(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the SONA Shareholder Approval (as defined below) and the EVBS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its board of directors) and subject only to the receipt of  (A) in the case of EVBS, approval of this Agreement and the Plan of Merger, by the holders of a majority of the outstanding shares of EVBS Common Stock present and entitled to vote (the “EVBS Shareholder Approval”) and (B) in the case of SONA, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of SONA Common Stock present and entitled to vote (the “SONA Shareholder Approval”).
11. Amendment to Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended and replaced in its entirety as follows:
“(c) Amend its Organizational Documents.”
12. SONA Shareholder Approval. Any and all references in the Agreement to “SONA Shareholder Approvals” shall be replaced with “SONA Shareholder Approval,” including but not limited to such references in the Index of Defined Terms and Sections 3.3(c)(i), 5.4(a), 5.4(d), 6.1(a), 7.1(h), 7.1(i) and 7.4(c) of the Agreement.
13. Index of Defined Terms. The Index of Defined Terms is hereby amended to remove references to the following defined terms: “SONA Articles of Incorporation Amendment,” “Continuing Corporation Non-Voting Common Stock” and “Election Deadline.”
14. Replacement of Exhibit 1.1(a). Exhibit 1.1(a) of the Agreement is hereby amended and restated and replaced in its entirety with Exhibit A attached hereto.
15. Removal of Exhibit 1.4(c). Exhibit 1.4(c) of the Agreement is hereby deleted and removed in its entirety.
16. Replacement of Schedule 6.1(g)-C and Schedule 6.1(g)-D. Schedule 6.1(g)-C and Schedule 6.1(g)-D of the Agreement are hereby amended and restated and replaced in their entirety with Schedule A and Schedule B, respectively, attached hereto.
17. Binding Effect; No Third Party Rights. This Amendment shall bind the Parties and their respective successors and assigns. Nothing in this Amendment is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Amendment.
18. Integration. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. Except to the extent expressly modified hereby, the provisions of the Agreement remain unmodified and are hereby confirmed as being in full force and effect.
19. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.
20. Counterparts; Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Amendment may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the date first written above.
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By: /s/ Georgia S. Derrico Georgia S. Derrico Chairman of the Board and Chief Executive Officer
EASTERN VIRGINIA BANKSHARES, INC.
By: /s/ Joe A. Shearin Joe A. Shearin President and Chief Executive Officer

EXHIBIT A
To Amendment No. 2 to
Agreement and
Plan of Merger
PLAN OF MERGER
BETWEEN
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
AND
EASTERN VIRGINIA BANKSHARES, INC.
Pursuant to this Plan of Merger (the “Plan of Merger”), Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), shall merge with and into Southern National Bancorp of Virginia, Inc., a Virginia corporation (“SONA”).
ARTICLE 1
Terms of the Merger
1.1 The Merger.
Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of December 13, 2016, by and between SONA and EVBS, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 8, 2017, and as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of April 5, 2017 (the “Agreement”), at the Effective Date (as defined herein), EVBS will be merged with and into SONA (the “Merger”), in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of EVBS thereupon shall cease, and SONA will be the surviving corporation in the Merger (SONA as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.3 of the Agreement (the “Effective Date”). Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of EVBS, and all of the debts, liabilities, obligations, claims, restrictions and duties of EVBS shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.
ARTICLE 2
Merger Consideration; Exchange Procedures
2.1 Conversion of Shares.
At the Effective Date, by virtue of the Merger and without any action on the part of SONA or EVBS or the holder of any of the following securities:
(a) Each share of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.
(b) All shares of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by SONA or EVBS (other than shares of EVBS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “EVBS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Subject to Section 2.2 of this Plan of Merger, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Common Stock pursuant to Section 2.5 of this Plan of Merger, the “Common Stock Merger Consideration”).
(d) Subject to Section 2.2 of this Plan of Merger, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock. The shares of Continuing Corporation Common Stock payable pursuant to this Section 2.1(d), together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Series B Preferred Stock pursuant to Section 2.5 of this Plan of Merger, shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration.”
(e) If, between the date hereof and the Effective Date, the outstanding shares of SONA Common Stock or EVBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.
2.2 Exchange Procedures.
(a) Appointment of Exchange Agent. Prior to the Effective Date, SONA shall appoint an exchange and paying agent reasonably acceptable to EVBS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b) SONA to Make Merger Consideration Available. At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.
(c) Distributions to Holders of EVBS Common Stock and EVBS Series B Preferred Stock. Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates (as defined herein) or non-certificated shares represented by book-entry registry of EVBS Common Stock (the “Book-Entry Shares”) to the Exchange Agent (or affidavits of loss in lieu of such certificates), (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.2(e) of this Plan of Merger) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.2. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of the EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d) Letter of Transmittal. SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail to each holder of  (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock of EVBS Series B Preferred Stock (the “Certificates”) or (ii) Book-Entry Shares, which in each case, were converted into the right to receive the Merger Consideration with respect thereto, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Plan of Merger. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article 2.
(e) Lost Certificates. A holder of EVBS Common Stock or EVBS Series B Preferred Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
2.3 Rights of Former Holders of EVBS Common Stock and EVBS Series B Preferred Stock.
(a) At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Plan of Merger, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.2 of this Plan of Merger, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in this Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on the Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.2 of this Plan of Merger. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.
2.4 EVBS Stock Options and Other Equity-Based Awards.
(a) At the Effective Date, each option to purchase shares of EVBS Common Stock (an “EVBS Stock Option”) granted under an equity or equity-based compensation plan of EVBS (an “EVBS Stock Plan”) that is outstanding immediately prior to the Effective Date shall vest and be converted into and become an option to purchase shares of Continuing Corporation Common Stock (each, an “Assumed Option”), and the Continuing Corporation shall assume each Assumed Option, in accordance with the terms of the EVBS Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by the Continuing Corporation may be exercised solely for shares of Continuing Corporation Common Stock,

(ii) the number of shares of Continuing Corporation Common Stock subject to such Assumed Option shall be equal to the number of shares of EVBS Common Stock subject to such Assumed Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest share and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, the method of adjusting each Assumed Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other Assumed Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such Assumed Option that would cause such Assumed Option to violate Code Section 409A. At the Effective Date, the Continuing Corporation shall assume the EVBS Stock Plans; provided that such assumption shall only be with respect to the Assumed Options, and the Continuing Corporation shall have no obligation to make any additional grants or awards under the EVBS Stock Plans.
(b) The Continuing Corporation shall deliver to the holders of Assumed Options, as soon as practicable after the Effective Date, any required notices setting forth such holders’ rights pursuant to the Assumed Option and stating that such Assumed Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4).
(c) At the Effective Date, each share of EVBS Common Stock subject to time-based or performance-based vesting restrictions granted under a EVBS Stock Plan (a “EVBS Stock Award”) that is outstanding immediately prior to the Effective Date shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, without interest, the Merger Consideration, less the amount of any required withholding Tax (as defined in the Agreement), and the shares of EVBS Common Stock subject to such EVBS Stock Award will be treated in the same manner as all other shares of EVBS Common Stock for such purposes.
2.5 No Fractional Shares.
Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.
2.6 Withholding Rights.
The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.
ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation
The Articles of Incorporation and Bylaws of SONA as in effect on the Effective Date will be the Articles of Incorporation and Bylaws of the Continuing Corporation.
ARTICLE 4
Conditions Precedent
The obligations of EVBS and SONA to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5
Amendment
This Plan of Merger may be amended by EVBS and SONA at any time prior to the Effective Date, whether before or after receipt of the SONA Shareholder Approval (as defined in the Agreement) and the EVBS Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of EVBS Common Stock or SONA Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.
ARTICLE 6
Termination
This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

Appendix B
December 13, 2016
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
Suite 100
McLean, VA 22101
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (defined below) in connection with the proposed merger (the “Merger”) of Southern National Bancorp of Virginia, Inc. (“SONA”) and Eastern Virginia Bankshares, Inc. (“EVBS”) subject to the terms and conditions of the Agreement and Plan of Merger dated December 13, 2016 (the “Agreement”).
Pursuant to the Agreement, each share of EVBS common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.6313 shares of SONA common stock (“the “Exchange Ratio”). The terms of the Merger are set forth more fully in the Agreement.
FIG Partners, LLC (“FIG”), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy. FIG has been engaged by SONA during the prior two years and we have received compensation for services provided.
We were retained by SONA to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from SONA in connection with our services and SONA has agreed to indemnify us for certain liabilities arising out of our engagement.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed the Agreement and terms of the Merger;

(ii)
reviewed certain documents filed with the Securities and Exchange Commission by SONA;

(iii)
reviewed the audited financial statements for SONA and EVBS for the years 2015 and 2014;

(iv)
reviewed certain historical publicly available business and financial information concerning SONA and EVBS including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve;

(v)
reviewed certain internal financial statements and other financial and operating data concerning SONA and EVBS;

(vi)
reviewed recent trading activity and the market for SONA common stock;

(vii)
analyzed certain financial projections prepared by the management of SONA and EVBS;

(viii)
held discussions with members of the senior management of SONA and EVBS for the purpose of reviewing the future prospects of SONA and EVBS, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

B-1

(ix)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(x)
performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.
In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by SONA and EVBS in the discussions with the Company. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of SONA and EVBS, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for SONA and EVBS are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of SONA and EVBS. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of SONA and EVBS or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to SONA and EVBS. In rendering this opinion, we have been advised by SONA and EVBS and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.
The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
This letter is solely for the information of the Board of Directors of SONA and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, registration statement or information statement to be delivered to the holders of SONA and EVBS common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the shareholders of SONA.
Sincerely,
FIG PARTNERS, LLC
B-2

Appendix C
[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]
December 13, 2016
Board of Directors
Eastern Virginia Bankshares, Inc.
330 Hospital Road
Tappahannock, VA 22560
Ladies and Gentlemen:
Eastern Virginia Bankshares, Inc. (the “EVBS”) and Southern National Bancorp of Virginia, Inc. (“SONA”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which EVBS will merge with and into SONA, with SONA being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Date, each share of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date, except for certain shares of EVBS Common Stock as specified in the Agreement, will be converted into the right to receive 0.6313 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of EVBS Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 13, 2016; (ii) certain publicly available financial statements and other historical financial information of EVBS that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of SONA that we deemed relevant; (iv) publicly available consensus median analyst estimates for EVBS for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS; (v) publicly available consensus analyst estimates for SONA for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA for the offer and sale of  $25 million of subordinated notes by SONA with a coupon of 6.5%; (vi) the pro forma financial impact of the Merger on SONA based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of SONA; (vii) the relative contribution of assets, liabilities, equity and earnings of EVBS and SONA to the combined entity; (viii) the publicly reported historical price and trading activity for EVBS Common Stock and SONA Common Stock, including a comparison of certain stock market information for EVBS CommonStock and SONA Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for EVBS and SONA with similar institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry on a nationwide basis, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of EVBS the business, financial condition, results of operations and prospects of EVBS and held similar discussions with certain members of the senior management of SONA regarding the business, financial condition, results of operations and prospects of SONA.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by EVBS or SONA or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of EVBS and SONA that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of EVBS or SONA or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of EVBS or SONA. We did not make an independent evaluation of the adequacy of the allowance for loan losses of EVBS or SONA, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to EVBS or SONA. We have assumed, with your consent, that the respective allowances for loan losses for both EVBS and SONA are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst estimates for EVBS for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and balance sheet growth rates for EVBS for the years thereafter, as reviewed with and confirmed by the senior management of EVBS. In addition, Sandler O’Neill used publicly available consensus analyst estimates for SONA for the years ending December 31, 2016 and December 31, 2017, as well as estimated long-term annual earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of SONA and their representatives and as adjusted by the senior management of SONA. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of SONA. With respect to the foregoing information, the respective senior managements of EVBS and SONA confirmed to us that such information reflected (or, in the case of the publicly available consensus analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of EVBS and SONA, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of EVBS or SONA since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that EVBS and SONA will remain as going concerns for all periods relevant to our analysis.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on EVBS, SONA or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that EVBS has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of EVBS Common Stock or SONA Common Stock at any time or what the value of SONA Common Stock will be once it is actually received by the holders of EVBS Common Stock.
We have acted as EVBS’s financial advisor in connection with the Merger and will receive a fee for our services which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. EVBS has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In April 2015, Sandler O’Neill acted as placement agent to EVBS in connection with the offer and sale by EVBS of subordinated notes for which Sandler O’Neill received a customary investment banking fee. Except for the foregoing, we have not provided any other investment banking services to EVBS in the two years preceding the date of this opinion nor have we provided any investment banking services to SONA in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to EVBS, SONA and their respective affiliates. We may also actively trade the equity and debt securities of EVBS, SONA and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of EVBS in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of EVBS as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of EVBS Common Stock and does not address the underlying business decision of EVBS to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for EVBS or the effect of any other transaction in which EVBS might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of EVBS or SONA, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of EVBS Common Stock from a financial point of view.
Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act (the “Virginia SCA”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written undertaking to repay any funds advanced if he or she does not entirely prevail in the defense of the proceeding and it is ultimately determined that he or she did not meet the required statutory standard of conduct for indemnification. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required statutory standard of conduct for indemnification. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the required statutory standard of conduct for indemnification. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.
SONA’s articles of incorporation, as amended (“SONA’s articles of incorporation”), and SONA’s bylaws contain provisions indemnifying to the full extent permitted by the Virginia SCA its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise. SONA’s articles of incorporation permit the advancement of expenses to an indemnified person, provided that the person provides the written undertaking to repay required under the Virginia SCA and described above, as well as an affirmation that it is his or her good faith belief that he or she has met the required statutory standard of conduct for indemnification. In addition, SONA’s articles of incorporation eliminate the personal liability of its directors, officers and shareholders for monetary damages to the full extent permitted by the Virginia SCA. SONA also maintains an insurance policy insuring SONA and its directors and officers against certain liabilities.
The Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. Federal Deposit Insurance Corporation regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.   Exhibits and Financial Statement Schedules.
(a) Exhibits.
Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of December 13, 2016, by and between Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
2.1.1	Amendment No.1 to Agreement and Plan of Merger, dated as of March 8, 2017, by and between Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
2.1.2	Amendment No. 2 to Agreement and Plan of Merger, dated as of April 5, 2017, by and between Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.2	Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.3	Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National Bancorp of Virginia, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006)
3.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on October 14, 2009)
3.6	Amendment No. 2 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on April 5, 2017)
4.1	Specimen Stock Certificate of Southern National Bancorp of Virginia, Inc. (incorporated herein by reference to Exhibit 4.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.2	Form of Warrant Agreement (incorporated herein by reference to Exhibit 4.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.3	Form of Amendment to Warrant Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National Bancorp of Virginia Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
5.1	Opinion and Consent of Alston & Bird LLP as to the validity of the securities being registered*
8.1	Opinion and Consent of Alston & Bird LLP regarding certain tax matters*
8.2	Opinion and Consent of Troutman Sanders LLP regarding certain tax matters*
10.1	Form of Affiliate Agreement, dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Southern National Bancorp of Virginia, Inc. (incorporated herein by reference to Exhibit 99.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)

Exhibit No.	Description of Exhibit
10.2	Form of Affiliate Agreement, dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Eastern Virginia Bankshares, Inc. (incorporated herein by reference to Exhibit 99.2 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)
10.3	Form of Voting and Election of Consideration, dated as of December 13, 2016, by and among Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Eastern Virginia Bankshares, Inc. (incorporated herein by reference to Exhibit 99.3 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)
10.4	Agreement and Plan of Merger among Southern National Bancorp of Virginia, Inc., Prince George’s Federal Savings Bank, Sonabank and SONA Interim Federal Savings Bank, dated as of January 8, 2014 (incorporated herein by reference to Appendix A to the proxy statement/prospectus contained in Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-4 filed on March 14, 2014 (Registration No. 333-194564))
10.5	First Amendment to the Agreement and Plan of Merger by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank, dated as of February 20, 2014 (incorporated herein by reference to Appendix A to the proxy statement/prospectus contained in Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-4 filed on March 14, 2014 (Registration No. 333-194564))
10.6	Southern National Bancorp of Virginia, Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
10.7	Form of Change in Control Agreement with Georgia S. Derrico and R. Roderick Porter (incorporated herein by reference to Exhibit 10.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
10.8	Form of Southern National Bancorp of Virginia, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.9	Supplemental Executive Retirement Plan for Georgia Derrico (incorporated herein by reference to Exhibit 10.4 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.10	Supplemental Executive Retirement Plan for Rod Porter (incorporated herein by reference to Exhibit 10.5 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.11	Southern National Bancorp of Virginia, Inc. 2010 Stock Awards and Incentive Plan (incorporated herein by reference to Exhibit 4.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-8 (Registration No. 333-166511))
10.12	Form of Southern National Bancorp of Virginia, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-8 (Registration No. 333-166511))
21.1	Subsidiaries of Southern National Bancorp of Virginia, Inc. (attached as exhibit 21 to Southern National Bancorp of Virginia, Inc.’s Form 10-K for the year ended December 31, 2016 filed with the Commission on March 16, 2017 and incorporated herein by reference)
23.1	Consent of Dixon Hughes Goodman LLP**
23.2	Consent of Yount, Hyde & Barbour, P.C.**
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1)*

Exhibit No.	Description of Exhibit
23.4	Consent of Alston & Bird LLP (included in Exhibit 8.1)*
23.5	Consent of Troutman Sanders LLP (included in Exhibit 8.2)*
24.1	Power of Attorney (included on the signature page of this registration statement)*
99.1	Consent of FIG Partners LLC**
99.2	Consent of Sandler O’Neill & Partners, L.P.**
99.3	Form of Proxy Card of Southern National Bancorp of Virginia, Inc.**
99.4	Form of Proxy Card of Eastern Virginia Bankshares, Inc.*
99.5	Rule 438 consent of John F. Biagas, W. Rand Cook, F.L. Garrett, III, Eric A. Johnson, and Joe A. Shearin*

*
Previously filed

**
Filed herewith.

(b) Financial Statement Schedules.
All schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this registration statement.
Item 22.   Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 10, 2017.
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By:	/s/ Georgia S. Derrico Georgia S. Derrico Chairman of the Board and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.
Signature	Title	Date
/s/ Georgia S. Derrico Georgia S. Derrico	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 10, 2017
/s/ William H. Lagos William H. Lagos	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2017
* R. Roderick Porter	Vice Chairman of the Board and President	May 10, 2017
* Frederick L. Bollerer	Director	May 10, 2017
* Neil J. Call	Director	May 10, 2017
* John J. Forch	Director	May 10, 2017
* Charles A. Kabbash	Director	May 10, 2017
* W. Bruce Jennings	Director	May 10, 2017
* Robert Y. Clagett	Director	May 10, 2017
*	/s/ Georgia S. Derrico Georgia S. Derrico Attorney-in-Fact

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of December 13, 2016, by and among Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
2.1.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 8, 2017, by and between Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
2.1.2	Amendment No. 2 to Agreement and Plan of Merger, dated as of April 5, 2017, by and between Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares, Inc. (included in Appendix A to this joint proxy statement/prospectus, which is part of this registration statement)
3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.2	Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.3	Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National Bancorp of Virginia, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006)
3.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on October 14, 2009)
3.6	Amendment No. 2 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on April 5, 2017)
4.1	Specimen Stock Certificate of Southern National Bancorp of Virginia, Inc. (incorporated herein by reference to Exhibit 4.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.2	Form of Warrant Agreement (incorporated herein by reference to Exhibit 4.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.3	Form of Amendment to Warrant Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
5.1	Opinion and Consent of Alston & Bird LLP as to the validity of the securities being registered*
8.1	Opinion and Consent of Alston & Bird LLP regarding certain tax matters*
8.2	Opinion and Consent of Troutman Sanders LLP regarding certain tax matters*
10.1	Form of Affiliate Agreement, dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Southern National Bancorp of Virginia, Inc. (incorporated herein by reference to Exhibit 99.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)

Exhibit No.	Description of Exhibit
10.2	Form of Affiliate Agreement, dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Eastern Virginia Bankshares, Inc. (incorporated herein by reference to Exhibit 99.2 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)
10.3	Form of Voting and Election of Consideration, dated as of December 13, 2016, by and among Southern National Bancorp of Virginia, Inc., Eastern Virginia Bankshares, Inc. and certain shareholders of Eastern Virginia Bankshares, Inc. (incorporated herein by reference to Exhibit 99.3 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on December 14, 2016)
10.4	Agreement and Plan of Merger among Southern National Bancorp of Virginia, Inc., Prince George’s Federal Savings Bank, Sonabank and SONA Interim Federal Savings Bank, dated as of January 8, 2014 (incorporated herein by reference to Appendix A to the proxy statement/prospectus contained in Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-4 filed on March 14, 2014 (Registration No. 333-194564))
10.5	First Amendment to the Agreement and Plan of Merger by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank, dated as of February 20, 2014 (incorporated herein by reference to Appendix A to the proxy statement/prospectus contained in Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-4 filed on March 14, 2014 (Registration No. 333-194564))
10.6	Southern National Bancorp of Virginia, Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
10.7	Form of Change in Control Agreement with Georgia S. Derrico and R. Roderick Porter (incorporated herein by reference to Exhibit 10.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1 (Registration No. 333-136285))
10.8	Form of Southern National Bancorp of Virginia, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.9	Supplemental Executive Retirement Plan for Georgia Derrico (incorporated herein by reference to Exhibit 10.4 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.10	Supplemental Executive Retirement Plan for Rod Porter (incorporated herein by reference to Exhibit 10.5 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1/A filed on October 29, 2009 (Registration No. 333-162467))
10.11	Southern National Bancorp of Virginia, Inc. 2010 Stock Awards and Incentive Plan (incorporated herein by reference to Exhibit 4.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-8 (Registration No. 333-166511))
10.12	Form of Southern National Bancorp of Virginia, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-8 (Registration No. 333-166511))
21.1	Subsidiaries of Southern National Bancorp of Virginia, Inc. (attached as exhibit 21 to Southern National Bancorp of Virginia, Inc.’s Form 10-K for the year ended December 31, 2016 filed with the Commission on March 16, 2017 and incorporated herein by reference)
23.1	Consent of Dixon Hughes Goodman LLP**
23.2	Consent of Yount, Hyde & Barbour, P.C.**
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1)*

Exhibit No.	Description of Exhibit
23.4	Consent of Alston & Bird LLP (included in Exhibit 8.1)*
23.5	Consent of Troutman Sanders LLP (included in Exhibit 8.2)*
24.1	Power of Attorney (included on the signature page of this registration statement)*
99.1	Consent of FIG Partners LLC**
99.2	Consent of Sandler O’Neill & Partners, L.P.**
99.3	Form of Proxy Card of Southern National Bancorp of Virginia, Inc.**
99.4	Form of Proxy Card of Eastern Virginia Bankshares, Inc.*
99.5	Rule 438 consent of John F. Biagas, W. Rand Cook, F.L. Garrett, III, Eric A. Johnson, and Joe A. Shearin*

*
Previously filed.

**
Filed herewith.